SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement	[ ]	Confidential, For Use of the
Commission Only (as Permit-
[X] Definitive Proxy Statement		ted by Rule 14a-6(e) (2))

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

FOREMOST CORPORATION OF AMERICA
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[   ] No fee required.
[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
Common Stock, $1.00 par value
(2)	Aggregate number of securities to which transaction applies:
26,615,201 shares of outstanding common stock; 2,405,050 outstanding stock options
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$29.25 for each outstanding share of common stock and stock option, or $811,948,874.75 on a fully diluted basis
(4)	Proposed maximum aggregate value of transaction:
$811,948,874.75
(5)	Total fee paid:
$162,389.77
[X]      Fee paid previously with preliminary materials.
[   ]      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[FOREMOST CORPORATION OF AMERICA LOGO]

Foremost Corporation of America
5600 Beech Tree Lane
Caledonia Township, Michigan 49316

January 27, 2000

Dear Foremost Shareholder:

          You are cordially invited to attend a special meeting of shareholders of Foremost Corporation of America to be held at Foremost's Corporate Headquarters located at 5600 Beech Tree Lane, Caledonia Township, Michigan on Friday, February 25, 2000 at 10:30 a.m., local time.

          At the special meeting, you will be asked to vote upon a proposal to approve the Agreement and Plan of Merger dated as of October 18, 1999 by and among Foremost, Spartan Parent Corp., a newly formed Delaware corporation, and Spartan Acquisition Co., a newly formed Michigan corporation and wholly owned subsidiary of Spartan Parent Corp. Spartan Parent Corp. is owned by Farmers Insurance Exchange, Fire Insurance Exchange and Truck Insurance Exchange, each of which is a reciprocal insurance exchange headquartered in Los Angeles, California.

          If Foremost's shareholders approve the merger agreement, Spartan Acquisition Co. will be merged with and into Foremost, and each outstanding share of Foremost common stock will be converted into the right to receive $29.25 in cash. As a result of the merger, Foremost will become a wholly owned subsidiary of Spartan Parent Corp. You will not become a shareholder of Spartan Parent Corp. following the merger. Detailed information concerning the merger is in the accompanying proxy statement, and a copy of the merger agreement is attached as Annex A to the proxy statement, both of which you are urged to read carefully.

          Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Foremost common stock held by shareholders of record on December 29, 1999.

          Your board of directors, after careful consideration, has unanimously (with one director abstaining) approved the merger and the merger agreement and has determined that the merger is fair to and in the best interests of Foremost and our shareholders and recommends that you vote "FOR" approval of the merger and the merger agreement.

          The proxy statement and enclosed form of proxy are being mailed to shareholders on or about January 27, 2000.

          Regardless of whether you plan to attend the special meeting, we urge you to complete, sign and return promptly the enclosed proxy card or grant your proxy by telephone or the Internet as soon as possible to ensure that your shares will be voted at the special meeting. If you attend the special meeting, you may vote in person even if you previously returned or called in your proxy. Your vote is important regardless of the number of shares that you own. The merger cannot be completed unless Foremost shareholders approve the merger and the merger agreement.

          On behalf of the board of directors, we thank you for your support and urge you to vote "FOR" approval of the merger and the merger agreement.
Sincerely, /s/ Richard L. Antonini Richard L. Antonini Chairman of the Board, President and Chief Executive Officer

Foremost Corporation of America
5600 Beech Tree Lane
Caledonia Township, Michigan 49316
__________________________________
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To be held on February 25, 2000

To the Shareholders of Foremost Corporation of America:

          A special meeting of shareholders of Foremost Corporation of America will be held at 10:30 a.m., local time, on Friday, February 25, 2000 at Foremost's Corporate Headquarters located at 5600 Beech Tree Lane, Caledonia Township, Michigan, for the following purposes:

1.

To vote upon the Agreement and Plan of Merger, dated as of October 18, 1999, by and among Foremost, Spartan Parent Corp., a newly formed Delaware corporation, and Spartan Acquisition Co., a newly formed Michigan corporation and wholly owned subsidiary of Spartan Parent Corp. Spartan Parent Corp. is owned by Farmers Insurance Exchange, Fire Insurance Exchange and Truck Insurance Exchange, each of which is a reciprocal insurance exchange headquartered in Los Angeles, California. The merger agreement provides that Spartan Acquisition Co. will merge with and into Foremost and that Foremost will become a wholly owned subsidiary of Spartan Parent Corp. If Foremost shareholders approve the merger and the merger agreement, among other things:

	•	each outstanding share of Foremost common stock will be converted into the right to receive $29.25 in cash

	•	Spartan Parent Corp. will acquire Foremost and Foremost will become a wholly owned subsidiary of Spartan Parent Corp.

2.	To transact other business that may properly come before the special meeting or any adjournment of the meeting.

          Your board of directors has fixed the close of business on December 29, 1999 as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting or any adjournment of the meeting. Only shareholders of record are entitled to notice of, and to vote at, the special meeting or any adjournment of the meeting.

          The accompanying proxy statement describes the proposed merger and the merger agreement in more detail and a copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read both documents carefully.

          Your board of directors, after careful consideration, has unanimously (with one director abstaining) approved the merger and the merger agreement and has determined that the merger is fair to and in the best interests of Foremost and our shareholders and recommends that you vote "FOR" approval of the merger and the merger agreement.

          Your vote is important regardless of the number of shares that you own. The affirmative vote of the holders of a majority of the outstanding shares of Foremost common stock is required for approval of the merger and the merger agreement. Even if you plan to attend the special meeting in person, please sign and return the enclosed proxy card or grant your proxy by telephone or the Internet as soon as possible to ensure that your shares will be represented at the special meeting if you are unable to attend. If you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.
By Order of the Board of Directors, /s/ Richard L. Antonini Richard L. Antonini Chairman of the Board, President and Chief Executive Officer
Caledonia Township, Michigan January 27, 2000

PROXY STATEMENT
TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE FOREMOST/SPARTAN MERGER	1

SUMMARY OF THE PROXY STATEMENT	2

SELECTED HISTORICAL FINANCIAL INFORMATION	5

COMPARATIVE PER SHARE DATA	6

MARKET PRICE AND DIVIDEND INFORMATION	6

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	7

SPECIAL MEETING OF FOREMOST SHAREHOLDERS	9
Date, Time and Place of Meeting	9
Purpose of the Special Meeting	9
Record Date; Voting Rights; Proxies	9
Solicitation of Proxies	10
Quorum	10
Required Vote	10

THE MERGER	11
Structure of the Merger	11
Background of the Merger	11
Recommendation of Foremost's Board and Reasons for the Merger	13
Interests of Certain Persons in the Merger	15
Completion and Effectiveness of the Merger	17
Conversion of Foremost Common Stock	18
Effect on Foremost Stock Options	18
Exchange of Shares of Foremost Common Stock	18
Opinion of Foremost's Financial Advisor	18
Financing for the Merger	24
Accounting Treatment	24
Regulatory Approvals	24
Expenses	26
Federal Income Tax Consequences	26
Dissenters' Rights	26
Operations After the Merger	27

THE MERGER AGREEMENT	27
Representations and Warranties	27
Covenants	29
Conditions to the Merger	31
Termination	33
Effect of Termination	34
Payment of Expenses and Termination Fee	34
Extension, Amendment and Waiver of the Merger Agreement	35

FOREMOST'S BUSINESS	35

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	43

FOREMOST'S MANAGEMENT	53

OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT OF FOREMOST	55

PROJECTIONS OF FUTURE OPERATING RESULTS	58

-i-

DESCRIPTION OF FOREMOST CAPITAL STOCK	60

SPARTAN'S BUSINESS	62

SHAREHOLDER PROPOSALS	62

INDEPENDENT AUDITORS	63

LEGAL MATTERS	63

WHERE YOU CAN FIND MORE INFORMATION	63

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY FINANCIAL DATA	F-1

ANNEXES:

ANNEX A – Agreement and Plan of Merger
ANNEX B – Opinion of Morgan Stanley & Co. Incorporated

-ii-

QUESTIONS AND ANSWERS
ABOUT THE FOREMOST/SPARTAN MERGER
Q:	Why are we proposing to merge? (see page 13)

A:

Your board of directors believes that the merger represents the best alternative available for maximizing the value of your investment in Foremost common stock. The price of $29.25 per share, which you will receive if the merger is completed, represents a 22% premium over the price of Foremost common stock on October 18, 1999, the day before the merger was announced.

Q:	Who is the buyer in the merger? (see page 62)

A:

If the merger is completed, Spartan Parent Corp. will own Foremost. Spartan is owned by Farmers Insurance Exchange, Fire Insurance Exchange and Truck Insurance Exchange (collectively, the "Exchanges"), each of which is a reciprocal insurance exchange headquartered in Los Angeles, California. Each Exchange is owned by the policyholders of that Exchange. Each Exchange has appointed Farmers Group, Inc. or one of its subsidiaries as the exclusive attorney-in-fact to provide management services to that Exchange. The Exchanges and their subsidiaries, together, are the third largest insurers of automobiles and homes in the United States.

Q:	What will I receive in the merger? (see page 11)

A:	If the merger is completed, you will receive $29.25 in cash for each share of Foremost common stock that you owned.

Q:	When is the shareholders' meeting relating to the merger and what specific proposal will I be asked to consider? (see page 9)

A:

The Foremost special meeting will take place at 10:30 a.m., local time, on Friday, February 25, 2000 at Foremost's Corporate Headquarters located at 5600 Beech Tree Lane, Caledonia Township, Michigan. At the special meeting, you will be asked to approve the merger and the merger agreement.

Q:	What do I need to do now? (see page 9)

A:

After carefully reading and considering the information contained in this proxy statement, please complete and sign your proxy card and mail it in the enclosed envelope or grant your proxy by telephone or the Internet as soon as possible so that your shares will be represented and voted at the special meeting or at any adjournment of the special meeting.

Q:	If my shares are held in a brokerage account, will my broker vote my shares for me? (see page 10)

A:

If your shares are held by your broker or other nominee in street name, your broker will not vote your shares unless you follow the instructions your broker provides to you regarding how to vote your shares.

Q:	What do I do if I want to change my vote? (see page 9)

A:

You may change your vote at any time before it is voted. If you have given a proxy by using the enclosed proxy card, you can write to our Corporate Secretary stating that you wish to revoke your proxy and that you need another proxy card. Alternatively, you can vote again, either over the Internet or by telephone. Your last vote is the vote that will be counted. If you attend the meeting, you may vote by ballot and cancel any previous vote.

Q:	Should I send in my stock certificates now? (see page 18)

A:	No. After the merger is completed, our exchange agent will send you written instructions for exchanging your stock certificates for cash.

Q:	When do you expect the merger to be completed and effective? (see page 17)

A:

We are working toward completing the merger as quickly as possible. In addition to Foremost shareholder approval, Foremost and Spartan must obtain regulatory and other approvals. We anticipate that the merger will be completed in the first quarter of 2000.

Q:	Whom should I call with questions?

A:

If you have any questions about the merger, please call D.F. King & Co., Inc., our proxy solicitor, toll-free at (800) 659-5550 or call Paul D. Yared, Senior Vice President, Secretary and General Counsel of Foremost, at (616) 942-3000.

SUMMARY OF THE PROXY STATEMENT

          This summary highlights selected information contained elsewhere in this proxy statement. The summary does not contain all of the information that is important to you. To fully understand the merger, we urge you to read carefully the entire proxy statement and the other documents referred to in this proxy statement.

Overview

Spartan, Foremost and a wholly owned subsidiary of Spartan entered into a merger agreement on October 18, 1999. Under the terms of the merger agreement, upon completion of the merger, each outstanding share of Foremost common stock will be converted into the right to receive $29.25 in cash. Upon completion of the merger, Foremost will become a wholly owned subsidiary of Spartan.

The Companies

Foremost Corporation of America (see page 35)
5600 Beech Tree Lane
Caledonia Township, Michigan 49316
(616) 942-3000

We are a holding company which, through our subsidiaries, provides property and casualty insurance primarily for mobile homes and recreational vehicles. We believe that as of the date of this proxy statement we were the leading writer of mobile home property and casualty insurance in the United States. We also write private passenger automobile and homeowners insurance. We sell property and casualty insurance to mobile home and recreational vehicle owners through independent agents and general agents, as well as through dealer agents. We also write property and casualty insurance on a direct response basis.

Spartan Parent Corp. (see page 62)
4680 Wilshire Boulevard
Los Angeles, California 90010
(323) 932-3200

Spartan is owned by the Exchanges. Each Exchange is owned by the policyholders of that Exchange. Each Exchange has appointed Farmers Group, Inc. or one of its subsidiaries as the exclusive attorney-in-fact to provide management services to that Exchange. The Exchanges and their subsidiaries, together, are the third largest insurers of automobiles and homes in the United States. Following completion of the merger, Spartan will own Foremost and currently intends to distribute the Foremost common stock owned by it to the Exchanges so that Foremost will be owned directly by the Exchanges.

What You Will Receive in the Merger (see page 11)

If the merger is completed, you will receive $29.25 in cash for each share of Foremost common stock that you owned.

Material Federal Income Tax Consequences (see page 26)

The receipt of cash in exchange for shares of Foremost common stock will be a taxable transaction to Foremost shareholders for United States federal income tax purposes, and also may be a taxable transaction under applicable foreign, state and local income tax laws. Generally, for United States federal income tax purposes, you will recognize gain or loss in an amount equal to the difference between the sum of the cash that you receive in the merger and your adjusted tax basis in the shares of Foremost common stock you surrender in the merger.

The tax consequences of the merger to you will depend on the facts of your own situation. You are urged to consult your tax advisors for a full understanding of the tax consequences of the merger to you.

Recommendation of Foremost's Board (see page 13)

Your board of directors, after careful consideration, has unanimously (with one director abstaining) approved the merger and the merger agreement and has determined that the merger is fair to and in the best interests of Foremost and our shareholders. Your board of directors recommends that you vote "FOR" approval of the merger and the merger agreement.

Interests of Certain Persons in the Merger (see page 15)

You should note that certain members of Foremost's board of directors and management have interests in the merger that may be different from, or in addition to, your interest as a shareholder. These interests include:
•	all outstanding stock options, whether or not vested, held by Foremost employees, including options held by officers, will be cancelled immediately before completion of the merger and each former holder of an option will receive a cash payment equal to the aggregate number of stock options held by that holder multiplied by the excess of $29.25 over the applicable exercise prices of the options

•	certain executive officers of Foremost will become entitled to enhanced severance benefits, including cash payments and other benefits, under specified circumstances

Opinion of Foremost's Financial Advisor (see page 18)

We retained Morgan Stanley & Co. Incorporated to act as our financial advisor in connection with the merger. At the October 13, 1999 meeting of our board of directors, Morgan Stanley advised the board that, subject to the approval of Morgan Stanley's opinion committee, it would be prepared to render a formal opinion that, as of the date of the opinion, the consideration to be received by the holders of Foremost common stock pursuant to the merger agreement was fair from a financial point of view to our shareholders. Morgan Stanley delivered its written opinion on October 18, 1999. This opinion is not a recommendation as to how you should vote with respect to the merger. We have attached Morgan Stanley's opinion to this proxy statement as Annex B. You are urged to read it in its entirety.

Special Meeting (see page 9)

The special meeting of Foremost's shareholders will take place on Friday, February 25, 2000 at Foremost's Corporate Headquarters located at 5600 Beech Tree Lane, Caledonia Township, Michigan, at 10:30 a.m., local time. At the meeting, you will vote on a proposal to approve the merger and the merger agreement.

Record Date for Voting; Required Vote (see page 9)

You can vote at the special meeting of Foremost shareholders if you owned Foremost common stock at the close of business on December 29, 1999. The approval of a majority of the outstanding shares of Foremost common stock is required to approve the merger and the merger agreement.

Conditions to Completion of the Merger (see page 31)

Completion of the merger depends on the satisfaction or waiver of a number of conditions, including the following:
•	our shareholders must approve the merger and the merger agreement

•	there must not be any injunction or legal restraint blocking the merger or government proceedings trying to block the merger

•	all waiting periods under applicable antitrust laws must have expired or been terminated, which waiting periods were terminated on November 16, 1999

•	all filings required to be made with the commissioners of insurance of various states and other governmental authorities by Foremost or Spartan or any of their affiliates must have been made and all consents and approvals from the commissioners of insurance and other governmental authorities necessary for the merger must have been received

•	Foremost and Spartan must have received all necessary third party consents

•	there must not be any development with respect to us or our subsidiaries that has had or would reasonably be expected to have a material adverse effect on our business taken as a whole

Termination of the Merger Agreement; Fees Payable (see pages 33 and 34)
•	Spartan and Foremost may agree to terminate the merger agreement at any time by mutual written consent of both parties

•	Either Spartan and Foremost also may terminate the merger agreement under any of the following circumstances:

•	a court or regulatory agency has prohibited the merger and no appeal is possible

•	it becomes impossible for any condition to a party's obligations to be satisfied before completion of the merger

•	our shareholders do not approve the merger and the merger agreement

•	the merger has not been completed by May 31, 2000 or, under specified circumstances relating to obtaining regulatory approvals or consents, July 30, 2000

•	Spartan may terminate the merger agreement under any of the following circumstances:

•	we breach any of our representations, warranties, covenants or agreements in a specified manner

•	our board of directors does any of the following:

•	withdraws, amends or modifies its recommendation of the merger and the merger agreement in a manner materially adverse to Spartan

•	approves, recommends or enters into a superior transaction

•	in response to the commencement of a tender offer or exchange offer for 15% or more of the outstanding shares of Foremost common stock, does not recommend rejection of the tender offer or exchange offer to our shareholders

•	We may terminate the merger agreement under any of the following circumstances:

•	Spartan, Spartan Acquisition Co. or an Exchange breaches any of their representations, warranties, covenants or agreements in a specified manner

•	our board of directors approves a superior transaction; however, we may only exercise this termination right if we (a) pay Spartan a $20 million termination fee, (b) comply with the relevant provisions of the merger agreement relating to not soliciting alternative proposals to acquire our business and (c) comply with the specified notice and waiting period provisions in the merger agreement

We will pay Spartan a termination fee of $20 million if the merger agreement is terminated under any of the following circumstances and, before the termination, there was a publicly announced acquisition proposal by a third party:
•	Spartan terminates the merger agreement because we have breached any of our representations, warranties, covenants or agreements in a specified manner

•	Foremost or Spartan terminate the merger agreement because our shareholders do not approve the merger and the merger agreement

•	Spartan terminates the merger agreement because of any of the following:

•	our board of directors withdraws, amends or modifies its recommendation of the merger and the merger agreement in a manner materially adverse to Spartan

•	we or our board approves, recommends or enters into a superior transaction

•	in response to the commencement of a tender offer or exchange offer for 15% or more of the outstanding shares of Foremost common stock, our board does not recommend rejection of the tender offer or exchange offer to our shareholders

If the merger agreement is terminated under the circumstances outlined above, whether or not an acquisition proposal by a third party is publicly announced, we also will pay up to $2 million of Spartan's reasonable costs and expenses actually incurred by Spartan in connection with the merger agreement.

In addition, we will pay Spartan a termination fee of $20 million and up to $2 million of Spartan's reasonable costs and expenses if we terminate the merger agreement because our board has determined that approving and entering into an agreement for a superior transaction is required to comply with its fiduciary duties to shareholders under applicable law.

If Spartan terminates the merger agreement for the reasons set forth in the merger agreement, Spartan is not required to pay us a termination fee or reimburse us for our expenses. However, if Spartan determines not to proceed with the merger and is not otherwise entitled to terminate the merger agreement, we would be able to bring an action against Spartan for damages.

Regulatory Matters (see page 24)

Completion of the merger is subject to regulatory requirements, including expiration or termination of the waiting period under the Hart-Scott-Rodino Act, which was terminated on November 16, 1999. Completion of the merger also is subject to obtaining required regulatory approvals from various state insurance commissions.

Accounting Treatment (see page 24)

We have been informed by the Exchanges that the merger will be accounted for under the statutory purchase method of accounting under the rules and regulations of the California insurance commissioner. Under this method, the Exchanges will record the Foremost insurance subsidiaries at their historical statutory surplus and noninsurance subsidiaries at historical equity calculated in accordance with generally accepted accounting principles.

No Dissenters' Rights (see page 26)

Under Michigan law, Foremost shareholders are not entitled to dissenters' rights in connection with the merger.

SELECTED HISTORICAL FINANCIAL INFORMATION

          We are providing the following information to aid you in your analysis of the financial aspects of the merger. We have derived the following financial information from our audited financial statements for the years ended December 31, 1994 through December 31, 1998 and unaudited financial statements for the nine months ended September 30, 1998 and 1999. You should read this information in connection with our historical consolidated financial statements and related notes beginning on page F-1 of this proxy statement.
	Nine Months Ended September 30,		Year Ended December 31,
Consolidated Financial Information	1999	1998	1998	1997	1996	1995	1994
	(unaudited)
(in thousands, except share data, ratios and number of shareholders and employees)

Insurance premium written and assumed – continuing operations	$357,840	$343,472	$441,588	$434,964	$421,100	$426,988	$416,244
Net insurance premium earned – continuing operations	334,590	326,483	436,230	429,210	427,565	426,282	409,929
Total income – continuing operations	361,439	352,429	470,396	469,756	461,126	457,453	440,126
Net income – continuing operations before extraordinary loss	34,816	32,522	46,678	50,756	23,168	43,238	27,436
Net income	34,816	29,212	43,368	50,866	23,529	45,325	29,697
Earnings per share – continuing operations before extraordinary loss	1.30	1.19	1.71	1.82	0.79	1.41	0.86
Earnings per share	1.30	1.07	1.59	1.82	0.80	1.48	0.93
Total assets	771,079	760,875	753,196	744,780	721,578	746,052	703,751
Invested assets – continuing operations – at cost	500,689	483,132	477,874	481,300	468,559	472,745	433,373
Invested assets – continuing operations – at market	498,093	501,701	493,695	513,460	494,775	494,346	428,724
Short-term debt outstanding	5,223	7,699	7,204	2,687	2,434	4,199	9,981
Long-term debt outstanding	78,727	83,950	82,649	89,514	92,417	95,048	97,425
Shareholders' equity	268,802	255,485	264,155	255,451	231,422	244,197	206,626
Shareholders' equity per share	10.10	9.38	9.72	9.22	8.07	8.11	6.64
Return on beginning shareholders' equity – continuing operations	17.6%	17.0%	18.3%	21.9%	9.5%	20.9%	12.9%
Return on beginning shareholders' equity	17.6%	15.2%	17.0%	22.0%	9.6%	21.9%	13.9%
Average shares outstanding	26,736,742	27,391,047	27,336,587	27,891,076	29,593,929	30,665,397	31,810,752
Shares outstanding at period end	26,615,201	27,232,940	27,166,240	27,700,872	28,686,972	30,104,340	31,097,988
Dividends paid per share	0.27	0.27	0.36	0.36	0.36	0.36	0.36
Price range – high	25.38	24.31	25.63	23.57	20.17	17.33	12.50
Price range – low	18.06	17.88	15.81	17.71	16.92	11.83	10.08
Price/earnings ratio(1)	10-15	13-17	10-16	10-13	21-25	8-12	11-13
Number of shareholders	1,113	1,129	1,114	1,147	1,202	1,272	1,338
Number of employees	1,214	1,212	1,215	1,156	1,077	1,015	1,008

Property and Casualty Information:
Statutory policyholders' surplus	201,649	206,147	203,846	220,522	201,320	200,458	181,269
Ratio of net premiums written to statutory policyholders' surplus	2.2	2.1	2.1	1.9	2.0	2.1	2.1
Ratio of loss and loss expense reserves to statutory policyholders' surplus	0.4	0.4	0.4	0.4	0.5	0.5	0.5
Combined loss and expense ratio – GAAP basis	93.4%	93.5%	92.4%	91.0%	98.7%	91.1%	96.3%
____________________
(1)         Ratios reported for September 30, 1999 and 1998 are annualized.

COMPARATIVE PER SHARE DATA

          The following table lists the historical per share data of Foremost common stock. You should read the information set forth below along with the selected historical financial data included in this proxy statement.

	Nine Months Ended September 30, 1999	Fiscal Year Ended December 31, 1998
(unaudited)

Basic net income per share	$ 1.30	$ 1.59
Diluted net income per share	$ 1.28	$ 1.56
Book value per share(1)	$10.10	$ 9.72
Cash dividends per share	$ .27	$ .36
_______________
(1)	The historical book value per share is computed by dividing historical shareholders' equity as of the end of each period by the number of shares of Foremost common stock outstanding at that time.

MARKET PRICE AND DIVIDEND INFORMATION

          Foremost common stock has been listed on the New York Stock Exchange under the symbol "FOM" since April 17, 1996. Before April 17, 1996, Foremost common stock was traded on The Nasdaq National Market under the symbol "FCOA." We declared a three-for-one stock split for holders of Foremost common stock on January 5, 1998. The following table sets forth, for the periods indicated, the high and low closing sales prices for Foremost common stock as reported by the NYSE. The stock prices shown below have been adjusted to reflect the three-for-one stock split.
	High	Low
1997 Calendar Year
Quarter ended March 31	$20.20	$19.05
Quarter ended June 30	20.00	17.70
Quarter ended September 30	20.31	18.50
Quarter ended December 31	23.56	19.17
1998 Calendar Year
Quarter ended March 31	$25.00	$22.50
Quarter ended June 30	25.63	22.50
Quarter ended September 30	24.31	17.88
Quarter ended December 31	21.00	15.81
1999 Calendar Year
Quarter ended March 31	$20.81	$18.06
Quarter ended June 30	23.38	18.69
Quarter ended September 30	25.38	22.06
Quarter ended December 31	28.38	23.25
2000 Calendar Year
Quarter through January 19	$28.44	$28.25

          On October 18, 1999, the last trading day before announcement of the merger agreement, the closing price of Foremost common stock as reported by the NYSE was $23.94. On January 19, 2000, the closing price of Foremost common stock as reported on the NYSE was $28.44. We urge you to obtain current market quotations before voting on the merger.

          At January 19, 2000, there were approximately 1,082 holders of record of Foremost common stock.

          Since January 1, 1997, we have declared regular quarterly cash dividends of $.09 per share. On November 1, 1999, we declared our latest quarterly dividend of $.09 per share payable on December 15, 1999 to shareholders of record on November 15, 1999. The merger agreement permits a continuation of the regular quarterly dividend declarations until completion of the merger. Our principal source of funds for the payment of dividends is dividend income from our insurance subsidiaries. The ability of our subsidiaries to pay dividends to us is governed by applicable insurance laws, as described in the notes to our historical financial statements beginning on page F-1 of this proxy statement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

          This proxy statement contains statements that are not historical facts. These statements are called "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve important known and unknown risks and uncertainties and other factors and can be identified by phrases using "estimate," "anticipate," "believe," "project," "expect," "intend," "predict," "potential," "future," "may," "should" and similar expressions or words. Our future results, performance or achievements may differ materially from the results, performance or achievements discussed in the forward-looking statements. There are numerous factors that could cause actual results to differ materially from the results discussed in forward-looking statements, including:
•	the impact that the following factors can have on our business and the insurance industry in general:

•	changes in the mobile home industry: these changes can have a negative impact on us because a large percentage of our revenues are generated in this market; we are not extensively diversified throughout the insurance industry

•	changes in the recreational vehicle industry: this market can sustain periods of substantial growth and substantial decline and, therefore, we cannot be sure that growth will occur in the future; if recreational vehicle sales become stagnant, then the portion of our insurance revenues that depends upon this market could suffer due to declining sales of our insurance products

•	weather-related disasters: our insurance primarily covers mobile homes and recreational vehicles, items that are particularly susceptible to natural calamities; therefore, weather-related disasters, including hurricanes, tornadoes, floods and wind storms, can result in large numbers of claims, which could strain our financial resources

•	non-weather-related natural disasters, including earthquakes: these disasters can result in large numbers of claims, which could strain our financial resources

•	changes in competition and pricing environments: if competition involving premium pricing increases in segments of the insurance industry, larger companies with greater capital reserves and more substantial diversification may have more options at their disposal for handling increased competition than we do

•	our entry into standard automobile insurance: we have a limited operating history as an insurer of automobiles; our limited experience creates risks that we will not be able to respond to market changes or forces in ways that more seasoned competitors would be able to do

•	changes in existing insurance laws or the introduction of new insurance laws, regulations or policies that could affect our business practices: these laws, regulations or policies could impact the insurance industry as a whole, or could impact only those portions of the insurance industry in which we are currently active, for example, laws regulating mobile home insurance; in either case, our profitability could be injured due to an overall insurance market decline or due to our inability to compete with other insurance companies that are unaffected by these laws, regulations or policies

•	changes in tax or other federal or state laws: these laws could:

•	impact the insurance industry as a whole, causing market decline

•	impact those segments of the economy upon which we heavily rely, such as mobile homes or recreational vehicles

•	be concentrated in regions within which we conduct a large percentage of our business

•	progress made with respect to Year 2000 compliance, including the handling of the potential effects of noncompliance by third parties upon whom we rely: although we have completed 100% of the required modifications of our mainframe computer applications, if a third party fails to address the Year 2000 problem in a timely manner, we cannot predict how that failure would affect our business operations; however, the extent to which the computer operations, utility infrastructures and other systems of our important third parties are adversely affected could, in turn, affect our ability to operate or communicate with these third parties and could materially affect our results of operations in any period or periods

•	changes in economic conditions, including changes in interest rates, financial market performance and the insurance industry: these types of changes can impact the economy in general, resulting in a downward trend that impacts not only our business, but all insurance companies; or, the changes can impact only those parts of the economy upon which we rely in a unique fashion, including, by way of example:

•	those portions of the economy in which we have chosen to invest as a means of carefully growing our assets

•	regional recessions or depressions that impact areas in which we generate large portions of our revenues; note, for example, the top 10 states within which we generate our revenues as described in the "Foremost's Business" section of this proxy statement; these types of recessions could reduce our ability to compete in the insurance market

•	both our ability and Spartan's ability to obtain the necessary state and federal regulatory approvals for the merger

•	our and Spartan's expectations with respect to:

•	the timing of the merger

•	our likely future performance

•	the desirability of the merger

•	factors that we have discussed in previous public reports and other documents filed with the Securities and Exchange Commission

          This list provides examples of factors that could affect the results described by forward-looking statements contained in this proxy statement. However, this list is not intended to be exhaustive; many other factors could impact our business and it is impossible to predict with any accuracy which factors could result in which negative impacts. Although we believe that the forward-looking statements contained in this proxy statement are reasonable, we cannot provide you with any guarantee that the anticipated results will be achieved. All forward-looking statements in this proxy statement are expressly qualified in their entirety by the cautionary statements contained in this section and you are cautioned not to place undue reliance on the forward-looking statements contained in this proxy statement. In addition to the risks listed above, other risks may arise in the future, and we disclaim any obligation to update information contained in any forward-looking statement.

SPECIAL MEETING OF FOREMOST SHAREHOLDERS

Date, Time and Place of Meeting

          The special meeting of our shareholders will be held at Foremost's Corporate Headquarters located at 5600 Beech Tree Lane, Caledonia Township, Michigan, on Friday, February 25, 2000, at 10:30 a.m., local time.

Purpose of the Special Meeting

          At the special meeting, you will vote on a proposal to approve the merger and the merger agreement. You also could be asked to consider and vote on any other matters that are properly submitted at the special meeting. Additionally, you could be asked to vote upon a proposal to adjourn the special meeting. An adjournment could be used for the purpose of allowing additional time for solicitation of additional votes to approve the merger and the merger agreement.

          Your board of directors, after careful consideration, has unanimously (with one director abstaining) approved the merger and the merger agreement and has determined that the merger is fair to and in the best interests of Foremost and our shareholders and recommends that you vote "FOR" approval of the merger and the merger agreement.

Record Date; Voting Rights; Proxies

          Only holders of Foremost common stock at the close of business on December 29, 1999, the record date, are entitled to notice of and to vote at the special meeting. As of the record date, there were approximately 26,615,201 shares of Foremost common stock issued and outstanding, each entitled to one vote.

          The accompanying form of proxy is for use at the special meeting, regardless of whether you will be able to attend the special meeting. To ensure that your shares are represented at the special meeting, you are urged to sign and return the proxy card in the enclosed envelope or grant your proxy by telephone or the Internet as soon as possible. All shares of Foremost common stock represented by properly authorized proxies will, unless the proxies previously have been revoked, be voted in accordance with the instructions indicated in the proxies. If no instructions are indicated, shares of Foremost common stock represented by proxies will be voted "FOR" approval of the merger and the merger agreement.

          Holders of shares of Foremost common stock may vote their shares either in person or by a duly authorized proxy. You may grant a proxy by any of the following three methods:
•	By Mail. To grant your proxy by mail, please complete, sign and return the proxy card in the enclosed envelope.

•	By Telephone. You may call the toll-free number listed on your proxy card to grant your proxy. You must have your proxy card ready when you place the call. Call the toll-free number provided on your proxy card and follow the instructions, using the voter control number provided on the proxy card.

•	By the Internet. You also may use the Internet to grant your proxy. You must have your proxy card ready when you access the Internet. Go to the website listed on the proxy card, follow the instructions provided and, when prompted, use the voter control number provided on the proxy card.

          We do not know of any matters other than as described in the notice of special meeting of shareholders that are to come before the special meeting. If any other matter is properly presented for action at the special meeting, the persons named in the enclosed form of proxy will have discretion to vote on the matters in accordance with their best judgment. You may change your vote at any time before it is voted. If you have given a proxy by using the enclosed proxy card, you can write to our Corporate Secretary stating that you wish to revoke your proxy and that you need another proxy card. Alternatively, you can vote again, either over the Internet or by telephone. Your last vote is the vote that will be counted. If you attend the meeting, you may vote by ballot and cancel any previous proxy. However, mere attendance at the special meeting will not by itself have the effect of revoking the proxy. If your broker has been instructed to vote your shares, you must follow directions received from your broker to change your vote. Votes cast by proxy or in person at the special meeting will be tabulated by the inspectors of election appointed for the special meeting.

Solicitation of Proxies

          Proxies are being solicited by and on behalf of our board of directors. We will bear all expenses in connection with the solicitation of proxies. In addition to solicitation by use of the mails, our directors, officers and employees may solicit proxies from holders of Foremost common stock by telephone, in person or through other means of communication. Our directors, officers and employees will not be additionally compensated for, but may be reimbursed by us for out-of-pocket expenses incurred in connection with, the solicitation. In addition, arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of shares of Foremost common stock and secure their voting instructions, if necessary. We will reimburse these record holders for their reasonable out-of-pocket expenses in doing so. D.F. King & Co., Inc. will assist in the solicitation of proxies for an estimated fee of $5,000, plus reasonable out-of-pocket expenses.

Quorum

          The presence in person or by properly executed proxy of holders of a majority of all issued and outstanding shares of Foremost common stock entitled to vote is necessary for a quorum at the special meeting. For purposes of determining whether a quorum is present, the inspectors of election will include shares that are present or represented by proxy, even if the holders of the shares abstain from voting on any particular matter.

          The shareholders present at the special meeting, in person or by proxy, may by a majority vote adjourn the meeting despite the absence of a quorum. If there is not a quorum at the meeting, we expect that the meeting will be adjourned to solicit additional proxies.

Required Vote

          Approval of the merger and the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Foremost common stock. The merger agreement provides that approval of our shareholders is a condition to completion of the merger.

          If the merger is not approved, we will continue to operate our business as an independent entity. We also may continue to consider other strategic alternatives, including a possible alliance with a national writer of automobile and homeowners insurance that would enable us to pursue growth in our standard lines as an independent entity.

          For purposes of determining whether the merger and the merger agreement have been approved, the inspectors of election will include failures to vote, abstentions and broker non-votes in the number of shares deemed to have voted on the merger at the special meeting. Accordingly, failures to vote and abstentions will have the effect of a "no" vote on the proposal to approve the merger and the merger agreement. Your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

          If you vote against the merger and the merger agreement by proxy and a proposal to adjourn the meeting for the purpose of soliciting additional votes in favor of the merger and the merger agreement is presented, the persons named in the enclosed form of proxy will not vote your shares in favor of the adjournment proposal.

          As of January 19, 2000, Foremost's directors, officers and 10% shareholders beneficially owned an aggregate of 9,217,319 shares of Foremost common stock (based on the number of shares owned by these individuals and entities and the number of shares issuable upon exercise of options within 60 days of January 19, 2000 assuming the merger is not approved), or approximately 33.08% of the shares of Foremost common stock that were issued and outstanding on that date. Officers and directors of Foremost holding an aggregate of approximately

18.33% of the issued and outstanding shares of Foremost common stock as of January 19, 2000 have indicated that they intend to vote their shares "FOR" approval of the merger and the merger agreement.

          The matters to be considered at the special meeting are important to you. Accordingly, you are urged to read and consider carefully the information presented in this proxy statement, and to complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope or grant your proxy by telephone or the Internet. You should not send any stock certificates with your proxy cards.

THE MERGER

          The following discussion summarizes the proposed merger and related matters. The discussion does not, however, contain a complete explanation of the merger and is qualified in its entirety by reference to the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement and is incorporated in this proxy statement by reference. You should read the merger agreement because it, and not this proxy statement, is the legal document that governs the merger.

Structure of the Merger

          The merger agreement provides that at the effective time of the merger, Spartan Acquisition Co., a wholly owned subsidiary of Spartan, will be merged with and into Foremost. Foremost will survive the merger as a wholly owned subsidiary of Spartan. Under the terms of the merger agreement, you will receive $29.25 in cash in exchange for each share of Foremost common stock that you own. Upon completion of the merger, Foremost common stock will be delisted from the NYSE, deregistered under the Exchange Act and will no longer be publicly traded. Following completion of the merger, Spartan currently intends to distribute the Foremost common stock owned by it to the Exchanges so that Foremost will be owned directly by the Exchanges.

Background of the Merger

          As part of our strategic planning, we continually review trends and strategic opportunities in the insurance industry. In this vein, we have sought to explore the ways in which we could expand our business.

          Since 1996, we have pursued business expansion beyond our specialty lines through the development of our automobile and homeowners products, also known as standard lines. We began the expansion process by building a strong new base for our standard lines on a direct response basis through affinity relationships. This strategy involved not only affinity relationships, but also included a regional focus. We considered, reviewed and monitored our progress, as well as the costs and potential risks involved in this expansion.

          During the fall of 1998, we reviewed the investment needed to expand our standard lines growth plans nationwide and to better serve our affinity groups. As we assessed the cost and risk associated with the development of a nationwide standard lines program, management also explored possible strategic alliances with several national standard lines writers as an alternative approach to internal expansion during late 1998 and early 1999. We also began to consider the alternate approach of selling our business, examining whether our growth strategy might be better accomplished through a business combination with another company. After we compared business combination alternatives with the risks and costs involved in continuing to expand our standard lines, we determined that business combinations warranted closer examination.

          Therefore, at our regular board of directors meeting on April 29, 1999, our directors appointed a special committee of the board consisting of Messrs. Richard L. Antonini, Richard A. Kayne and Michael de Havenon to evaluate a variety of strategic alternatives, including business combinations. The board authorized and directed the special committee to:

•	solicit from other companies or individuals indications of interest regarding the potential for strategic alternatives

•	negotiate the terms and conditions of any strategic alternative

•	make recommendations to the board regarding actions, including but not limited to transactions with other companies or individuals, as the special committee determined to be in the best interest of our shareholders

          On May 17, 1999, the special committee interviewed four investment banking firms in connection with the engagement of a financial advisor to assist the special committee and our board of directors in its evaluation of strategic alternatives.

          On June 30, 1999, a special meeting of our board of directors was held at which Mr. Antonini reported that the special committee recommended that the investment banking firm of Morgan Stanley & Co. Incorporated be retained as financial advisor. Representatives of Morgan Stanley made a presentation to our board of directors regarding our strategic position and alternatives that we might pursue. Morgan Stanley's presentation to our board focused on Foremost remaining as an independent entity and, alternatively, a sale of our company. Morgan Stanley recommended that we explore the possibility of finding a buyer for all of the outstanding Foremost common stock through a private auction process. After discussion, our board approved the engagement of Morgan Stanley as our financial advisor and determined to explore the possibility of finding a buyer for all of the outstanding Foremost common stock through a private auction process.

          In its analysis on June 30, 1999 of the desirability of us remaining independent, our board reviewed a number of factors in light of the ultimate goal of maximizing shareholder value. If we were to remain a successful independent company, our board felt that it would be necessary to expand our standard lines products to a national scale. To accomplish this growth the board determined that it would be necessary to commit significant resources to the writing of standard lines direct business. In addition, the board was aware that our growth opportunities may not be attractive to our shareholders in the short term due to anticipated costs of implementing a growth strategy for the standard lines. After reviewing the steps that would be necessary to position our company as a national writer of standard lines, our board determined that growth of standard lines business, whether independently or through affinity relationships, may not grow at a desirable pace due to the costs involved and our lack of a national presence in this line of business.

          At the June 30, 1999 special board meeting Morgan Stanley also presented its view of the desirability of proceeding with a sale of our company. Our board considered various factors that supported a sale of our company at that time, including the current strong state of the mergers and acquisitions market. Our board determined that, due to risks involved in implementing an independent growth strategy and due to the attractiveness of merger activity in the market, shareholder value would be best maximized by considering a sale of us to a strategic buyer. After reviewing the benefits and detriments of remaining independent versus those related to a sale, our board believed that a sale appeared to be the best alternative to maximize shareholder value.

          Pursuant to its engagement, Morgan Stanley, in connection with our senior management, prepared confidential offering materials concerning us and our business to be distributed to interested parties, subject to their execution of acceptable confidentiality agreements. On July 16, 1999, Morgan Stanley initiated the marketing process and made contact with 17 potential purchasers, which were selected jointly by us and Morgan Stanley. Each of the potential purchasers was a national carrier in the personal lines business that, in Morgan Stanley's and our view, could absorb Foremost into each company's existing business and achieve incremental growth. After personal meetings with potential purchasers, 11 companies received offering materials after signing confidentiality agreements.

          On August 10, 1999, Morgan Stanley gave a presentation to a regular meeting of our board of directors, summarizing the status of the private auction process, its discussions with potential purchasers and its evaluation of the potential purchasers. Morgan Stanley also presented a proposed timetable for the private auction process. After discussion, our board of directors instructed Morgan Stanley to continue the private auction process.

          Following the August 10, 1999 board meeting, Morgan Stanley notified the parties that had received the confidential offering materials that our board of directors had instructed Morgan Stanley to seek preliminary, non-binding indications of interest for the acquisition of all of the outstanding Foremost common stock. After receiving the confidential offering materials, six parties requested and received additional material regarding us. Following this initial due diligence by the six parties, three of these parties responded with non-binding indications of interest to purchase all of the outstanding shares of Foremost common stock. The special committee then reviewed the indications of interest with Morgan Stanley and, based on this review, the special committee instructed Morgan Stanley to invite these three parties, including Spartan, to conduct detailed due diligence at our headquarters. We selected these parties based on each party's preliminary indication of value for our company. Two parties conducted detailed due diligence at our headquarters. The due diligence sessions included presentations by and meetings with our senior management during September 1999.

          Morgan Stanley then sent a letter to the parties that had conducted detailed due diligence notifying them that final acquisition proposals should be delivered to us by October 11, 1999. Morgan Stanley's letter also informed each party that its proposal was to include a mark-up of the form of merger agreement that Morgan Stanley included with its letter, in a form the party was prepared to sign.

          By the October 11, 1999 deadline, we received two final acquisition proposals. Each party proposed the purchase of all of the outstanding shares of Foremost common stock for cash. Spartan's proposed acquisition price was $29.25 in cash for each outstanding share of Foremost common stock and included a mark-up of the form of merger agreement that Spartan was prepared to sign. Spartan's proposal provided the highest price to our shareholders compared to the second proposal we received.

          During the next two days, Morgan Stanley reviewed Spartan's proposal with our senior management and sought clarification of certain provisions of Spartan's proposal from representatives of Spartan.

          At a special meeting of our board of directors on October 13, 1999, our senior management made presentations regarding Spartan's proposal, the proposed merger agreement and the status of the auction process. Representatives of Morgan Stanley and our outside legal counsel also made presentations to our board of directors regarding Spartan's proposal and proposed merger agreement. Morgan Stanley advised the board that, subject to the approval of Morgan Stanley's opinion committee, it would be prepared to render its formal opinion stating that the consideration to be received by the holders of Foremost common stock pursuant to the merger agreement was fair from a financial point of view. Morgan Stanley delivered its written opinion on October 18, 1999. After discussion, our board of directors unanimously (with director Robert M. Raives abstaining) approved the merger and the merger agreement and determined that the merger is fair to and in the best interest of Foremost and our shareholders and recommended that our shareholders vote "FOR" approval of the merger and the merger agreement. Mr. Raives abstained because he is a member of the United States Advisory Board of the Zurich Insurance Company, a wholly owned subsidiary of Zurich Financial Services and, at the time, was a director of Zurich Holding Company of America, a wholly owned subsidiary of Zurich Financial Services. Farmers Group, Inc., which with its subsidiaries provides management services to the Exchanges, is an affiliate of Zurich Financial Services. Our board of directors instructed Morgan Stanley and senior management to continue negotiations with Spartan and authorized the officers to sign the merger agreement upon the conclusion of negotiations satisfactory to senior management.

          On October 16, 17 and 18, 1999, our senior management, Morgan Stanley and our legal counsel met with representatives of Spartan, Spartan's financial advisor, Goldman Sachs & Co., and Spartan's legal advisors in Grand Rapids, Michigan to conclude negotiations of the merger agreement. Agreement was reached on all remaining issues on October 18, 1999 and the merger agreement was signed. Before the opening of trading of Foremost common stock on October 19, 1999, we issued a press release regarding the signing of the merger agreement.

Recommendation of Foremost's Board and Reasons for the Merger

          Our board of directors has determined that the terms of the merger agreement are fair to and in the best interests of Foremost and our shareholders. In reaching its determination, the board consulted with our management, as well as our legal counsel, accountants and financial advisors, and considered a number of factors, including the following:
•	Information regarding historical market prices for Foremost common stock and our projected future values and prospects as an independent entity.

•	The manner in which the private auction process was conducted. Our board of directors considered that Morgan Stanley had contacted those parties that Morgan Stanley and we believed were likely to have an interest in a potential transaction with us.

•	Completion of the merger will be financed in the form of contributions by the Exchanges of available cash resources to Spartan.

•	The presentation delivered by Morgan Stanley regarding valuation and the fact that Morgan Stanley advised the board that, subject to the approval of Morgan Stanley's opinion committee, it would be prepared to render its formal written opinion concerning the fairness of the merger from a financial point of view to our shareholders. Morgan Stanley delivered its written opinion on October 18, 1999.

•	A comparison of selected recent acquisitions and merger transactions in the industry as well as the trading performance for comparable companies in the industry.

•	The current and prospective environment in which we operate, including economic conditions and the competitive environment for insurance business.

•	Our board of directors' knowledge of our business, operations, properties, assets, financial condition, operating results, prospects and strategic alternatives and its view that the merger represents the best alternative for maximizing the value of your investment in Foremost common stock.

•	Our board of directors' determination that the terms of the merger agreement are advisable and fair to Foremost and our shareholders. Our board of directors considered that the merger agreement permits our board, following consultation with its advisors and in the exercise of its fiduciary obligations under applicable law, to furnish information to and participate in negotiations with persons making bona fide unsolicited offers under certain conditions and permits our board of directors to terminate the merger agreement and accept a proposal to acquire all or a significant portion of our assets or common stock under certain conditions, subject to a payment to Spartan of a termination fee of $20 million plus up to $2 million for the reimbursement of Spartan's reasonable fees and expenses.

          Our board of directors also considered a number of potentially negative factors relating to the merger, including:
•	the fact that our shareholders will not be able to participate in any future growth of our company

•	the fact that our shareholders who may not support the merger will not be entitled to dissenters' rights under Michigan law

•	the fact that the merger will result in a taxable gain to our shareholders

•	the fact that certain members of our board of directors and senior management might have interests in the merger that are different from our other shareholders

•	the fact that employees may be concerned regarding their employment status

•	the possible distraction of management from day-to-day operations

•	the possible effect of the public announcement of the merger on our operating results

•	the conditions, including regulatory and other approvals, required in connection with the merger, as well as the risks, costs, uncertainties and possible delays associated with completion of the merger

          Our board of directors believes that the negative risks are outweighed by the potential benefits of the merger, and that the merger is fair to and in the best interests of Foremost and our shareholders.

          The foregoing discussion includes all material factors considered by our board. In view of the wide variety of factors considered, the board did not find it practicable to quantify, or otherwise attempt to assign relative weights to, the various factors considered in making its determination that the merger is fair to and in the best interests of Foremost and our shareholders. Accordingly, your board recommends that you vote "FOR" approval of the merger and the merger agreement.

          Spartan has informed us that the purpose of the merger is to enable the Exchanges to acquire all of the outstanding shares of Foremost common stock. The merger will expand the customer base of the Exchanges and their affiliates and create new revenue sources for those entities.

Interests of Certain Persons in the Merger

          You should be aware that certain members of our board and senior management have certain interests in the merger that may differ from the interests of our shareholders generally and that these interests could influence their decisions in voting on the merger. Your board of directors was aware of these interests before approving the merger and merger agreement. These interests are as follows:
•	All outstanding unexpired and unexercised stock options, whether or not vested, held by our employees, including options held by officers, will be canceled immediately before completion of the merger and each former holder of an option will receive a cash payment equal to the aggregate number of stock options held by that holder multiplied by the excess of $29.25 over the applicable exercise prices of the options, less any amounts that we are required to deduct and withhold under applicable tax laws. Based upon the options outstanding as of January 19, 2000, immediately prior to completion of the merger, before reduction for withholding obligations, participants in all stock option plans (other than the Stock Option Plan of 1998) will receive total cash payments of $29,443,037, of which our officers will receive $24,737,625. Of the $24,737,625 payable to our officers under these stock option plans, Mr. Antonini will receive $13,515,375, Mr. F. Robert Woudstra will receive $1,208,250, Mr. John J. Hannigan will receive $3,917,250, Mr. David A. Heatherly will receive $1,700,600, Mr. Larry J. Orange will receive $3,081,375 and Mr. Paul D. Yared will receive $1,314,775. Based upon the options outstanding as of January 19, 2000, immediately prior to completion of the merger, before reduction for withholding obligations, Mr. Antonini also will receive a total cash payment of $3,937,500 under the Stock Option Plan of 1998. We have not granted options to our non-employee directors.

•	In 1990, we entered into employment agreements with Messrs. Antonini, Woudstra, Hannigan, Orange and Yared (the "Executives"). Under the terms of these agreements, if the Executive's employment is either terminated without cause, or the Executive terminates his employment for good reason (in the case of Mr. Antonini only, which would include Mr. Antonini's voluntary termination following the merger as a result of assignment of duties to Mr. Antonini which are inconsistent with his status as President and Chief Executive Officer or a substantial alteration in the nature or status of his responsibility) or due to a substantial breach of the Executive's employment agreement, the Executive will be entitled to the continuation of each of the following payments and benefits through the third anniversary of any change in control of Foremost:

•	base salary

•	cash bonuses under our current bonus and incentive plans

•	participation in all incentive, savings and retirement plans and programs

•	participation in our welfare benefit plans

•	other benefits under the terms of our various fringe benefit plans

Under the terms of Mr. Antonini's agreement, all compensation paid with respect to base salary and cash bonuses would be paid in the form of the lump sum of $4,184,671, which has been discounted to present value, within five days of his termination. This dollar amount payable to Mr. Antonini assumes his termination occurs upon completion of the merger, an annual base salary increase of 4% for each year of the three-year period following termination and a cash bonus percentage equaling the average bonus percentage for the 1997 to 1999 calendar years. Additionally, if any Executive's employment terminates for any reason including voluntary resignation within 36 months of the change in control, that Executive would receive a cash lump-sum benefit under the terms of the Retirement Supplement Plan, with no reduction in benefit due to the Executive's failure to meet the applicable years of service or age requirements. If the compensation and benefits received by an Executive on account of the change in control constitutes an excess parachute payment under Section 280G of the Internal Revenue Code, the Executive will receive an additional amount in cash (a "Gross-Up" payment) so that after payment of all applicable taxes on the compensation and the Gross-Up payment, the Executive is returned to the same after-tax position he would have been in if the payments were not excess parachute payments. It is anticipated that the majority of the Executives will receive a Gross-Up payment due to their receipt of excess parachute payments following completion of the merger.

The precise dollar amount that each Executive, other than Mr. Antonini, would receive if he becomes entitled to receive continuation of the payments and benefits listed above following his termination cannot be determined at this time because a portion of the amounts cannot be finally determined until completion of the merger and are subject to negotiations which are expected to commence in the next 30 days. However, it is possible at this time to estimate the dollar amounts of the continued base salary and cash bonus payments, as well as the lump-sum Retirement Supplement Plan payment, that would be due to each Executive upon his termination. The following dollar amounts with respect to the continued base salary and cash bonus payments assume the Executive's termination occurs upon completion of the merger, an annual base salary increase of 4% for each year of the three-year period following termination and a cash bonus percentage equaling the average bonus percentage for the 1997 to 1999 calendar years: $1,712,769 for Mr. Woudstra, $1,323,615 for Mr. Orange, $1,481,188 for Mr. Hannigan and $922,111 for Mr. Yared.

Assuming each Executive's, including Mr. Antonini's, employment terminates for any reason including voluntary resignation within 36 months of the merger, the Executives also would receive the following approximated cash lump-sum payments under the terms of the Retirement Supplement Plan, with no reduction in benefits due to the Executive's failure to meet the applicable years of service or age requirements: $2,787,979 for Mr. Antonini, $1,322,709 for Mr. Woudstra, $589,879 for Mr. Orange, $1,174,690 for Mr. Hannigan and $926,038 for Mr. Yared. In addition to these amounts, each Executive, including Mr. Antonini, would receive an amount to account for his loss of continued participation in all incentive, savings, retirement, welfare and other fringe benefit plans (other than the Retirement Supplement Plan), which cannot be determined at this time.

•	We have been informed by Spartan that:

•	With regard to Mr. Antonini, Spartan currently is engaged in discussions with him about his continued role with us after completion of the merger. However, Mr. Antonini will not continue as our President and Chief Executive Officer, and this change in status will entitle Mr. Antonini to terminate his employment and receive the payments pursuant to his employment agreement described above.

•	With regard to Messrs. Woudstra and Hannigan, Spartan currently is engaged in discussions with them about their continued roles with us after completion of the merger. However, no agreement has been reached with them about the terms of their continued employment.

•	With regard to the remaining Executives, Spartan has made no commitment with respect to their continued roles with us after completion of the merger.

•	None of our current directors will continue as our directors after completion of the merger.

•	In June 1999, we entered into a severance agreement with Mr. David A. Heatherly, Executive Vice President, whose employment terminated on December 31, 1999. The severance agreement provides that if we enter into a definitive agreement for the sale or merger of our company on or before December 31, 1999, Mr. Heatherly, as provided in his employment agreement, is entitled to similar payments as noted above for the Executives, including the following:

•	a cash lump sum payment under the Retirement Supplement Plan without reduction for failing to meet the applicable years of service or age requirements and without regard to any limitation or cap contained in the plan which was intended to avoid penalties under Sections 280G and 4999 of the Internal Revenue Code

•	the vesting of all unvested stock options previously granted under the Non-Qualified Stock Option Plan

•	a Gross-Up payment, if Mr. Heatherly receives excess parachute payments on account of the merger

The precise dollar amount that Mr. Heatherly will receive cannot be determined at this time because a portion of the amount cannot be finally determined until completion of the merger and are subject to negotiations which are expected to commence in the next 30 days. However, it is possible at this time to estimate the dollar amount of the continued base salary and cash bonus payment (assuming the cash bonus percentage equals the average bonus percentage for the 1997 to 1999 calendar years) that will be due to Mr. Heatherly, which is $1,524,120, as well as the approximated cash lump-sum payment he would receive under the terms of the Retirement Supplement Plan (with no reduction in benefits due to his failure to meet the applicable years of service or age requirements), which is $1,117,362. In addition to this amount, Mr. Heatherly will receive an amount to account for his loss of continued participation in all incentive, savings, retirement, welfare and other fringe benefit plans (other than the Retirement Supplement Plan), which cannot be determined at this time.

•	After the merger, Spartan will cause the surviving corporation to indemnify and hold harmless all of our past and present officers, directors, employees and agents against all losses, claims, damages, expenses or liabilities arising out of any actions or omissions, or alleged actions or omissions, occurring at or before the effective time of the merger to the same extent and on the same terms and conditions currently provided by us to the extent consistent with applicable law.

Completion and Effectiveness of the Merger

          Completion of the merger will occur when all of the conditions to completing the merger are satisfied or waived, including approval by our shareholders and the receipt of all consents and approvals from commissioners of insurance, other governmental authorities and third parties necessary to the merger. The merger will become effective when a certificate of merger is filed with the Michigan Corporation, Securities and Land Development

Bureau in accordance with the Michigan Business Corporation Act. We are working toward completing the merger as quickly as possible and hope to complete the merger in the first quarter of 2000.

Conversion of Foremost Common Stock

          Under the merger agreement, upon completion of the merger and without any action on the part of us, Spartan or any of our shareholders, each share of Foremost common stock outstanding immediately before the merger will be converted automatically into the right to receive $29.25 in cash. Each holder of a certificate representing shares of Foremost common stock will no longer have any rights with respect to the shares of Foremost common stock, except the right to receive $29.25 in cash for each share.

Effect on Foremost Stock Options

          Immediately before completion of the merger, we will cancel all outstanding unexpired and unexercised options to purchase Foremost common stock, whether or not the options have vested at that time. In exchange for the cancellation of the options, each holder of options will be entitled to receive a cash payment equal to the aggregate number of stock options held by that holder multiplied by the excess of $29.25 over the applicable exercise price of each option, less any amounts that we are required to deduct and withhold under applicable tax laws.

Exchange of Shares of Foremost Common Stock

          When the merger is completed, our exchange agent will mail to you a letter of transmittal and instructions for surrendering Foremost stock certificates in exchange for cash. When you surrender your Foremost stock certificates to the exchange agent, together with the letter of transmittal and any other required documents, your Foremost stock certificates will be canceled and you will receive $29.25 in cash for each share of Foremost common stock that you own. The exchange agent will accept Foremost certificates upon compliance with reasonable terms and conditions as the exchange agent may impose to ensure an orderly exchange of certificates. After completion of the merger, there will be no further transfers on our records or our transfer agent of certificates representing shares of Foremost common stock, and if certificates are presented to us or our transfer agent for transfer, the certificates will be canceled and in exchange the holder will receive $29.25 in cash for each share of Foremost common stock represented by the certificate. Until surrendered as contemplated by the merger agreement, each certificate formerly representing shares of Foremost common stock will be deemed after completion of the merger to represent only the right to receive upon surrender $29.25 in cash. No interest or other payment will be paid or will accrue on the cash payment.

          You should not send your Foremost stock certificates to our exchange agent until you have received transmittal forms. Do not return your Foremost stock certificates with the enclosed proxy.

Opinion of Foremost's Financial Advisor

          Under a letter agreement dated July 1, 1999, we retained Morgan Stanley to provide financial advisory services and a fairness opinion in connection with the merger based upon Morgan Stanley's experience and expertise. At the October 13, 1999 meeting of our board of directors, Morgan Stanley updated the board on the status of the transaction, gave a valuation presentation and advised the board that a formal written opinion concerning the fairness of the transaction would be forthcoming in a few days. This opinion, dated as of October 18, 1999 and based upon and subject to the matters stated in the opinion, stated that the consideration to be received by the holders of shares of Foremost common stock pursuant to the merger agreement was fair from a financial point of view.

          The full text of Morgan Stanley's opinion dated October 18, 1999, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Morgan Stanley in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated in this summary by reference. You should read Morgan Stanley's opinion carefully in its entirety. Morgan Stanley's opinion is directed to our board of directors and addresses the fairness of the consideration from a financial point of view to our shareholders, and it does not address any other aspect of the merger nor is it a recommendation to any shareholder as to how to vote at the special meeting. The summary of Morgan Stanley's opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion.

          In arriving at its opinion, Morgan Stanley:
•	reviewed certain publicly available financial statements and other information regarding our business

•	reviewed certain internal financial statements and other financial and operating data concerning us prepared by our management

•	reviewed certain financial projections prepared by our management

•	discussed our past and current operations and financial condition and our prospects with our senior executives

•	reviewed the reported prices and trading activity for Foremost common stock

•	compared our financial performance and the prices and trading activity of Foremost common stock with that of certain other comparable publicly traded companies and their securities

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions

•	participated in discussions and negotiations among representatives of Foremost, Spartan and other parties and their financial and legal advisors

•	reviewed the merger agreement and related documents

•	performed other analyses and considered other factors as it deemed appropriate

          Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information it reviewed for the purposes of its opinion. With respect to financial projections, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of our future financial performance. Morgan Stanley did not make any independent valuation or appraisal of our assets or liabilities, nor was it furnished with any such appraisals. Morgan Stanley's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, October 18, 1999.

          The following is a summary of the material financial analyses performed by Morgan Stanley in arriving at its opinion. Certain of the summaries of financial analyses include information presented in tabular format. To fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

          Valuation Analyses Used to Derive Implied Valuation Per Share of Foremost Common Stock

          Morgan Stanley prepared separate valuations of our business. In determining valuation, Morgan Stanley used the following methodologies:

•	comparable public company analysis

•	acquisition premium analysis

•	comparable precedent transaction analysis

•	discounted cash flow analysis

          The per share valuation ranges derived from such analyses were then used as a basis against which to evaluate the merger consideration. The various valuation methodologies and the implied valuation per share of Foremost common stock are summarized in the following table:
Valuation Methodology	Summary Description of Valuation Methodology	Implied Per Share Valuation of Foremost

Comparable Public Company Analysis	Analysis of common stock trading multiples of selected comparable public companies	$18.50 – $21.50

Acquisition Premium Analysis	Analysis of implied private market value per share of Foremost common stock derived from the comparable public company analysis	$25.00 – $30.00

Comparable Precedent Transaction Analysis	Analysis of consideration paid in selected comparable transactions	$25.00 – $31.00

Discounted Cash Flow Analysis	Net present valuation of various financial projections of cash flows using selected discount rates	$25.00 – $29.00

Merger Consideration		$29.25

          Morgan Stanley also performed a common stock performance analysis which is summarized below.

          Comparable Public Company Analysis

          Morgan Stanley performed a comparable public company trading analysis in which it compared certain of our financial information with corresponding publicly available financial and operating data, projections of future financial performance and market statistics of the following publicly traded companies that Morgan Stanley considered comparable in certain respects with us:
•	The Allstate Corp.	•	The Commerce Group, Inc.

•	The Progressive Corp.	•	Alfa Corp.

•	Erie Indemnity Company	•	State Auto Financial Corp.

•	American Financial Group, Inc.	•	Harleysville Group, Inc.

•	Mercury General Corp.	•	The Midland Company

          Morgan Stanley used historical financial information in connection with the ratios provided below as of June 30, 1999 for the comparable companies and for us. For each of the comparable companies, Morgan Stanley calculated, among other things, the multiples, based on market trading information as of October 14, 1999, of each of the following:
•	market price to estimated 1999 earnings per share

•	market price to estimated 2000 earnings per share

•	market price to adjusted book value per share, excluding the effects of Statement of Financial Accounting Standards No. 115

          Earnings per share estimates for the comparable companies were based on median I/B/E/S International Inc. ("IBES") estimates as of October 14, 1999. IBES is a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors. Earnings per share estimates for us were based on both IBES and our management projections. The range of multiples calculated by Morgan Stanley for the comparable companies and the relevant multiple range for us (based on the analysis of the comparable company multiples) are summarized in the following table:
	1999 Estimated Price/Earnings per Share	2000 Estimated Price/Earnings per Share	Price/Adjusted Book Value per Share

Comparable Companies	8.3x - 20.0x	7.6x - 16.8x	0.89x - 3.21x
Foremost	10.0 - 11.0x	9.0 - 10.0x	2.00 - 2.50x

          The implied range of public market values for Foremost common stock, on a stand-alone basis, derived from Morgan Stanley's analysis of the comparable companies' market price to adjusted book value, market price to 1999 estimated earnings per share and market price to 2000 estimated earnings per share ranged from approximately $18.50 to $21.50 per share based on our adjusted book value and 1999 and 2000 earnings estimates.

          Acquisition Premium Analysis

          Using the implied public market values for Foremost common stock derived from the comparable public company analysis, Morgan Stanley performed an analysis of the implied acquisition value of Foremost common stock, based on premiums to public market value. Using premiums of 20%, 30% and 40%, a range Morgan Stanley considered representative of the acquisition premiums paid in comparable acquisitions, the implied acquisition value for Foremost common stock ranged from approximately $25.00 to $30.00 per share. No company utilized in the comparable company analysis as a comparison is identical to us. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control, including the impact of competition on our business and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of us or the industry, or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable company data.

          Comparable Precedent Transaction Analysis

          Morgan Stanley reviewed certain publicly available information regarding 12 selected precedent transactions from 1995 to 1999 involving the acquisition of property and casualty companies determined by Morgan Stanley to be comparable to the merger. The transactions were selected to compare the multiples of transaction equity value to net income and transaction equity value to book value indicated by the consideration in the merger to those multiples indicated for the precedent transactions. The precedent transactions selected by Morgan Stanley are listed in the following table:

Announcement Date	Acquiror	Target

7/13/99	Metropolitan Life	St. Paul Personal Lines
7/12/99	Royal & Sun Alliance Insurance Grp. PLC*	Orion Capital Corporation
6/9/99	The Allstate Corp.	CNA Financial Personal Lines
6/4/98	Nationwide Mutual Insurance Company*	Allied Mutual Insurance Company
6/1/98	Guardian Royal Exchange PLC	ING Group (The Netherlands Insurance Cos.)
10/16/97	Hartford Insurance Group*	Omni Insurance Group, Inc.
8/8/97	USF&G Corporation*	Titan Holdings, Inc.
6/30/97	GE Capital	Colonial Penn
6/28/97	GMAC*	Integon Corporation
6/9/97	SAFECO Corporation	American States Financial Corporation
8/25/95	Berkshire Hathaway, Inc.*	GEICO Corp.
4/27/95	Guaranty National Corp.	Viking Insurance Holdings

          Emphasis was given to the six more comparable transactions to the merger indicted with an "*" in the above table. The range of multiples of transaction equity value to net income (based on the acquired company's last 12 months net income before announcement of the transaction) for the precedent transactions was 13.9x to 31.8x. The range of multiples of transaction equity value to book value (based on the acquired company's most recently reported book value before the announcement of the transaction) for the precedent transactions was 1.25x to 3.41x. The multiple of transaction equity value to 1998 earnings for us was 19.3x. The multiple of transaction equity value to our book value as of June 30, 1999 (excluding the effects of Financial Accounting Standards No. 115) was 3.03x. The implied range of private market values calculated by Morgan Stanley for Foremost common stock derived from the analysis of the precedent transactions' equity value to net income and transaction equity value to book value ranged from approximately $25.00 to $31.00 per share.

          No company utilized in the precedent transaction analysis as a comparison is identical to us. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control, including the impact of competition on our business and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of us or the industry, or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using precedent transaction data.

          Discounted Cash Flow Analysis

          Morgan Stanley performed a discounted cash flow analysis to calculate the present value of the stand-alone unlevered free cash flows that we would generate from January 1, 1999 through December 31, 2008 assuming annual growth rates of our historical premium revenues of 5% and 7% and average statutory combined ratios over this time period ranging from 89% to 93%. The combined ratio under statutory accounting is the sum of the following:
•	the ratio of our losses and loss adjustment expenses divided by net earned premiums

•	the ratio of our acquisition and underwriting expenses divided by our net written premiums

          Morgan Stanley then discounted the estimated unlevered free cash flows for each of these scenarios using discount rates of 9%, 10% and 11%. Morgan Stanley calculated terminal values based on price to earnings multiples of 14x estimated GAAP earnings in 2009, 15x estimated GAAP earnings in 2009 and 16x estimated GAAP earnings in 2009 for each of the scenarios and then discounted these terminal values using discount rates of 9%, 10% and 11%. The implied range of private market values calculated by Morgan Stanley for Foremost common stock derived from the discounted cash flow analysis ranged from approximately $25.00 to $29.00 per share.

          Historical Foremost Common Stock Performance

          Morgan Stanley reviewed the historical trading prices for Foremost common stock and analyzed the merger consideration in relation to the price of Foremost common stock in the time periods referred to below. The analysis indicated that, from October 14, 1998 to October 14, 1999, the closing market price of Foremost common stock ranged from a low of $15.88 to a high to $25.38. Furthermore, the analysis showed that the merger consideration represented a 40.0% premium to the average closing market price of Foremost common stock during this period and a 48.1% premium to the closing market price of Foremost common stock on May 17, 1999 (the date Morgan Stanley first met with us to discuss strategic alternatives).

          Morgan Stanley also reviewed the historical trading prices for Foremost common stock and the relationship between Foremost common stock and movements in (a) the Standard & Poor's 500 index and (b) a composite index of selected insurance companies. This analysis was conducted for the period from May 17, 1999 (the date that Morgan Stanley first met with us to discuss strategic alternatives) to October 11, 1999. The index of comparable companies consisted of the following:
•	The Allstate Corp.	•	The Commerce Group, Inc.

•	The Progressive Corp.	•	Alfa Corp.

•	Erie Indemnity Company	•	State Auto Financial Corp.

•	American Financial Group, Inc.	•	Harleysville Group, Inc.

•	Mercury General Corp.	•	The Midland Company

          From May 17, 1999 to October 14, 1999, the S&P 500 index returned -4.2%, the composite index of selected insurance companies returned -16.3% and we provided a return of 20.3%. This analysis showed that since May 17, 1999, we have outperformed the index of comparable companies by 36.6% and the S&P 500 index by 24.5%. After analyzing our performance compared to the S&P index and the index of comparable companies, Morgan Stanley determined that our current level of stock price performance would likely not be sustainable over the long term. Morgan Stanley based this judgment in part on the developing softness in the insurance industry market sector due to a lack of investor interest as a consequence of intense price competition among property and casualty insurers. Morgan Stanley's judgment also was based on the previously discussed difficulties in growing our company into a national writer of standard lines. See "The Merger--Background of the Merger."

          The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary descriptions. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Morgan Stanley believes that selecting any portion of its analysis, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of our business.

          The Spartan proposal of $29.25 was within the fairness range for each of the analyses considered by Morgan Stanley. Because fairness in a transaction such as the proposed merger commonly is analyzed in terms of a range rather than a specific number, all of the factors considered by Morgan Stanley supported its conclusion that the merger is fair to our shareholders.

          In performing its analysis, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. Any estimates contained in Morgan Stanley's analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. The analyses performed were prepared solely as part of Morgan Stanley's analysis of the fairness of the consideration to be received by the holders of Foremost common stock pursuant to the merger agreement from a financial point of view and were conducted in connection with the delivery of the Morgan Stanley opinion to our board of directors. The analyses do not purport to be appraisals or to reflect the prices at which Foremost common stock might actually be sold or traded. The consideration to be received by our shareholders pursuant to the merger agreement and other terms of the merger agreement were determined through arm's-length negotiations between us and Spartan and were approved by our board of directors. Morgan Stanley provided advice to us during these negotiations, however, Morgan Stanley did not recommend any specific consideration to us or that any specific consideration was the only appropriate consideration for the merger. Morgan Stanley's opinion and presentation to our board of directors was one of many factors taken into consideration by our board in making its decision to approve the merger. Consequently, Morgan Stanley's analyses as described above should not be viewed as determinative of the opinion of our board of directors with respect to the value of our business or of whether the board would have been willing to agree to a different consideration.

          Our board of directors retained Morgan Stanley based upon Morgan Stanley's qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of Morgan Stanley's trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, may trade or otherwise effect transactions, for its own account or for the account of customers in the equity or debt securities or vendor loans of us, the Exchanges or Farmers Group, Inc.

          Pursuant to an engagement letter dated July 1, 1999, Morgan Stanley provided financial advisory services and a financial fairness opinion in connection with the merger, and we agreed to pay Morgan Stanley a transaction fee equal to approximately 61 basis points of the equity value of the transaction (approximately $4.96 million) if the merger is completed. We also agreed to reimburse Morgan Stanley for its out-of-pocket expenses incurred by Morgan Stanley in performing its services (approximately $35,000). In addition, we have agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and other persons, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions.

Financing for the Merger

          The Exchanges will contribute to Spartan a sufficient amount of funds to pay the total amount of the merger consideration to our shareholders and option holders and pay estimated fees, expenses and other transaction costs of Spartan and Spartan Acquisition Co. in connection with the merger. These funds will come from the Exchanges' available cash resources which may include the proceeds of approximately $370 million principal amount of contribution certificates or surplus notes issued by the Exchanges to Farmers Group, Inc. or its subsidiaries.

Accounting Treatment

          The Exchanges will account for the merger given that the Exchanges will directly own Foremost following completion of the merger. We have been informed by the Exchanges that the merger will be accounted for under the statutory purchase method of accounting under the rules and regulations of the California insurance commissioner. Under this method, the Exchanges will record our insurance subsidiaries at their historical statutory surplus and noninsurance subsidiaries at historical equity calculated in accordance with generally accepted accounting principles.

Regulatory Approvals

          The regulatory filings and approvals described below must be made before the merger can be completed and certain of these approvals may take a significant period of time to obtain. Although we and Spartan believe tha t these approvals will be obtained, we cannot guarantee that this will be the case or that the approvals will be obtained in a timely manner or that the approvals will not be conditioned temporarily or otherwise encumbered.

          Hart-Scott-Rodino Act Filings

          Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and its accompanying rules, certain transactions may not be completed until information and materials required under the Hart-Scott-Rodino Act are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and specified waiting periods expire or terminate. The merger is subject to these requirements.

          It is a condition to the parties' respective obligations to complete the merger that each file the requisite application and notice under the Hart-Scott-Rodino Act and that the requisite approvals in respect of the act are obtained. On November 4, 1999, each of Foremost and Farmers Insurance Exchange filed a notification and report form required under the Hart-Scott-Rodino Act with the Antitrust Division of the Department of Justice and the Federal Trade Commission, which commenced a 30-day waiting period. The waiting period was terminated on November 16, 1999. Although the waiting period has expired pursuant to early termination, at any time before or after completion of the merger, the Antitrust Division of the Department of Justice, the Federal Trade Commission or any state could take action under the antitrust laws with respect to the merger, including seeking to enjoin completion of the merger, to rescind the merger or to require either Foremost or Farmers Insurance Exchange to divest particular assets. Private parties also may seek to take legal action under the antitrust laws under certain circumstances.

          State Regulatory Approvals

          We and our subsidiaries are subject to the insurance laws and regulations of Michigan, Florida and Texas, the domiciliary states of our subsidiaries, and the laws and regulations of other states in which our subsidiaries are licensed to do business. As of the date of our annual report on Form 10-K for the year ended December 31, 1998, our subsidiaries were licensed to do business in all 50 states and the District of Columbia, in the aggregate. The Exchanges are subject to the insurance laws and regulations of California, the domiciliary state of the Exchanges, and the laws and regulations of other states in which the Exchanges and their subsidiaries are licensed to do business. As of March 31, 1999, the Exchanges and their subsidiaries were licensed to do business in all 50 states and the District of Columbia, in the aggregate.

          The insurance laws and regulations of all United States jurisdictions generally require that, before the acquisition of control of an insurance company domiciled in that jurisdiction, either through the acquisition of or merger with the insurance company or the holding company of the insurance company, the acquiring corporation must obtain the prior approval of, or file notification with and meet waiting period requirements imposed by, the insurance commissioner of that jurisdiction.

          Completion of the merger is subject to approvals of, and/or notice to, and the expiration of applicable waiting periods required by, the insurance regulatory agencies of California, Florida, Michigan, Texas and other states in which the companies do business. In connection with the state approval and notification process, Spartan and the Exchanges have filed formal applications, called Form A filings, for approval of the merger with the commissioners of insurance in Michigan, Texas and Florida. Spartan and the Exchanges also have filed with the California insurance commissioner a formal application with respect to the transactions contemplated by the merger agreement. A hearing on the Form A filing could be held in Texas, Michigan and/or Florida.

          In addition, Spartan and the Exchanges will make notice filings as required in other jurisdictions in which the companies do business. These filings generally are reviewed within 30 to 60 days after filing with the applicable state insurance department, which may request additional information on the competitive impact of the proposed merger. Approval of the merger is not required in these states, but the insurance departments could determine to take action to prevent or impose conditions on the merger.

Expenses

          Except as discussed in "The Merger Agreement--Payment of Expenses and Termination Fee," Spartan, Spartan Acquisition Co. and Foremost each will pay its own expenses incurred in connection with the merger and the merger agreement.

Federal Income Tax Consequences

          The following discussion summarizes the material United States federal income tax consequences of the merger. This discussion does not address the consequences of the merger under state, local or foreign law, nor does the discussion address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances. You should consult your own tax advisor about the specific tax consequences to you of the proposed merger, including the application and effect of state, local, foreign and other tax laws, changes in tax laws and tax return reporting requirements. Special tax consequences not described in this proxy statement may apply to a particular class of taxpayers, such as financial institutions, insurance companies, broker-dealers, individuals and entities who are not citizens or residents of the United States, tax-exempt entities, persons holding Foremost common stock as part of an integrated investment composed of Foremost common stock and one or more other positions and shareholders who acquired their Foremost common stock through the exercise of an employee stock option or otherwise as compensation.

          This discussion is based upon the Internal Revenue Code of 1986, applicable Treasury Department regulations, judicial authority and current administrative ruling and practice, all as in effect as of the date of this proxy statement. Future legislative, judicial or administrative changes or interpretations could change the statements and conclusions below, and any changes or interpretations could have retroactive effect and could affect the United States federal income tax consequences to you. The following discussion does not address the tax consequences of any transaction other than the merger.

          The receipt of cash in exchange for shares of Foremost common stock will be a taxable transaction for United States federal income tax purposes under the Internal Revenue Code, and also may be a taxable transaction under applicable state, local, foreign and other tax laws. Generally, for United States federal income tax purposes, you will recognize gain or loss in an amount equal to the difference between the sum of the cash that you receive in the merger and your adjusted tax basis in the shares of Foremost common stock you surrender in the merger. For United States federal income tax purposes, any gain or loss will be capital gain or loss to you if the Foremost common stock you surrender was a capital asset and will be long-term capital gain or loss if you held the shares of Foremost common stock for more than one year. Long-term capital gain of individuals will be subject to United States federal income tax at a maximum rate of 20%.

          Payments to you in connection with the merger may be subject to 31% "backup withholding" unless you provide on your letter of transmittal your taxpayer identification number or social security number and certify that the number is correct or properly certify that you have applied for and are awaiting a number. Certain holders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and certain other reporting requirements. If backup withholding applies, Spartan is required to withhold 31% of any payments made in the merger. Backup withholding is not an additional tax, but rather it is an advance tax payment that is subject to refund if it results in an overpayment of tax. Penalties apply for failure to furnish correct information and for failure to include reportable payments in income.

Dissenters' Rights

          Under Michigan law, a shareholder who does not vote in favor of certain corporate actions may have the right to obtain an appraisal of those shares and the right to receive cash in exchange for those shares. However, a shareholder does not have dissenters' rights in a merger if the shareholder receives cash. Accordingly, you do not have dissenters' rights in the merger.

Operations After the Merger

          Spartan currently intends to maintain the operations of Foremost as an operating subsidiary of Spartan. The directors of Spartan Acquisition Co. immediately before completion of the merger will become the directors of Foremost following completion of the merger until their respective successors have been elected and qualified or until their earlier death, resignation or removal. The officers of Foremost immediately before completion of the merger will remain the officers of Foremost immediately following completion of the merger until their respective successors have been elected and qualified or until their earlier death, resignation or removal. Please see "The Merger--Interests of Certain Persons in the Merger" for a discussion of Spartan's current intent regarding our executive officers following completion of the merger.

THE MERGER AGREEMENT

          The following discussion summarizes the material terms of the merger agreement. The discussion does not, however, contain a complete statement of all provisions of the merger agreement and is qualified in its entirety by reference to the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement and is incorporated in this proxy statement by reference. You should read the merger agreement because it, and not this proxy statement, is the legal document that governs the merger.

Representations and Warranties

          Foremost, Spartan, Spartan Acquisition Co. and the Exchanges each made a number of representations and warranties in the merger agreement, subject to certain exceptions, regarding aspects of their respective businesses, structure and other facts relevant to the merger.

          Representations and Warranties of Foremost

          Our representations and warranties include representations as to, among other things:
•	corporate organization, good standing, corporate power and authority and qualifications and licensing to do business of us and our subsidiaries

•	capitalization of us and our subsidiaries

•	due authorization, execution and delivery of the merger agreement and related matters

•	the merger agreement's noncontravention of any charter document, agreement, law or governmental order

•	regulatory filings, consents or approvals required to complete the merger

•	our financial statements, statutory financial statements and documents filed with the SEC

•	changes in our business since December 31, 1998

•	our liabilities

•	litigation involving us and our subsidiaries

•	compliance with applicable laws

•	certain insurance matters, including insurance forms and rates, reinsurance and coinsurance agreements, actuarial reports and insurance agents

•	tax returns and taxes

•	termination, severance and employment agreements

•	employee benefit plans

•	environmental compliance

•	title to the properties we own and lease

•	intellectual property matters

•	labor matters related to our business

•	our rights agreement and Michigan takeover statutes

•	information supplied by us in this proxy statement and related governmental filings involving the merger

•	payments required to be made by us to brokers and agents as a result of the merger

•	Morgan Stanley's fairness opinion

•	the adequacy of our insurance reserves

•	our insurance coverage

•	Year 2000 compliance issues

          Our representations and warranties will expire on the effective date of the merger.

          Representations and Warranties of Spartan, Spartan Acquisition Co. and the Exchanges

          The representations and warranties of Spartan, Spartan Acquisition Co. and the Exchanges include representations as to, among other things:
•	organization, power and authority and qualifications to do business

•	due authorization, execution and delivery of the merger agreement and related matters

•	the merger agreement's noncontravention of any charter document, agreement, law or governmental order

•	regulatory filings, consents or approvals required to complete the merger

•	payments required to be made by Spartan or Spartan Acquisition Co. to brokers and agents as a result of the merger

•	information supplied by Spartan in this proxy statement and related governmental filings involving the merger

•	financial resources of Spartan and Spartan Acquisition Co.

          The representations and warranties of Spartan, Spartan Acquisition Co. and the Exchanges will expire on the effective date of the merger.

Covenants

          The merger agreement contains a number of covenants, most of which provide limitations within which we will operate our business until the merger is completed. These covenants include the following:

          Conduct of Business of Foremost Pending the Merger

          From the date of the merger agreement until completion of the merger, we will use commercially reasonable efforts to:

•	preserve intact our present business organization

•	maintain all material licenses, permits, qualifications and authorizations

•	comply with our obligations under material contracts to which we are a party

•	preserve existing relationships with material customers, lenders, suppliers, agents, brokers, lessors and others with which we have material business relationships

          We agreed that, until completion of the merger, we and our subsidiaries will conduct operations in the ordinary course of business consistent with past practice. Further, unless Spartan consents in writing, we and our subsidiaries will not:
•	amend the articles of incorporation, bylaws and other organizational documents of us or our subsidiaries

•	issue or sell any stock or securities convertible into shares of our stock

•	split or reclassify shares of stock, issue dividends (other than normal quarterly dividends) or make other distributions or redeem any of our stock

•	incur debt, other than borrowings under existing credit agreements not in excess of $0.5 million; assume, guarantee or become liable for material obligations of another person, other than obligations of our wholly owned subsidiaries; make loans, advances or contributions to any person in excess of $50,000, other than to our subsidiaries and customary loans to employees in the ordinary course of business; encumber shares of Foremost common stock or stock of our subsidiaries; or mortgage or pledge or create a lien on our real property or material assets, other than permitted liens

•	increase the compensation of directors, officers, consultants or employees (other than increases consistent with past practices), or enter into, amend or terminate any employee benefit plans

•	acquire, sell, lease, license, mortgage or dispose of assets which are material to us other than in the ordinary course of business

•	change our accounting principles or practices

•	acquire other businesses or enter into contracts other than in the ordinary course of business

•	revalue in any material respect any of our assets other than in the ordinary course of business

•	make any tax election, settle or compromise any material tax liability or extend the time for collection or assessment of tax

•	pay, discharge or satisfy any claims, liabilities or obligations other than in ordinary course of business

•	authorize capital expenditures that are in excess of $2.5 million individually or $5 million in the aggregate

•	take any action that would materially impair our ability to complete the transactions contemplated by the merger agreement

•	purchase certain investment assets

•	enter into or amend or terminate any material real property lease

•	take or agree to take any of the actions described above or take or omit to take any action that would make any of our representations or warranties materially untrue or incorrect as of the date when made or would result in any of the conditions to completion of the merger not being satisfied

          Conduct of Business of Spartan Pending the Merger

          Spartan agreed that, until completion of the merger, unless we consent in writing, Spartan and its subsidiaries will not do either of the following:
•	take any action that would materially impair Spartan's ability to complete the transactions contemplated by the merger agreement

•	take or agree to take any of the actions described above or take or omit to take any action that would make any of Spartan's representations or warranties materially untrue or incorrect as of the date when made or would result in any of the conditions to completion of the merger not being satisfied

          No Solicitation

          Until completion of the merger, we have agreed not to:

•	solicit, initiate, facilitate or encourage any inquiries or the making of any proposal with respect to any acquisition of all or a significant portion of our business by merger, consolidation or other business combination or acquisition of all or a significant portion of our assets or capital stock (an "Acquisition Transaction")

•	negotiate, explore or otherwise engage in substantive communications with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring us to abandon, terminate or fail to complete the merger, except as may be required by us to comply with our fiduciary duties to shareholders under applicable law

          We also have agreed to cease any existing discussions and negotiations with any parties conducted up to the date of the merger agreement with respect to any proposal relating to an Acquisition Transaction.

          However, our board of directors is not prohibited from furnishing information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide proposal for an Acquisition Transaction from a person or entity reasonably believed to have the financial ability to complete the Acquisition Transaction, if all of the following occurs:
•	our board of directors, after consultation with and based upon the advice of outside legal counsel, determines in good faith that the action is necessary for the board to comply with its fiduciary duties to shareholders under applicable law

•	we enter into a confidentiality agreement with the third party on terms no more favorable to the third party than the terms of the confidentiality agreement between us and Farmers Group, Inc.

•	we notify Spartan and Spartan Acquisition Co. of the identity of the third party and the principal terms of the proposed Acquisition Transaction at least 48 hours before providing information to or negotiating with the third party

          Additionally, our board of directors is not prohibited from failing to make or withdrawing or modifying its recommendation for the merger or making or disclosing any position or taking any other action if our board of directors, after consultation with and based on the advice of outside legal counsel, determines in good faith that the action is necessary for our board to comply with its fiduciary duties to our shareholders under applicable law.

          We promptly must advise Spartan in writing of the receipt of any bona fide proposal relating to an Acquisition Transaction and any actions taken by us as described in this section.

          We have not received any proposals to enter into an Acquisition Transaction from third parties since we entered into the merger agreement.

          Indemnification of Our Officers, Directors, Employees and Agents

          After the merger is completed, Spartan will cause the surviving corporation to indemnify our present and former officers, directors, employees and agents for acts or omissions occurring before or at the time that the merger is completed to the same extent and on the same terms and conditions as provided in our articles of incorporation, bylaws and other agreements in effect as of the date of the merger agreement to the extent consistent with applicable law. For a period of six years after the merger is completed, Spartan will cause the surviving corporation to include in its articles of incorporation and bylaws and maintain indemnification provisions to the fullest extent permitted by the laws of the surviving corporation's state of incorporation and will cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by us with respect to claims arising or facts that occurred before completion of the merger.

          Employees

          For a period of at least one year following completion of the merger, continuing employees of Foremost will receive employee benefits which in the aggregate are no less favorable to our employees than benefits which are substantially similar to the benefits received by those employees as of the date of the merger agreement, provided, however that Spartan will not be obligated to provide a stock option plan to our employees. Following the first anniversary of completion of the merger, Spartan will provide or cause the surviving corporation to provide employee benefit plans, programs, arrangements and policies which are comparable in the aggregate to the employee benefit plans, programs, arrangements and policies provided to similarly situated employees of Spartan.

Conditions to the Merger

          Joint Conditions to Completion of the Merger

          The obligations of Foremost and Spartan to complete the merger are subject to the satisfaction or waiver of each of the following conditions:
•	our shareholders must approve the merger and the merger agreement

•	no statute, rule or regulation can be promulgated, enacted, entered or enforced and no other legally binding, final and nonappealable action can be taken by any governmental authority which makes the merger illegal or prohibits completion of the merger

•	all waiting periods under applicable antitrust laws must have expired or been terminated, which waiting periods were terminated on November 16, 1999

•	no proceeding in respect of this proxy statement can be initiated by the SEC which has not been concluded or withdrawn

•	all filings required to be made with the commissioners of insurance of various states and other governmental authorities by Foremost and Spartan or any of their affiliates must have been made and all consents and approvals from the commissioners of insurance and other governmental authorities necessary for the merger must have been received

•	no material action, suit, investigation or proceeding seeking to restrain, enjoin or prevent the transactions contemplated by the merger agreement or to recover damages or obtain other relief as a result of the merger can be pending

          Spartan's Conditions to Completion of the Merger

          Spartan's obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions:

•	our representations and warranties in the merger agreement that are qualified as to a material adverse effect on us must be true and correct in all respects, and those representations and warranties that are not qualified as to a material adverse effect on us must be true and correct, except to the extent that the failure to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on us, in each case when made and at the effective time of the merger as if made again at that time

•	we must have performed, in all material respects, all of our obligations and complied in all material respects with all covenants required to be performed or complied with by us

•	we must have delivered to Spartan an officer's certificate certifying that as of the effective time of the merger we have complied with certain conditions

•	there can be no development with respect to us or our subsidiaries that in the aggregate has had or would reasonably be expected to have a material adverse effect on us

•	Warner Norcross & Judd LLP must execute and deliver to Spartan and Spartan Acquisition Co. a legal opinion in form and substance reasonably satisfactory to Spartan's legal counsel

•	we must have delivered to Spartan and Spartan Acquisition Co. an affidavit stating that we are not and have not been a United States real property holding corporation

•	we must have obtained all required consents of third parties

          Foremost's Conditions to Completion of the Merger

          Our obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions:

•	the representations and warranties of Spartan, Spartan Acquisition Co. and the Exchanges in the merger agreement that are qualified as to a material adverse effect on Spartan must be true and correct in all respects, and those representations and warranties that are not qualified as to a material adverse effect on Spartan must be true and correct, except to the extent that the failure to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Spartan, in each case when made and at the effective time of the merger as if made again at that time

•	Spartan and Spartan Acquisition Co. must have performed, in all material respects, all of their obligations and complied in all material respects with all covenants required to be performed or complied with by Spartan and Spartan Acquisition Co.

•	Spartan and Spartan Acquisition Co. must have delivered to us an officer's certificate certifying that as of the effective time of the merger Spartan and Spartan Acquisition Co. have complied with certain conditions

•	Spartan's legal counsel must execute and deliver to us a legal opinion in form and substance reasonably satisfactory to our legal counsel

Termination

          The merger agreement may be terminated at any time before completion of the merger, whether before or after approval of the merger and the merger agreement by our shareholders:
•	by mutual written consent of Foremost and Spartan

•	by Foremost upon specified breaches of representations, warranties, covenants or agreements on the part of Spartan, Spartan Acquisition Co. or the Exchanges

•	by Spartan upon specified breaches of representations, warranties, covenants or agreements on the part of Foremost

•	by either Foremost or Spartan if a court of competent jurisdiction or other governmental entity has issued a nonappealable final order or taken any other nonappealable final action restraining, enjoining or prohibiting the transactions contemplated by the merger agreement, including the merger; provided that the party seeking to terminate the merger agreement used its reasonable best efforts to complete the transactions contemplated by the merger agreement

•	by either Foremost or Spartan if it becomes impossible for any condition to a party's obligations to be satisfied before completion of the merger and that party does not waive the condition; provided that the party seeking to terminate the merger agreement used its reasonable best efforts to complete the transactions contemplated by the merger agreement

•	by either Foremost or Spartan if our shareholders do not approve the merger and the merger agreement

•	by either Foremost or Spartan if the merger has not been completed by May 31, 2000, although either Foremost or Spartan may extend this termination date by 60 days if the merger has not been completed because Foremost or Spartan has not received the required regulatory approvals or consents, except that this right to terminate is not available to a party if that party's willful failure to fulfill its obligations under the merger agreement is the cause of the merger not being completed by May 31, 2000

•	by Foremost if our board, in connection with a proposal for an Acquisition Transaction that, if completed, would result in a transaction more favorable to our shareholders from a financial point of view (the "Superior Transaction") than the transactions contemplated by the merger agreement, has determined in good faith, after consultation with and based upon the advice of our outside legal counsel and financial advisers, that approving and entering into an agreement for and completing the proposal for the Superior Transaction is necessary for the board to comply with its fiduciary duties to shareholders under applicable law; provided that Foremost may not terminate under this section unless all of the following occur:

•	Foremost complies with its duties outlined in "--Covenants--No Solicitation" above

•	Foremost pays Spartan $20 million

•	Foremost provides three days' prior notice to Spartan before the termination

•	by Spartan, if any of the following occurs:

•	our board of directors withdraws, amends or modifies its recommendation of the merger and the merger agreement in a manner materially adverse to Spartan

•	Foremost or our board approves, recommends or enters into an agreement with respect to an Acquisition Transaction

•	in response to the commencement of a tender offer or exchange offer for 15% or more of the outstanding shares of Foremost common stock, our board does not recommend rejection of the tender offer or exchange offer to our shareholders

Effect of Termination

          If the merger agreement is terminated, the merger will be deemed abandoned and the merger agreement will be void, except for agreements concerning confidentiality in accordance with the terms of the confidentiality agreement between us and Farmers Group, Inc. and the payment of expenses. The termination of the merger agreement will not result in liability on the part of any party or its affiliates, directors, officers or shareholders except for payment of the termination fee, as described in "--Payment of Expenses and Termination Fee" below, and except for any willful or bad faith breach of any obligation or undertakings under the merger agreement.

Payment of Expenses and Termination Fee

          We will pay Spartan a termination fee of $20 million if the merger agreement is terminated under any of the following circumstances and, before the termination, there was a publicly announced proposal for an Acquisition Transaction:

•	by Spartan upon specified breaches of representations, warranties, covenants or agreements on the part of Foremost

•	by either Foremost or Spartan, if our shareholders do not approve the merger and the merger agreement

•	by Spartan, if any of the following occurs:

•	our board of directors withdraws, amends or modifies its recommendation of the merger and the merger agreement in a manner materially adverse to Spartan

•	Foremost or our board approves, recommends or enters into an agreement with respect to an Acquisition Transaction

•	in response to the commencement of a tender offer or exchange offer for 15% or more of the outstanding shares of Foremost common stock, our board does not recommend rejection of the tender offer or exchange offer to our shareholders

          If the merger agreement is terminated in the circumstances outlined above, whether or not a proposal for an Acquisition Transaction is publicly announced, we also will pay Spartan's reasonable costs and expenses actually incurred by Spartan in connection with the merger agreement up to a maximum of $2 million.

          In addition, we will pay Spartan a termination fee of $20 million and Spartan's reasonable costs and expenses up to a maximum of $2 million if we terminate the merger agreement because our board has determined that approving and entering into an agreement for a Superior Transaction is required to comply with its fiduciary duties to shareholders under applicable law.

          As discussed above, the existence of a termination fee provision permits our board to terminate the merger agreement under certain conditions subject to the payment to Spartan of the termination fee and reasonable expenses. However, the existence of a termination fee provision also may reduce the amount that a third party would be willing to pay to us to enter into an Acquisition Transaction. The amount of the termination fee was reached through arms length negotiations with Spartan and was consistent with termination fees in similar transactions with which we were familiar.

          The termination fees and expenses payable by us to Spartan are triggered under certain circumstances including if we terminate the merger agreement because our board has exercised its fiduciary duties or our shareholders do not approve the merger agreement. Spartan is not permitted to terminate the merger agreement based on the comparable actions of its board of directors or shareholders but may terminate the merger agreement based on specific reasons outlined in the merger agreement. If Spartan terminates the merger agreement for the reasons set forth in the merger agreement, Spartan is not required to pay us a termination fee or reimburse us for our expenses. However, if Spartan determines not to proceed with the merger and is not otherwise entitled to terminate the merger agreement, Foremost would be able to bring an action against Spartan for damages.

Extension, Amendment and Waiver of the Merger Agreement

          Spartan, Spartan Acquisition Co. and Foremost may amend, modify or supplement the merger agreement at any time before completion of the merger.

          Either Spartan and Spartan Acquisition Co., on the one hand, or Foremost, on the other hand, may extend the time for the performance of any of the obligations or other acts of the other party required by the merger agreement, waive any inaccuracies in the other party's representations and warranties in the merger agreement or in any documents delivered pursuant to the merger agreement and waive compliance by the other party with any of the agreements or conditions in the merger agreement that may be legally waived.

FOREMOST'S BUSINESS

General

          We are a holding company which, through our subsidiaries, provides property and casualty insurance primarily for mobile homes and recreational vehicles. We believe that as of the date of this proxy statement we were the leading writer of mobile home property and casualty insurance in the United States. We also write private passenger automobile and homeowners insurance.

          We sell property and casualty insurance to mobile home and recreational vehicle owners through independent agents and general agents, as well as through dealer agents. We also write property and casualty insurance on a direct response basis.

          Our principal subsidiary, Foremost Insurance Company, Grand Rapids, Michigan, was founded in 1952. We were incorporated in Delaware in 1967 and acquired all the outstanding capital stock of Foremost Insurance Company in that year. On June 30, 1998, we changed our state of incorporation to Michigan. Our principal executive offices are located at 5600 Beech Tree Lane, Caledonia Township, Michigan 49316. Our mailing address is Post Office Box 2450, Grand Rapids, Michigan 49501, and our telephone number is (616) 942-3000.

          Our insurance subsidiaries are rated A+ (Superior) by A.M. Best & Co. which is the second highest of the 15 rating categories in the A.M. Best rating system. On October 27, 1999, A.M. Best & Co. affirmed our A+ (Superior) rating following the announcement of the merger agreement.

          In September 1998, our insurance subsidiaries received an A (strong) financial strength rating from Standard & Poors. In addition, in 1999 we were, for the fifth consecutive year, rated among the top 50 insurance companies in the United States with respect to safety, consistency and performance by Ward's Financial Group, a management consulting and investment banking firm specializing in the insurance industry. Ward's measures the results of approximately 2,600 property and casualty insurance companies over a five-year period and from those results chooses the top 50 companies.

          During 1999, our business was concentrated in the property and casualty insurance market.

Property and Casualty Insurance

          Our property and casualty insurance business is concentrated primarily in the mobile home and recreational vehicle markets. Foremost Insurance Company, Foremost Signature Insurance Company, American Federation Insurance Company and Foremost Property and Casualty Insurance Company write our property and casualty insurance.

          Through our property and casualty subsidiaries, we write mobile home and recreational vehicle property and casualty insurance. We also write dwelling fire, homeowners and automobile insurance. Foremost Property and Casualty writes mobile home property and casualty insurance on a direct response basis under an exclusive endorsement by the American Association of Retired Persons as discussed below in "--Marketing--Direct Response Channel." In addition, we write automobile and homeowners property and casualty insurance based upon endorsements by third parties on a direct basis.

          Our property and casualty insurance operations cover all 50 states and the District of Columbia, although not all lines of insurance are sold in all jurisdictions. The following table presents the amounts and percentages of premium written by our property and casualty insurance subsidiaries in the 10 leading states during 1998:
State	Dollars	% of Total Premium

Texas	$ 76,142,414	17.4%
California	38,375,680	8.8
Florida	35,905,701	8.2
Michigan	24,368,918	5.6
South Carolina	17,389,513	4.0
Washington	16,966,273	3.9
North Carolina	16,349,296	3.7
Georgia	15,875,308	3.6
Pennsylvania	14,650,088	3.3
Alabama	12,661,712	2.9
Total	$268,684,903	61.4%

          A substantial portion of premium written in Texas is written by Foremost County Mutual Insurance Company, a Texas county mutual insurance company, and reinsured by Foremost. These amounts are included in "premium written and assumed" in the notes to the consolidated financial statements included in this proxy statement.

          Our insurance subsidiaries are subject to statutory restrictions and to supervision by state insurance regulatory agencies in all jurisdictions in which the subsidiaries transact insurance business as discussed below in "--Government Regulation."

Other Operations

          Secondary Market Financial Services

          In August of 1982, Foremost Financial Services Corporation developed a Manufactured Housing Pass-Through program. Under this program Foremost Financial Services issued certificates which are privately placed with institutional investors. The certificates evidence undivided interests in pools of manufactured housing retail installment obligations. Foremost Financial Services is contractually obligated to the certificate holders for servicing of the installment obligations. The certificates do not represent an interest in or obligation of Foremost Financial Services. However, Foremost Financial Services is obligated, if there is a delinquency or deficiency in payments on the installment obligations, to advance cash obligations to the extent the advances are reimbursable under the primary insurance policies or the pool insurance policy. Each installment obligation is covered by a primary policy of private credit insurance written by Foremost Insurance Company, which also wrote the pool credit insurance policies. Under these secondary market programs, Foremost Financial Services was, as of September 30, 1999, the master servicer of approximately 1,200 contracts with principal balances aggregating approximately $4.7 million. We discontinued writing private credit insurance in 1985 and the entire Manufactured Housing Pass-Through program is in a runoff mode.

          Insurance Agencies

          We own the following insurance agencies:
•	Foremost Affiliated Insurance Services, Inc.	•	Foremost Home Brokers, Inc.

•	Foremost Express Insurance Agency, Inc.	•	Western Star Underwriters, Inc.

•	Pacific Way Insurance Agency, Inc.	•	Frontier Insurance Agency, Inc.

•	Corvette General Agency, Inc.	•	Sunrise Insurance Agency, Inc.

•	Sunrise Insurance Agency of Arizona, Inc.	•	Sunrise Insurance Agency of Texas, Inc.

•	Knight Agency, Inc.

These agencies generate commission income by selling our specialty insurance products to selected markets. Some of the agencies listed above currently are inactive.

Marketing

          Our primary marketing strategy has been to provide insurance products through three distribution channels:
•	general and independent insurance agents (agency)

•	mobile home and recreational vehicle dealer agents (point-of-sale)

•	direct contact with insureds (direct response)

          Agency Channel

          We write insurance through numerous independent agents and a select group of general agents. These agents, many of whom also represent one or more competing insurance companies, are independent contractors selected and appointed by us. Under our agency agreement, each agent is authorized to sell and bind insurance policies in accordance with procedures specified in the agency agreement. Our marketing force focuses on developing and maintaining relationships in this channel. We also own a number of captive agencies which operate like an independent agency, except that they primarily only sell our insurance products.

          Point-of-Sale Channel

          We sell our insurance through mobile home and recreational vehicle dealer agents. Mobile home property and casualty insurance is the primary product sold through mobile home dealer agents. Recreational vehicle property and casualty insurance is the primary product sold through recreational vehicle dealer agents. We provide open lot commercial insurance products for certain property risk exposure of mobile home and recreational vehicle dealers. Our marketing force develops and maintains relationships with mobile home and recreational vehicle dealer agents.

          Direct Response Channel

          We utilize our direct response operation for the offering of mobile home, recreational vehicle, automobile and homeowners insurance to insureds through third-party endorsements and through our direct advertising. In December of 1989, we entered into a 10-year agreement with AARP under which the association granted us the exclusive right to offer our mobile home insurance to AARP members. This agreement was amended in 1997 extending the term through the year 2004. We market AARP mobile home policies exclusively on a direct response basis and own the renewal rights to these policies.

          During 1997, we entered into a multiyear agreement with an agent that represents the Amway Distributors Benefits Association and markets personal lines insurance to approximately 1.2 million independent distributors of Amway Corporation in the United States. In January of 1998, we entered into an agreement with Old Kent Bank, Grand Rapids, Michigan to market personal lines insurance to customers and employees of Old Kent Bank and its affiliates. We also utilize a direct response mail and telemarketing operation to sell our property and casualty policies to insureds in cases where we own the renewal rights to policy expirations.

Trademarks

          We hold a number of registered and common law trademarks that identify our products and services. The trademarks that we use most widely include "Foremost" and the "interlocking F." Although the registration of "Foremost" will expire on July 29, 2006, and the "interlocking F" on October 13, 2007, further renewals for periods of 20 years currently are available under federal trademark laws.

          We believe that consumers identify our products and services by our trademarks and that these trademarks are valuable assets. We are not aware of any infringing uses or any prior claims of ownership of our trademarks that could materially affect our current business. It is our policy to pursue registration of our primary marks whenever possible and to vigorously defend our trademarks against infringement or other threats to the greatest extent practicable under the laws of the United States. We also hold several other proprietary rights. We protect all of these proprietary rights to the greatest extent practicable under applicable law.

Underwriting

          The objective of our underwriting and ratemaking strategy is to achieve underwriting profits as well as to generate investable assets. Each of our property and casualty subsidiaries designs its own coverages and sets its own rates for its policies. However, our property and casualty subsidiaries incorporate some of the standard coverages and rates developed by ratemaking bureaus. Each prospective policy is underwritten and rated based upon a combination of factors which include, in the case of mobile homes, type of mobile home, location and other risk characteristics. Through this practice we seek to write policies only for those risks which meet our underwriting criteria.

          We believe that a key factor in our underwriting process is the use of our extensive historical mobile home database, which includes a computerized database of over 15 million earned policy years of experience with mobile home insurance policies. This database enables us to better identify and quantify the loss experience associated with numerous risk characteristics and is employed in the design of the coverage and rating used to classify insurance risks.

          The significant increase in catastrophe events since 1989 requires that we manage risk concentrations, especially in areas prone to hurricane, flood and earthquake. Over the last several years we have implemented various restrictions on new business writings in some areas. In addition, from 1993 to 1996 we implemented nonrenewals of policies in certain coastal areas running from Maine to Texas on the Atlantic Ocean and the Gulf of Mexico, including Florida, and California on the West Coast, to limit our exposure to these catastrophes. During 1997, we took action against another catastrophic risk by starting the process of eliminating flood from our mobile home policies' coverages. As of December 31, 1998, flood coverage was removed in 47 states. Accordingly, based on our policy renewal schedule, approximately 50% of our mobile home policies were without flood coverage as of December 31, 1998. This percentage grew to approximately 70% by the end of 1999, which significantly reduced our exposure of loss due to flooding. The guaranteed renewability of AARP policies and some American Federation policies, which accounted for approximately 12% of the total policies at December 31, 1999, will delay the removal of flood coverage. Also, the bureau states of Texas and North Carolina refuse to modify the bureau forms to eliminate flood coverage. Policies written in Texas and North Carolina accounted for approximately 18% of the total policies at December 31, 1999.

Claims

          Approximately 97% of claims are handled by our own staff of claim adjusters and the remainder by independent claim adjusters. Independent claim adjusters are primarily used to assist in handling claims in areas where insurance volume does not warrant the maintenance of a staff adjuster and for certain nonmobile home related claims. If a claim or loss cannot be settled and results in litigation, we retain outside counsel. In view of our commitment to mobile home and recreational vehicle property and casualty insurance, we conduct training programs for our adjusters on mobile home and recreational vehicle construction and the settlement of mobile home and recreational vehicle claims. We believe that the extensive use of our own trained claims adjustment staff as opposed to independent adjusters permits us to more expeditiously settle claims and limit underwriting losses and loss adjustment expenses. We intend to follow the same approach in the automobile and homeowners business by training our own adjusters as justified by the volume of business in geographic areas.

Loss and Loss Adjustment Expense Reserves

          We maintain reserves for the payment of losses and loss adjustment expenses for both reported and unreported claims. We estimate loss reserves at a given point in time at what we expect to pay in incurred losses based on facts and circumstances then known. Loss adjustment expense reserves are intended to cover the ultimate cost of settling all losses and defending lawsuits resulting from losses. The amount of loss reserves and loss adjustment expense reserves for reported claims primarily is based upon a case-by-case evaluation of the type of claim involved, the circumstances surrounding each claim and the policy provisions relating to the type of loss. We determine the amount of loss reserves and loss adjustment expense reserves for incurred but not reported claims on the basis of historical information by line of insurance. Neither generally accepted accounting principles nor statutory reserves represent an exact calculation of future benefit liabilities but are instead estimates made by us using actuarial and statistical methods. Ultimate liability may be greater or lower than reserves, and we cannot assure you that these reserves would be sufficient to fund future liabilities in all circumstances. We monitor reserves closely and quarterly review the reserves using new information on reported claims. We obtain certification of the adequacy of our reserves as of each December 31st by independent actuaries. We do not discount to present value that portion of our loss reserves expected to be paid in future periods. Inflation is reflected in the reserving process through analysis of cost trends and reviews of historical reserving results.

Limits of Insurance Coverage and Reinsurance

          We offer property coverage based on the actual cash value, or replacement cost, of the risk, depending on the coverage form written. Our published limits of liability for mobile home physical damage vary by state, with the highest limit being $125,000 for the states of Arizona, California, Oregon and Washington, with the nationwide average mobile home insured at approximately $24,000. Our published limits of liability for homeowners physical damage is typically $700,000. We maintain an excess of loss reinsurance policy for our homeowners programs, ceding 95% of each individual property loss in excess of $250,000. We write personal effects coverage at a percentage of the dwelling amount, usually 20% to 75%, depending on the coverage form written. Our published limits on liability coverage range from $25,000 to $500,000 per liability occurrence for mobile homes, and vary with other products depending on the needs and qualification of the policyholders. We reinsure 100% of any single liability loss which exceeds $500,000.

          A reinsurance transaction occurs when an insurance company transfers (cedes) a portion of its exposure on business written by it to a reinsurer which assumes that risk for a premium. Although the ceding of the insurance risk does not discharge the original insurer from its primary liability to its policyholder, it is the practice of insurers for accounting purposes to treat the reinsured risks, to the extent of the insurance ceded, as though they were risks for which the original insurer is not liable since the original insurer only would assume liability in those situations where the reinsurer is unable to meet the obligations assumed under the reinsurance agreements.

          During 1998, our property and casualty subsidiaries maintained reinsurance protection for catastrophes which indemnified us for aggregate catastrophe loss in excess of our retention up to the reinsurance treaty limits. We did not renew this aggregate catastrophe loss treaty. For 1999 our property and casualty subsidiaries maintained single occurrence catastrophe reinsurance for hurricane loss in the state of Florida and earthquake and fire following losses for the states of California, Oregon and Washington. For 2000, we have maintained the same single occurrence catastrophe reinsurance. This reinsurance indemnifies us for the major part of each single incurred loss in excess of our retention up to the reinsurance treaty limits. Since 1997, our property and casualty subsidiaries obtained single occurrence excess catastrophe reinsurance to cover their exposure to flood losses in certain states. For 1999, this flood coverage only included the states of North Carolina and Texas and was on an aggregate basis. This reinsurance contract indemnified us for the major part of flood losses in excess of our retention up to the reinsurance treaty limit. This single occurrence excess catastrophe reinsurance for flood losses ended at December 31, 1999. We review our catastrophe retention and reinsurance coverage limits annually and adjust limits as appropriate.

          We monitor the financial condition of the reinsurers and attempt to place coverage only with substantial, financially sound carriers. Due to fluctuations in capacity in the reinsurance market, we cannot be sure that our reinsurance agreements will be continued on current terms.

          The severity of weather-related and similar catastrophes in recent years has demonstrated to insurers, including our property and casualty insurance subsidiaries, that most assumptions on the damage potential of catastrophes were too optimistic. Our insurance subsidiaries maintain records showing concentrations of risks in catastrophe-prone areas of the United States. Our insurance subsidiaries regularly assess their concentration of underwriting exposures in catastrophe-prone areas and develop strategies to manage their exposure to catastrophic events, subject to regulatory constraints.

Government Regulation

          Our insurance subsidiaries are subject to regulation and supervision by state insurance regulatory agencies in all jurisdictions in which the subsidiaries are licensed to transact insurance business. Regulation and supervision relates to, among other things:
•	capital and surplus requirements

•	solvency standards

•	payments of dividends to shareholders

•	licensing to permit the transaction of business

•	licensing of agents

•	policy form and rate regulation

•	deposits of securities

•	methods of computing reserves

•	investment standards and diversification

          These regulations are intended primarily to protect policyholders rather than shareholders. Our subsidiaries also are required to file detailed annual and other reports with the regulatory agencies in each of the states in which they do business, and their business and accounts are subject to examination at any time by state agencies. Under insurance statutes and procedures established by the National Association of Insurance Commissioners, our insurance subsidiaries are examined periodically by one or more of the supervisory agencies on behalf of states in which these subsidiaries do business for both financial condition and market conduct practices. The last financial examination of our property and casualty insurance subsidiaries was completed in 1996 which covered the period from January 1, 1993 through December 31, 1995, except (a) Foremost County Mutual was examined in 1998 for the period January 1, 1996 through December 31, 1997; (b) Foremost Lloyds of Texas was examined in 1998 for the period July 1, 1994 through December 31, 1997; (c) American Federation was examined in 1998 for the three-year period ending December 31,

1997; and (d) Foremost Property and Casualty which was examined in 1996 for the period January 1, 1989 through December 31, 1995. Foremost Insurance Company, Foremost Signature and Foremost Property and Casualty currently are undergoing a financial examination by the Michigan insurance bureau for the period ending December 31, 1998.

          The insurance laws of most states generally provide that all property and casualty insurance companies which do business in their state must belong to a statutory property and casualty guaranty association. The purpose of these guaranty associations is to protect policyholders by requiring solvent property and casualty insurance companies to pay certain insurance claims of insolvent insurers. The rules of these guaranty associations assess insurers in order to pay these claims proportionately to the insurer's share of voluntary premiums written in the given state. While most guaranty associations provide a procedure for recouping assessments through rate increases, rate surcharges or premium tax credits, there is no assurance that insurers recover these assessments, and the time value of money becomes a cost to the insurer assessed. We do not expect that our share of these assessments will have a material impact on the business of our property and casualty subsidiaries.

          Many states have formed statutory residual market associations or plans to write certain higher risk property and casualty insurance, which risks are not eligible for the private market. These associations cover such risks as wind and water in coastal areas, assigned risk for automobile, workers' compensation, FAIR plans for homeowners and various other joint underwriting associations due to capacity shortfalls in the private market. By statute, each private insurer writing voluntary business of the type written under the residual market plans in the state must be a member of these associations and, depending on the plan, may be required to accept certain of these risks and also is required to participate in the profit or loss of the association or plan. Exposures under these plans are higher than voluntary writings because the plans accept higher risk business, and rates charged for this business are often lower than actuarially required due to political influence of the governmental agency operating these plans. In recent years, the Florida Residential Property and Casualty Joint Underwriting Association and the Florida Windstorm Underwriting Association have grown in the amount of exposures assumed due to the growth of wind and water exposure in Florida with continued real estate development. The shortage of private capacity after Hurricane Andrew in 1992, compounded by the inability of private insurers and Florida associations to secure regulatory approval of adequate rates for business written in the coastal areas, has caused further growth of exposures in these Florida associations. Florida also has imposed a nonrenewal moratorium which places annual limits on the amount of business an insurer may nonrenew in that state.

          Unprecedented catastrophe losses in recent years have prompted insurers to more aggressively limit their exposures to catastrophes. These actions have in turn created insurance availability problems in certain areas. In response to this environment, activity at the state regulatory level has occurred. During 1995, the California legislature authorized the establishment of the California Earthquake Authority, which will provide an alternative facility to California consumers for obtaining insurance to cover the earthquake peril. A similar situation exists in Florida where a state-sponsored insurance facility has accepted a significant number of insureds as a response to insurance companies continuing to limit the amount of their Florida business.

          Insurers also are required by the states to provide coverage to insureds who would not otherwise be considered eligible by the insurers. Each state dictates the types of insurance and the level of coverage which must be provided to these involuntary risks. Our insurance subsidiaries' shares of these involuntary risks is mandatory and generally a function of their respective share of the voluntary market by line of insurance in each state.

          In recent years, increased scrutiny of state-regulated insurer solvency requirements by certain members of the United States Congress resulted in the National Association of Insurance Commissioners developing industry minimum risk-based capital requirements, and establishing a formal state accreditation process designed to more closely regulate solvency, minimize the diversity of approved statutory accounting and actuarial practices and increase the annual statutory statement disclosure requirements. Risk-based capital formulas are designed to identify an insurer's minimum capital requirements based upon the inherent risks of its operations, including asset default, credit and underwriting of its operations. In addition to the minimum capital requirements, risk-based capital formula and related regulations identify various levels of the capital adequacy and corresponding actions that the state insurance departments should initiate. As of December 31, 1998, all of our property and casualty subsidiaries had adjusted capital amounts in excess of company action levels.

          Because we have implemented steps to reduce our exposure to catastrophes in catastrophe-prone areas, we have encountered resistance to these actions from state insurance regulators. However, we currently believe that we will be able to continue efforts to manage catastrophe exposures, but with some delays and compromises imposed by state insurance regulators.

          Various states have enacted laws that require registration and periodic reporting by insurance companies that are members of holding company systems. Our insurance subsidiaries are subject to this legislation and are registered under statutes where required. Typically, this legislation requires:
•	disclosure of all material members of the holding company system

•	approval by the appropriate insurance commissioner of certain acquisitions and mergers

•	disclosure and regulation of certain intra-system transactions which are subject to standards

•	advance notice of proposed extraordinary dividends or other large distributions which are subject to disapproval by the appropriate insurance commissioner

          Under the terms of applicable state insurance statutes, any person or entity desiring to purchase more than a specified percentage, commonly 10%, of our outstanding voting securities would be required to obtain regulatory approval of the purchase. As discussed above in "The Merger--Regulatory Approvals--State Regulatory Approvals" section of this proxy statement, Spartan and the Exchanges have made or will make certain filings with various state insurance commissioners related to the merger.

          The federal government also has the power to regulate the insurance business if the various states fail to do so. Except in a few limited areas, the federal government has not exercised its power. The United States Congress has considered the issue of federal regulation of certain aspects of the insurance industry and it is possible that it may adopt legislation in the future. Although Congress has not issued laws regarding the regulation of insurance, fair housing activists, including private advocacy groups, the United States Department of Housing and Urban Development's Office of Fair Housing and Equal Opportunity and the United States Department of Justice, have taken steps to limit or attack the use of certain risk-based methods for underwriting and pricing homeowners insurance under the Federal Fair Housing Act, even though the act does not apply to insurers by its terms. This activity has increased over the past several years. Although regulation of insurance generally is reserved to the states, these fair housing activists have had some success both in the courts and through private settlements in regulating certain insurance practices which they claim deprive people of housing through unfair and discriminatory "redlining." Recent efforts to challenge risk-based insurance practices have been facilitated through the legal concept of "disparate impact," the legal concept that a policy or practice based on race-neutral criteria may nevertheless constitute illegal discrimination if it has a disproportionate adverse impact on minorities. If fair housing activists and the executive branch of the federal government succeed in challenging certain underwriting and pricing practices, insurers may have to abandon certain practices that, while based on risk-based criteria, may yield a disparate racial impact. This could result in less variation in rates according to individual risks and a higher average premium for most risks to subsidize high loss groups of customers.

Competition

          All lines of business in which we engage are competitive. Large national companies account for much of the competition, although the types of insurance coverages that we sell are usually a relatively small portion of those companies' businesses. These national competitors are larger and have greater resources available to them than we do. In addition to large national companies that compete in our markets, other companies specialize in the same types of insurance coverages and compete directly with us, primarily in limited geographical areas. We compete primarily on the basis of value, although some of our competitors use price competition with respect to both premium rates and commission rates offered to agents.

Working Capital

          We maintain liquid assets in excess of an amount needed to pay our current operating expenses and claims.

Dependency Upon Single Customer

          No single customer accounted for 10% or more of our consolidated revenues in 1998, 1997 and 1996, and no material part of our business is dependent upon a single customer or a few customers, the loss of any one or more of whom would have a materially adverse effect on our business.

Environmental Regulations

          Compliance with federal, state or local provisions regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, has not had a material adverse effect on our expenditures or earnings.

Employees

          We employed approximately 1,214 persons as of September 30, 1999. We presently consider our employee relations to be good.

Financial Information By Business Segment

          Financial information by business segment for the three years ended December 31, 1998 and for the nine months ended September 30, 1999 appears in the consolidated financial statements and related notes beginning on page F-1 of this proxy statement.

Properties

          In 1988 we purchased a 587-acre parcel of land in Caledonia Township (southeast of Grand Rapids, Michigan) and constructed a 260,000 square foot corporate headquarters building on part of this property. We currently use approximately 50 acres of this parcel for corporate headquarters, and we hold the balance of the parcel as investment property. In 1998, we completed construction of a 98,000 square foot office facility on part of our Caledonia Township property to house our customer service center. We also lease a 25,000 square foot facility in Cascade Township near Grand Rapids, Michigan for office, distribution and printing space. We have other short-term leasehold interests in real property used for claim service offices and captive agencies throughout the country.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          Except for the historical information contained in this section, the following discussion contains forward-looking statements that involve risks and uncertainties regarding our strategy and financial performance. Our actual results could differ materially from those discussed here. Factors that could cause or contribute to the differences include, but are not limited to, those discussed in the "Cautionary Statement Regarding Forward-Looking Statements" section of this proxy statement.

Nine Months Ended September 30, 1999 and September 30, 1998

          Results of Operations

          Net income for the third quarter was $.27 per share, including $.03 per share in realized gains. This compares to net income of $.43 per share, including $.04 per share in realized gains, during the same quarter of 1998. Net income for the first nine months of 1999 was $1.28 per share, which compares to net income, before an extraordinary item, of $1.16 per share for the first nine months of 1998. Realized gains of $.12 per share in 1999 and $.13 per share in 1998 are included in the nine months results.

          Results from lawsuit settlements, recorded in the first nine months of 1999, include a $6.75 million pre-tax settlement received in the first quarter from the settlement with First USA Bank and a second quarter charge of $5.8 million pre-tax for our settlement and payment of a verdict in Iowa.

          Our property and casualty group's combined ratio for the third quarter of 1999 was 99.8% compared to 91.9% for the same period last year. Due mainly to Hurricane Floyd, third quarter catastrophe losses accounted for 6.6 points of the increase in the combined ratio in the third quarter of 1999 compared to the same quarter of last year. The 1999 combined ratio for the first nine months was 93.4%, which compares with 93.5% for the first nine months of 1998.

          Written premium by major product line is as follows:

	For the Three Months Ended September 30, 1999
	1999	1998	% Increase (Decrease)
	(in thousands)

Mobile home	$ 98,418	$ 97,688	0.7%
Recreational vehicle	11,355	11,003	3.2%
Automobile - direct	4,182	2,206	89.6%
Automobile - agency	1,219	1,776	(31.4%	)
Basics	2,316	2,176	6.4%
Homeowners	1,269	896	41.6%
Other	820	946	(13.3%	)
Total	$119,579	$116,691	2.5%

	For the Nine Months Ended September 30, 1999
	1999	1998	% Increase (Decrease)
	(in thousands)

Mobile home	$289,677	$279,980	3.5%
Recreational vehicle	40,046	39,695	0.9%
Automobile - direct	11,623	6,028	92.8%
Automobile - agency	4,792	6,829	(29.8%	)
Basics	6,663	6,303	5.7%
Homeowners	2,698	1,920	40.5%
Other	2,341	2,717	(13.8%	)
Total	$357,840	$343,472	4.2%

          Our written premium has increased 4.2% for the first nine months of 1999 compared to the same period last year. Mobile home written premium had solid growth increasing $9.7 million for the first nine months of 1999 compared to the first nine months of 1998. Direct response automobile written premium for the first nine months of 1999 nearly doubled from the same period last year when we wrote $6 million compared to $11.6 million in 1999.

          After-tax investment income contributed $.21 per share in the third quarter of 1999 compared to $.18 per share in the third quarter of 1998. For the first nine months of 1999, after-tax investment income contributed $.59 per share compared to $.55 per share for the same period last year. The majority of the increase can be attributed to the positive cash flow from operations during the first nine months of 1999 and the shift from equity securities to fixed maturities.

          Financial Position

          The principal sources of cash for the first nine months of 1999 were approximately $137.3 million from sales and maturities of investments and $47.2 million from operations. We also borrowed an additional $6.5 million from our line of credit, but repaid approximately $12.4 million of our debt. The primary uses of cash were approximately $171.5 million for purchases of securities, real estate and equipment, $12.8 million to purchase treasury stock and $7.2 million to pay dividends to shareholders. We had $30.2 million in cash and other liquid assets at September 30, 1999.

          Total invested assets on a cost basis increased 4.8%, or $28.8 million during the first nine months of 1999. The unrealized gain in securities available for sale declined $11.9 million net of tax in the first nine months of 1999, of which $3.2 million, net of tax, represents realized gains taken from the sale of securities. The reason for the shift in investments from equity securities to fixed maturities is the concern that there is more risk in owning certain large cap common stocks, with high multiples, at this time than the potential for reward. Also by investing in current return securities, we expect to be able to maintain or grow our investment income.

          We continued to manage our capital base and leverage ratios by repurchasing $12.8 million of Foremost common stock during the first nine months of 1999, under a previously announced repurchase plan. In the first nine months of 1999 we repurchased 665,695 shares of Foremost common stock. Since the inception of this repurchase plan in February 1994, we have purchased 6,730,067 shares.

          On June 24, 1999, we restructured the interest rate swap on the $30 million of our term loan that is amortizing. The interest rate was lowered from 5.705% to 5.09% plus credit spread and the term was shortened by three years to terminate in May 2001. The starting notional amount was $25 million.

          Recent Accounting Pronouncements

          FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" requires all derivatives to be recognized in financial statements and to be measured at fair value. Gains and losses resulting from changes in fair value must be included in income, or in comprehensive income, depending on whether the instrument qualifies for hedge accounting and the type of hedging instrument involved. Since our only derivative transactions are interest rate swaps on our debt, which effectively fix the interest rate on debt, we do not expect that the adoption of SFAS No. 133 will have a significant effect on our results of operations or financial position.

          Year 2000 Readiness Disclosure

          The Year 2000 issue is the result of computer programs being written using two digits to define the applicable year instead of four. The problem exists when time sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. By nature, the insurance industry is highly dependent upon computer systems because of significant transaction volumes and date dependencies for many of its applications. We have completed a comprehensive review of our computer programs to identify the systems that would be affected by the Year 2000 problem. We have a comprehensive written plan, which has been regularly updated and monitored by technical personnel. Management regularly reviews plan status. We also have hired an outside consulting firm to assist in this conversion process and have completed 100% of the Year 2000 modification of our mainframe computer applications. We performed a Year 2000 test of our systems and applications during June 1999. The test results were positive and all errors discovered were remediated and tested. The procedures used by these consultants for the Year 2000 conversion effort have been certified by Information Technology Association of America. The ITAA 2000 Certification Program evaluates the consultant's processes and methods used to develop new software or convert existing software to meet the date-related needs of the next century.

          We also have identified the non-IT systems that have Year 2000 issues and have a plan to assess, remediate and test, if necessary, these systems. We will continue to assess the impact of the Year 2000 issue on the remainder of our computer-based systems and applications.

          Management also has reviewed our Year 2000 exposure to third party customers, distributors, suppliers and banking institutions. We have evaluated the Year 2000 readiness of third parties. Significant third parties with which we interface with regard to the Year 2000 problem include, among others, agents, technology vendors, financial institutions, as well as service providers and companies that provide utility infrastructure (power, natural gas, delivery services, telecommunications). Unreadiness by these third parties would expose us to the potential for loss and impairment of business processes and activities. We have assessed these risks through bilateral efforts and have contingency plans intended to address perceived risks.

          Our contingency plans address both infrastructure and business resumption. Individual units within the company were responsible to identify critical processes and to plan actions to mitigate the potential impact of a Year 2000 disruption in their area. The individual plans were reviewed and modified as appropriate by our Year 2000 Project Manager.

          Contingency plans include back-up generators if electric power is interrupted, multiple vendors for telecommunications and relocation plans for call centers if telephones are available at some, but not all, of our facilities. We also established manual processes for critical functions such as claims, accounts receivable, operations and payroll. We have a comprehensive rollover plan in place, including complete back-ups of system data at year end 1999. Our major vendors, including IBM which operates our mainframe system, have their own contingency plans which we reviewed.

          We have a detailed plan for communication and command, including a team of 70 internal and IBM employees who operated our Year 2000 command center through the New Year's weekend and who will continue to do so as needed. There can be no assurance that our contingency plans can or will address all possible adverse events related to Year 2000 issues.

          We cannot predict what effect the failure of a third party to address, in a timely manner, the Year 2000 problem would have on our business. However, the extent to which the computer operations, utility infrastructures and other systems of our important third parties are adversely affected could, in turn, affect our ability to operate or communicate with these third parties and could materially affect our results of operations in any period or periods.

          In connection with the Year 2000 issue, we spent approximately $1.8 million before 1997, $3.8 million in 1997, $4.3 million in 1998 and $3.4 million in 1999. These costs primarily consisted of professional fees paid to third party providers of remedial services. It is our policy to expense all costs associated with these systems changes. We also may invest in new or upgraded technology, which has definable value lasting beyond 2000. In these instances, where Year 2000 compliance is merely ancillary, we may capitalize and depreciate the asset over its estimated useful life.

          Based on currently available information, management does not presently anticipate that the costs to address the Year 2000 issues will have a material adverse impact on our financial condition, results of operations or liquidity.

          Since January 1, 2000 to the date of this proxy statement we have not experienced any disruptions to our business due to Year 2000 issues. However, we cannot guarantee that additional costs will not be incurred in 2000. In addition, our estimates regarding the impact of the Year 2000 problem may not be achieved and actual results could differ from these estimates. Specific factors that might cause differences include, but are not limited to, the ability of other companies on which our systems rely to modify or convert their systems to be Year 2000 ready, the ability to locate and correct all relevant computer codes, the ability of all third parties who have business relationships with us to continue their businesses without interruption and similar uncertainties. As a result, we have established the above contingency plans that will address possible internal and external scenarios that might have an adverse effect on our business.

          This Year 2000 Readiness Disclosure is based upon and partially repeats information provided by our outside consultants and others regarding the Year 2000 readiness of us and our customers, suppliers, financial institutions and other parties. Although we believe this information to be accurate, we have not independently verified the information.

          Quantitative and Qualitative Disclosures About Market Risk

          Our investment portfolios are managed with the objective of maximizing after-tax investment income and total return, while minimizing credit and market risks to provide support for the insurance operations and overall results of our business. When developing our investment strategies, management considers many factors including underwriting results, tax impacts, regulatory requirements, fluctuations in interest rates and other market risks. Investment professionals manage investment decisions based on guidelines established by our management and approved by our board of directors.

          Market risk represents the potential for loss due to changes in the fair value of financial instruments caused primarily by fluctuations in interest rates and equity prices. We mitigate these risks by managing the maturity of financial instruments to provide adequate funding for the payout of our property and casualty reserves.

          The only change in the quantitative information since year-end 1998 was the restructuring of the interest rate swap. On June 24, 1999, we restructured the interest rate swap on the $30 million of the term loan that is amortizing. The interest rate was lowered from 5.705% to 5.09% plus credit spread and the term was shortened by three years to terminate in May 2001. The starting notional amount was $25 million. The following table presents the maturities of long-term debt with the corresponding interest rate swaps on this debt. Since the interest rate swaps effectively fix the interest rate on the notional amount of debt, changes in interest rates have no current effect on the interest expense that we record. Further quantitative information can be found in Item 7A "Quantitative and Qualitative Disclosures About Market Risk" in the Company's Form 10-K for the year ended December 31, 1998, which is incorporated by reference in this proxy statement.

          As of September 30, 1999 (in thousands):
	Remainder of 1999	2000	2001	2002	2003	Thereafter
Liabilities

Long-term Debt	$1,250	$5,000	$5,000	$5,000	$13,000	$52,500

          Average interest rate is a floating rate that is fixed by the swaps below (in thousands):
	Remainder of 1999	2000	2001	2002	2003	Thereafter
Interest Rate Swaps

Notional Amount	$1,250	$13,000	$17,500	$50,000	$ --	$ --

Pay Variable/Receive Fixed:
    Average Receive Fixed Interest Rate - 6.05% plus weighted average credit spread of 0.578%

          Management uses duration to estimate the value change in our fixed income securities. Price volatility and duration are directly related. Duration is the present value of all future cash flows to be received. The duration of our fixed income portfolio as of September 30, 1999 was four years and the market value was $389.4 million. Therefore, a 1% increase in interest rates would equate to a decrease in market value of approximately $15 million or 4%. Conversely, a 1% decline in interest rates would equate to an increase in market value of approximately $15 million. Other factors such as spread changes, call features, special redemption features and prepayment changes will affect the duration of the portfolio. While duration is expressed in years, it is regarded as a percent change.

          Equity price risk is the potential loss due to changes in the value of equity securities. Equities have more price variability than fixed securities. Historically, equities have provided higher returns over a long period of time. As of September 30, 1999, our investment in equity securities had a market value of $62.4 million. A 10% change in the portfolio's equity prices would impact their value by approximately $6.2 million. All equity securities are marketable.

          All of the above risks are monitored on an ongoing basis. Management's need to react to significant changes in interest rates and equity prices is minimized by the fact that the annual maturities of investments and cash flow from insurance operations are sufficient to meet the cash flow requirements of our business. Therefore, management has the ability to wait out these changes.

Fiscal Years Ended December 31, 1998, 1997 and 1996

          Results of Operations

          Written Premium. Written premium for property and casualty insurance was approximately $442 million in 1998, which represented an increase of 1.5% over the approximately $435 million written in 1997. The 1997 writings were 3.3% greater than the approximately $421 million written in 1996.

          Within the property and casualty insurance business, combined written premium for our specialty line products of mobile home, motor home and travel trailer increased 1% in 1998 to $409.4 million following an increase of 2% in 1997 to $405 million and a decline of 1% to $397 million in 1996. Over the past three years, our catastrophe exposure management programs have slowed the growth in these lines. Mobile home written premium, which was flat the first six months of 1998, recovered in the second half of 1998 to post an increase of 1.5% for the year. This increase offset the effects of our catastrophe management program. Our BASIC product, a dwelling fire and ACV homeowners insurance program distributed through independent agents, grew by 15% in 1998. We wrote $8.5 million of this specialty product in 1998 and $7.4 million in 1997. Management expects moderate growth in these specialty lines in the future as we continue to pursue profitable opportunities.

          Our standard lines of automobile and homeowners insurance combined for total written premium of $20.3 million in 1998, an increase of 17% over the $17.3 million written in 1997, which was 27% more than the $13.6 million written in 1996. The direct response automobile premium increased to $8.9 million in 1998 compared with $2.8 million in 1997. We believe that the direct automobile and homeowners insurance program provides favorable growth opportunities in the future.

          On October 13, 1997, we signed an extension of our exclusive endorsement by AARP to offer mobile home insurance to its members through the year 2004. This program has had positive results since its inception in 1989, which encouraged both parties to extend their relationship five years beyond the original agreement's expiration date.

          Underwriting Results and Loss Reserves. The combined loss and expense ratio for our property and casualty insurance operations was 92.4% in 1998, 91.0% in 1997 and 98.7% in 1996. The underwriting profit from these operations was $33 million in 1998, $38.6 million in 1997 and $5.5 million in 1996. We believe that our emphasis on rate adequacy, disciplined underwriting, catastrophe exposure management and strategic expense management programs has contributed significantly to the positive underwriting results over the last several years.

          The impact of catastrophe losses on property and casualty results increased in 1998 to, net of reinsurance, $40.3 million, compared to $36.9 million in 1997 and the record level of $69.7 million in 1996. The property and casualty insurance industry recorded catastrophe losses for 1998 at an estimated $10.1 billion, making 1998 the third worst year for catastrophe losses in the last 10 years and quadruple the amount recorded in 1997. Despite the industry experience, we posted only a small increase in catastrophe losses in 1998, which reflects the success of our catastrophe exposure management efforts. The only major storms of 1997 occurred in the Northwest during the first quarter of 1997. The record catastrophe losses of 1996 resulted from significant storms in the Northwest and Northeast portions of the country during the first and fourth quarters of 1996. These storms created massive damage in Oregon, Washington, Pennsylvania and New York. Hurricane Fran also struck North Carolina in the third quarter of 1996. The Property Claims Services Unit of the Insurance Services Office, Inc. reported this industry catastrophe data.

          We monitor our exposure to catastrophic risk and have taken aggressive action in coastal areas and earthquake-prone areas to reduce our risk to hurricane and earthquake losses. During 1997, we took action against another catastrophic risk by starting the process of eliminating flood from our mobile home policy coverages. As of December 31, 1998, flood coverage was removed in 47 states. Accordingly, based on our policy renewal schedule, approximately 50% of our mobile home policies were without flood coverage as of December 31, 1998. This percentage is estimated to grow to approximately 70% by the end of 1999. Removing flood coverage will significantly reduce our exposure of loss due to flooding. The guaranteed renewability of AARP policies and some American Federation policies, which accounted for approximately 15% of the total policies at December 31, 1998, will delay the removal of flood coverage. Also, the bureau states of Texas and North Carolina have refused to modify the bureau forms to eliminate flood coverage. Policies written in Texas and North Carolina accounted for approximately 18% of the total policies at December 31, 1998. To manage this risk in 1999, management has aggregate catastrophe reinsurance to cover its exposure to flood losses in the states of North Carolina and Texas. In 1995, we began a coastal strategy which eliminated approximately 24,000 policies in the coastal counties from Maine to Texas. By June 30, 1996, we substantially completed this program of coastal policy reduction. We have further reduced our exposure to hurricane loss by not writing a significant amount of new business in Florida since 1992. Management has pursued the reduction of earthquake exposure by nonrenewing 21,000 policies in California with units greater than $50,000 in value since 1994. Attrition also has contributed to the reduction of earthquake exposure, pushing the total policy decline in California to approximately 50,000 since 1994. Since July 1, 1995, our policies only provide earthquake coverage on an optional basis, which has reduced exposure to catastrophic loss due to earthquakes. Management will continue to take appropriate actions to reduce or eliminate certain exposures in the future where deemed necessary.

          Management is committed to controlling expenses and has aggressively managed acquisition costs and general and administrative expenses. All expense categories are closely monitored, and employees are challenged to develop ideas and programs to improve results. These actions have helped reduce our expense ratio from a high of 42.7 in 1988 to its current level of 35.1 in 1998. Expenses increased by 1.1 points in 1998 compared to 1997 because of the costs associated with the start-up of the new direct automobile and homeowners program. As this standard business grows, these costs as a percentage of premiums earned will decline.

          In connection with the new direct marketing of auto and homeowners insurance, we have invested in a new policy processing system that was operational beginning in 1999. We incurred costs of $8 million in 1998 and $4.1 million in 1997 related to this system. These costs include direct costs of external materials, consultants associated with developing internal-use software and payroll and related costs of employees directly devoted to the internal-use computer software project. In accordance with SOP 98-1 which we adopted in 1997, we capitalized the costs of the system and will expense the costs over the life of the system starting in 1999.

          We believe that inflation is unlikely to be a significant factor in our results of operations given the relatively short-term nature of premiums receivable and expected loss payments from reserves for losses and loss expenses. Management implicitly considers the anticipated effect of inflation when estimating reserves for losses and loss expenses, product pricing and investment decisions.

          We engage an outside actuarial firm to attest to the adequacy of our carried property and casualty reserves. This firm has rendered their opinion for the year ended December 31, 1998, and have attested to the adequacy of our held reserves as of that date. We are committed to maintaining adequate loss reserves and place a high priority on balance sheet integrity.

          We discontinued writing private credit insurance in 1985 and established a reserve to cover anticipated losses from the runoff of the product. Management continues to be satisfied with the experience in the runoff of this business. The reserve was not adjusted in 1998, but was reduced by $650,000 in both 1997 and 1996. These reductions are not reflected in the underwriting results of the insurance operations, but are a component of the parent company and other operational results. The majority of these policies will runoff in 1999. Management believes that the aggregate reserves for this discontinued product are adequate at December 31, 1998, but will continue to review and adjust them as needed.

          Extraordinary Item. On May 5, 1998, we prepaid the $30.8 million mortgage on our corporate headquarters and incurred a $3.3 million after-tax prepayment penalty to extinguish this debt. This cost was classified as an extraordinary item in the consolidated financial statements for the second quarter of 1998 and reduced earnings by $.12 per share. We prepaid the mortgage to eliminate the restrictive operating covenants attached to this debt. These restrictive covenants hindered our ability to manage our capital base and leverage ratios through stock repurchases. We will recoup the cost of this prepayment penalty over time through our ability to borrow funds at lower interest rates. The interest savings equal approximately $.03 per share annually to our operating results.

          Sale of Life Insurance Subsidiary. On June 11, 1996, we completed the sale of our life insurance subsidiary, Foremost Life Insurance Company, to Woodmen Accident and Life Company. The sale yielded net after-tax proceeds of $17.4 million and we incurred an after-tax loss of $698,000 as a result of the sale. The majority of the net proceeds were utilized to repurchase Foremost common stock under the previously announced stock buy-back program approved by the board. The financial results of the life insurance segment and the sale are reflected as discontinued operations in the consolidated financial statements included in this proxy statement.

          In 1989 and 1990, Foremost Life Insurance Company assumed credit life premium under various reinsurance treaties. In the fourth quarter of 1990, the ceding companies were declared insolvent and placed into liquidation. In accordance with the sales document, in June of 1996 the amount reserved to cover these reinsurance treaties was transferred to an escrow account. On July 11, 1997, Foremost and the liquidator settled all outstanding reinsurance and legal issues regarding these treaties. The escrow account was closed and we recorded an after tax gain of $110,000, which is included in discontinued operations.

          Liquidity and Capital Resources

          Cash Flow. From 1996 to 1998, we generated positive cash flow of $95.7 million from operations and paid back $9.1 million on long-term borrowings. During the same period, we paid $30.6 million in dividends to shareholders, repurchased $61.5 million of Foremost common stock and purchased $28.5 million of real estate and equipment, including a new policy processing system. In 1996, we received $17.4 million in proceeds from the sale of Foremost Life Insurance Company.

          We expect continuing positive cash flow from operations. Additionally, the investment portfolios of our insurance operations have been structured to provide liquidity for operations. The portfolios are structured so that, on average, approximately $26.7 million of investments mature every year over the next 10 years, and are available for reinvestment or use in operations as required. The insurance products written by our insurance subsidiaries are primarily property coverages that result in rapid claims payments. The average maturity of investments is between five and six years, which provides adequate asset/liability matching. We believe that our liquid assets plus cash flow from operations will be adequate to meet all foreseeable cash requirements.

          In February 1994, the board approved a stock buy-back program of up to 3,000,000 shares of Foremost common stock. The board increased the program to 6,000,000 shares by approval of 1,500,000 share increments in March and December of 1996. In December 1997, the board increased the program to 9,000,000 shares. Since the inception of this buy-back program, we have purchased 6,064,372 shares through December 31, 1998. During 1998, we purchased 777,658 shares. The total shares available under the authorization for the repurchase program at December 31, 1998 was 2,935,628 shares. All of the above stock repurchase authorizations and purchases have been adjusted for the January 1998 three-for-one stock split. The merger agreement prohibits us from purchasing additional shares of Foremost common stock, without the prior approval of Spartan.

          Our insurance subsidiaries are subject to certain restrictions on their ability to transfer funds to us in the form of cash dividends, loans or advances without regulatory approval. We do not expect these restrictions to impair our ability to meet our cash obligations.

          Capital Structure. At December 31, 1998, we had 27,166,240 shares of Foremost common stock outstanding after giving effect to the three-for-one stock split in January 1998. In April 1998, the shareholders approved an amendment to our articles of incorporation that increased the authorized common stock from 35,000,000 to 70,000,000 shares and authorized a class of 10,000,000 shares of preferred stock. The shareholders also adopted an agreement and plan of merger which changed our state of incorporation from Delaware to Michigan effective June 30, 1998.

          In June 1998, we entered into a credit agreement under which our lenders committed to provide a five-year, $40 million revolving credit facility and a seven-year term loan of $80 million, of which $30 million of the term loan is amortizing over six years at $1.25 million per quarter. At December 31, 1998, $77.5 million remained outstanding on the term loan, and $10 million was outstanding on the revolving credit facility. In addition to the remaining $30 million available under the revolving credit facility, we also have available an uncommitted line of credit facility which may not exceed $20 million at any one time. The uncommitted line of credit expires on June 30, 2000.

          During 1995, we entered into an interest rate swap agreement to effectively fix the interest rate at 6.545% plus credit spread on the $58 million then outstanding under the credit agreement. The swap will expire on August 31, 2000. In November 1997, the swap agreement was amended with the following changes: (a) the interest rate was dropped to 6.47% plus credit spread; (b) the maturity was extended to August 31, 2002; and (c) the notional amount will be decreased from $58 million to $50 million on August 31, 2000. The interest rate swap is non-amortizing. In August 1998, we entered into an interest rate swap agreement in the notional principle amount equal to the $30 million of the term loan that is amortizing. This agreement effectively fixes the interest rate at 5.705% plus credit spread until May 31, 2004. On June 24, 1999 we restructured the interest rate swap to reduce the interest rate to 5.09% plus credit spread and to shorten the term by three years to terminate in May 2001. Our exposure to credit risk is limited to interest movements and is considered to be negligible. We do not hold or issue any other material amounts of derivative financial instruments.

          Investments. After-tax investment income contributed $.74 per share on a diluted basis in both 1998 and 1997, compared to $.72 per share in 1996. The relatively flat results over this period of time were primarily due to the impact of declining interest rates which offset the positive cash flow generated from the strong underwriting performance. The record catastrophe losses in 1996 also impacted the investment results of that year.

          Unrealized capital gains, net of tax, were $10.3 million at December 31, 1998 compared to $20.9 million at December 31, 1997 and $25 million at December 31, 1996. We also realized gains after taxes of $4.7 million in 1998 compared to $7.9 million in 1997 and $2 million in 1996.

          Our financial results over the last several years allow management to take a longer term, total return view of investments. As opportunities become available, we expect to continue the strategy of increasing our asset allocation to total return investments. These investments consist of common and preferred stock as well as lower-rated bonds and other assets that achieve equity-like returns over a market cycle. The merger agreement prohibits us, without Spartan's prior approval, from purchasing investment assets, other than cash and cash equivalents, United States treasury obligations and investment grade municipal or fixed income securities with maturities of not greater than eight years traded on a national securities exchange or the Nasdaq National Market.

          At December 31, 1998, our investment portfolio included securities which were either unrated or less than investment grade, high-yield corporate debt securities, including certain preferred stocks, and limited partnerships. These securities had a cost basis of $39.6 million, with an aggregate market value of $36.6 million, and none of them individually exceeded $6.2 million. These securities have different risks than other investment grade securities. Risk of loss upon the borrower's default is greater with these investments than with other corporate or governmental debt securities because these securities generally are unsecured and are often subordinated to other creditors of the issuer. These issuers usually have high levels of indebtedness and are more sensitive to adverse economic conditions than are investment grade issuers. Management believes the unrealized loss in these securities will be temporary.

          The remaining three real estate properties which we foreclosed upon in 1991, totaling $3.8 million, were sold or disposed of during 1996 without any adjustments to their carrying values. We have not foreclosed on other real estate, nor were any of our real estate related securities in default at December 31, 1998.

          In accordance with FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," we have classified a portion of our fixed maturity investments and equity securities into a category entitled "securities available for sale" which are adjusted to reflect market value. Due to the restrictive definition of assets qualifying to be categorized as held to maturity, most of our fixed investment securities are considered to be available for sale, and are therefore adjusted to reflect market values. Unrealized investment gains and losses on securities available for sale are credited or charged directly to shareholders' equity net of applicable tax provisions or credits. The net unrealized gain on securities available for sale was $10.3 million at December 31, 1998, and $20.9 million at December 31, 1997. Although we have the general intent and ability to hold most of our fixed maturities to maturity, we could sell some of the securities due to changes in market conditions, relative yields available, tax planning and asset/liability management considerations. Because we do not purchase fixed maturity investments with a view to resale, the "available for sale" classification does not denote a trading account.

          At December 31, 1998, we had $39.1 million of consolidated assets in cash and other short-term investments.

          Income Taxes

          In accordance with FASB Statement No. 109, "Accounting for Income Taxes," we recognized certain tax assets whose realization depends upon generating future taxable income. We anticipate realizing these tax assets through the generation of future taxable income and other tax planning strategies. No tax credit or capital loss carryforwards existed as of December 31, 1998.

          Litigation

          We routinely are engaged in litigation as plaintiff and defendant in the normal course of business. In the opinion of management, all litigation matters are not expected to have a material effect on our consolidated financial position, operating results or cash flows. Our aggregate ultimate liability, if any, was not determinable at December 31, 1998 or September 30, 1999.

          Stock Option Plan of 1998

          In April 1998, the shareholders approved the Stock Option Plan of 1998, which granted Mr. Antonini, Foremost's Chairman, President and Chief Executive Officer, an option to purchase 750,000 shares of Foremost common stock at a purchase price of $24 per share. Except upon a change in control or the occurrence of other events, the options vest only if the closing price of Foremost common stock on the NYSE is equal to or greater than $48 per share on at least 10 trading days on or before February 23, 2003. If our shareholders approve the merger agreement, the options granted under this plan will vest immediately upon completion of the merger. If the merger is approved, Mr. Antonini will receive a total cash payment of $3,937,500 under this plan. The total cash payments payable to Mr. Antonini and other participants in all other stock option plans are described in "The Merger--Interests of Certain Persons in the Merger."

          Risk-Based Capital

          The National Association of Insurance Commissioners requires property and casualty insurance companies to calculate and report information under a risk-based capital formula in their statutory annual statements. The risk-based capital requirements are intended to assist regulators in identifying inadequately capitalized companies. The risk-based capital calculation is based on the type and mix of risks inherent in our business and includes components for underwriting, asset, interest rate and other risks. Our insurance subsidiaries exceeded their risk-based capital statutory surplus standards as of December 31, 1998.

          1999 Event

          On January 19, 1999, Foremost and First USA Bank settled the action filed in 1998 by us against First USA Bank and Banc One in the United States District Court for the Western District of Michigan arising out of a dispute concerning an insurance services agreement made in 1996. The settlement required First USA Bank to pay us $6.75 million in connection with the termination of the insurance services agreement which had provided us the exclusive right to offer certain insurance products to First USA Bank's credit card customers. The settlement proceeds were recorded in our financial results for the first quarter of 1999.

FOREMOST'S MANAGEMENT

          The following table sets forth information concerning our executive officers and directors:
Name	Age	Position
Richard L. Antonini	57	Chairman, President and Chief Executive Officer
F. Robert Woudstra	54	Chief Operating Officer, Chief Financial Officer and Director
Larry J. Orange	57	Executive Vice President and Director
John J. Hannigan	52	Executive Vice President
David A. Heatherly*	49	Executive Vice President
Paul D. Yared	50	Senior Vice President, Secretary and General Counsel
Donald D. Welsh	60	Treasurer
John C. Canepa	69	Director
Michael de Havenon	59	Director
Arthur E. Hall	61	Director
Richard A. Kayne	54	Director
Joseph A. Parini	68	Director
Robert M. Raives	73	Director
Michael B. Targoff	55	Director

_________________

*          Mr. Heatherly terminated his employment on December 31, 1999.

          Richard L. Antonini has been a director of Foremost since 1973 and has served as Chairman of the board since 1991. Mr. Antonini has served as the President and Chief Executive Officer of Foremost since July 1986, and has been employed by Foremost in various other capacities since 1969. Mr. Antonini also is a director of Old Kent Financial Corporation and Old Kent Bank, Chairman of the board of the Mackinac Center for Public Policy and a member of the Board of Trustees of Cornerstone College. Mr. Antonini resides near Grand Rapids, Michigan.

          F. Robert Woudstra has been a director of Foremost since 1988. Mr. Woudstra was appointed as Chief Operating Officer and Chief Financial Officer of Foremost on February 25, 1999. Before that date, Mr. Woudstra served as Executive Vice President and Treasurer of Foremost since 1987. Mr. Woudstra has been employed by Foremost Insurance Company since 1973 and has served in various capacities since that time. Mr. Woudstra resides near Grand Rapids, Michigan.

          Larry J. Orange has been a director of Foremost since 1993. Mr. Orange has served as Executive Vice President of Foremost since 1987. Mr. Orange has been employed by Foremost Insurance Company since 1970 and has served in various capacities since that time. Mr. Orange resides near Grand Rapids, Michigan.

          John J. Hannigan has served as Executive Vice President of Foremost since 1987. Mr. Hannigan joined Foremost Insurance Company as Vice President in 1983 and was appointed to the position of Executive Vice President of that company in 1986.

          David A. Heatherly served as Executive Vice President of Foremost from 1987 to December 31, 1999. Mr. Heatherly joined Foremost Insurance Company as Vice President in 1984 and was appointed to the position of Executive Vice President of that company in 1986.

          Paul D. Yared has been Foremost's Secretary and General Counsel since 1986 and has served as Senior Vice President since 1992. Mr. Yared has been employed as a corporate attorney for Foremost and its subsidiaries since 1974.

          Donald D. Welsh has served as the Treasurer of Foremost since February 25, 1999 and served as Assistant Treasurer from May 9, 1985 until February 25, 1999. Mr. Welsh has been employed in the financial division of Foremost and its subsidiaries since 1970.

          John C. Canepa has been a director of Foremost since 1994. Mr. Canepa has been employed as a Consulting Principal for Crowe Chizek, LLP since November 1995. Mr. Canepa served as Chairman of the board of directors of Old Kent Financial Corporation from 1988 until 1995. Mr. Canepa also is a director of Universal Forest Products, a manufacturer, treater and distributor of lumber products. Mr. Canepa resides near Grand Rapids, Michigan.

          Michael de Havenon has been a director of Foremost since May 8, 1997. Mr. de Havenon has served since January 1997 as President of Kulen Capital Corp., a firm engaged primarily in managing private investments. From 1992 to December 1996, Mr. de Havenon served as President of Merrill Lynch Capital Corporation and its predecessor, a wholly owned subsidiary of M L & Co., which managed leveraged private investments. Mr. de Havenon resides in New York City.

          Arthur E. Hall has been a director of Foremost since 1994. Mr. Hall is a Chartered Financial Analyst by the Association of Investment Management and Research and a portfolio manager. Mr. Hall has been the sole general partner of Valarian Associates, a Nevada limited partnership which purchases, sells and holds investment securities. Mr. Hall resides in Minden, Nevada.

          Richard A. Kayne has been a director of Foremost since 1994. Mr. Kayne serves as President and a director of KA Holdings, Inc., and administrative manager of Kayne Anderson Investment Management, LLC, the parent entities of the investment advisory businesses of the Kayne Anderson Investment Management Group. Mr. Kayne also serves as President and Chief Executive Officer and director of K.A. Associates, Inc., a registered broker-dealer. Mr. Kayne is a director of Glacier Water Services, Inc., a provider of drinking water services, and The Right Start, Inc., a children's products retailer. Mr. Kayne resides near Los Angeles, California.

          Joseph A. Parini has been a director of Foremost since 1981. Mr. Parini has served as Chairman and an officer of EFW, Inc., a defense electronics firm, since January 1997. Mr. Parini served as President of Elbit Systems, Inc., a manufacturer of electronic systems for the medical and defense industries, from 1990 through 1996. Mr. Parini has served as President of Olive Tree Enterprises, a systems engineering consulting firm, since January 1997. Mr. Parini is a director of Wolverine World Wide, Inc., a manufacturer of footwear. Mr. Parini resides near Grand Rapids, Michigan.

          Robert M. Raives has been a director of Foremost since 1988. Mr. Raives has been of counsel to the law firm of Gilbert, Segall and Young, LLP, of New York City since July 1997. From 1993 to July 1997, Mr. Raives was a partner in the New York City law firm of Rosenman & Colin. Mr. Raives also is a member of the United States Advisory Board of Zurich Insurance Company, a wholly owned subsidiary of Zurich Financial Services. Farmers Group, Inc., which with its subsidiaries provides management services to the Exchanges, is an affiliate of Zurich Financial Services. Mr. Raives resides in New York City.

          Michael B. Targoff has been a director of Foremost since August 7, 1997. Mr. Targoff has served as Chairman and Chief Executive Officer of CineComm, a company involved in the satellite transmission of digital video, since May 1998. Mr. Targoff has served as Chief Executive Officer of Michael Targoff and Co., a company seeking to acquire operating control of telecommunication companies, since May 1998. From April 1996 to January 1998, Mr. Targoff served as President and Chief Operating Officer of Loral Space & Communications, Ltd., a manufacturer of satellites and a provider of satellite-based services. From April 1993 to April 1996, Mr. Targoff served as Senior Vice President of Loral Corporation, a defense electronics and telecommunications contractor. Mr. Targoff is also Director of Globalstar Telecommunications, Ltd., a worldwide satellite-based telecommunications company, and Leap Wireless International, an operator of wireless telephone systems. Mr. Targoff resides in New York City.

OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT OF FOREMOST

          The following table sets forth information regarding beneficial ownership of Foremost common stock as of January 19, 2000 by:
•	each person and entity known by us to beneficially own more than 5% of Foremost common stock

•	each of our directors

•	each of the Chief Executive Officer and the four other most highly compensated executive officers whose salary and bonus exceeded $100,000 in 1998

•	all of our directors and executive officers as a group

          The percentage ownership is based on 26,617,451 shares of Foremost common stock outstanding as of January 19, 2000. The number of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under this rule, beneficial ownership includes any shares as to which the individual or entity has voting power or investment power and any shares that the individual has the right to acquire within 60 days of January 19, 2000 through the exercise of any stock option.

          Unless otherwise noted below, the persons or entities named in the table have sole voting and investment power with respect to all shares beneficially owned, and have addresses of c/o Foremost Corporation of America, 5600 Beech Tree Lane, Caledonia Township, Michigan 49316.

Name	Number of Shares Beneficially Owned if Merger is Approved		Percent of Class	Number of Shares Beneficially Owned if Merger is not Approved		Percent of Class

Albert O. Nicholas(1) Nicholas Company, Inc. Nicholas Fund, Inc. 700 North Water Street Milwaukee, Wisconsin 53202	3,087,331		11.60%	3,087,331		11.60%
Cortland Associates, Inc.(2) 8000 Maryland Avenue, Suite 730 St. Louis, Missouri 63105	2,458,671		9.24%	2,458,671		9.24%
Richard A. Kayne(3) Kayne Anderson Investment Management, Inc. 1800 Avenue of the Stars, Suite 200 Los Angeles, California 90067	2,205,243		8.28%	2,205,243		8.28%
Arthur E. Hall(4) 1726 Cedar Wood Drive Minden, Nevada 89428	2,090,150		7.85%	2,090,150		7.85%
Bank One Corporation(5) One First National Plaza Chicago, Illinois 60670	1,400,578		5.26%	1,400,578		5.26%
Richard L. Antonini	1,701,310	(6)	6.06%	951,310	(7)	3.48%
John C. Canepa	4,410		*	4,410		*
Michael de Havenon	10,000		*	10,000		*
Jack J. Hannigan	221,326	(8)	*	210,076	(9)	*
David A. Heatherly	126,570	(10)	*	107,820	(11)	*
Larry J. Orange	171,001	(12)	*	159,751	(13)	*
Joseph A. Parini	5,853		*	5,853		*
Robert M. Raives	--		*	--		*
Michael B. Targoff	219,855		*	219,855		*
F. Robert Woudstra	106,436	(14)	*	87,686	(15)	*
All directors and executive officers as a group (14 persons)	6,947,488	(16)	24.22%	6,129,988	(17)	22.00%

_______________
*	Less than 1%

(1)

According to Amendment No. 7 to Schedule 13G dated January 25, 1999, of Nicholas Company, Inc., an investment adviser registered under the Investment Advisers Act of 1940, Nicholas Company, Inc. claims sole dispositive power over 3,087,331 shares. Nicholas Fund, Inc., an open-end management investment company registered under the Investment Company Act of 1940, claims sole voting power over 2,741,131 of these shares, and Albert O. Nicholas, Chief Executive Officer, Chairman, director and majority shareholder of Nicholas Company, Inc., claims sole voting and dispositive power over 46,500 of these shares. Mr. Nicholas may be deemed to be the beneficial owner of the other reported shares.

(2)

According to Schedule 13G dated February 23, 1999, Cortland Associates, Inc., an investment advisory firm registered under the Investment Advisers Act of 1940, claims sole dispositive power over 2,251,833 shares held by investment advisory clients and sole voting power over 31,525 of these shares. Cortland claims shared voting power over 415,125 of these shares with Cortland's clients who beneficially own the 2,251,833 shares. Various principals of Cortland own either directly or beneficially 206,838 additional shares.

(3)

According to Amendment No. 5 to Schedule 13G dated December 23, 1999 and information that Richard A. Kayne provided to us, these shares are held as follows: (a) 963,870 shares are held by Mr. Kayne; (b) 37,681 shares are held by Kayne Anderson Investment Management, Inc., a Nevada corporation ("KAIM"); (c) 53,953 shares held by KAIM Non-Traditional, L.P., a California limited partnership ("KAIM N-T"); and (d) 1,149,739 shares are held by investment partnerships and other accounts managed by KAIM N-T, as investment adviser. Mr. Kayne is the president and majority stockholder of KA Holdings, Inc., a California corporation, which is the sole stockholder of KAIM. KAIM is the general partner of KAIM N-T. As a result of his positions and ownership, Mr. Kayne has shared voting and dispositive power with KAIM over 37,681 shares and with KAIM N-T over 1,203,692 shares. Mr. Kayne claims beneficial ownership of the shares held by him directly, 28,260 of the shares held by KAIM and 61,183 of the shares held by KAIM N-T, for the investment partnerships, which shares represent Mr. Kayne's direct investment interest in such investment entities. Mr. Kayne disclaims beneficial ownership as to all other shares .

(4)

According to information that Arthur E. Hall provided to us, these shares are held as follows: Valarian Associates, a Nevada limited partnership, owns 1,200,000 shares; Hallco, Inc., a Nevada corporation, owns 399,150 shares; A. E. Hall and Company, Money Purchase Plan, a qualified retirement plan, owns 195,000 shares; Fairweather Foundation, a Nevada nonprofit corporation, formerly known as the Hall Family Foundation, owns 212,500 shares; and Joanne Ginn Hall Trust, a revocable trust, owns 83,500 shares. Due to his positions as (a) the sole general partner of Valarian Associates, (b) the President and majority stockholder of Hallco, Inc., (c) the sole trustee and beneficiary of the Money Purchase Plan, (d) the Chairman of the Fairweather Foundation and (e) one of two trustees of the Joanne Ginn Hall Trust, Mr. Hall claims sole voting and dispositive power over 2,090,150 shares.

(5)

According to Amendment No. 11 to Schedule 13G, dated February 1, 1999, Bank One Corporation beneficially owns 1,400,578 shares, claiming sole voting power over 1,400,578 shares, sole dispositive power over 1,382,086 shares and shared dispositive power over 2,667 shares.

(6)

Includes 259,348 shares over which Mr. Antonini is entitled to share voting or dispositive power as a result of trust or other contract or property right. Also includes 1,441,800 shares issuable upon exercise of options held by Mr. Antonini, that are exercisable within 60 days of January 19, 2000.

(7)

Includes 259,348 shares over which Mr. Antonini is entitled to share voting or dispositive power as a result of trust or other contract or property right. Also includes 691,800 shares issuable upon exercise of options held by Mr. Antonini, that are exercisable within 60 days of January 19, 2000.

(8)

Includes 504 shares held by Mr. Hannigan's spouse, with whom Mr. Hannigan may share voting or other power by reason of relationship. Includes 199,500 shares issuable upon exercise of options held by Mr. Hannigan, that are exercisable within 60 days of January 19, 2000.

(9)

Includes 504 shares held by Mr. Hannigan's spouse,with whom Mr. Hannigan may share voting or other power by reason of relationship. Includes 188,250 shares issuable upon exercise of options held by Mr. Hannigan, that are exercisable within 60 days of January 19, 2000.

(10)	Includes 109,400 shares issuable upon exercise of options held by Mr. Heatherly, that are exercisable within 60 days of January 19, 2000.
(11)	Includes 90,650 shares issuable upon exercise of options held by Mr. Heatherly, that are exercisable within 60 days of January 19, 2000.
(12)

Includes 10,501 shares held by Mr. Orange's spouse, with whom Mr. Orange may share voting or other power by reason of relationship. Also includes 160,500 shares issuable upon exercise of options held by Mr. Orange, that are exercisable within 60 days of January 19, 2000.

(13)

Includes 10,501 shares held by Mr. Orange's spouse, with whom Mr. Orange may share voting or other power by reason of relationship. Also includes 149,250 shares issuable upon exercise of options held by Mr. Orange, that are exercisable within 60 days of January 19, 2000.

(14)	Includes 88,000 shares issuable upon exercise of options held by Mr. Woudstra, that are exercisable within 60 days of January 19, 2000.
(15)	Includes 69,250 shares issuable upon exercise of options held by Mr. Woudstra, that are exercisable within 60 days of January 19, 2000.
(16)	Includes 2,067,400 share issuable upon exercise of options held by directors and executive officers, that are exercisable within 60 days of January 19, 2000.
(17)	Includes 1,249,900 share issuable upon exercise of options held by directors and executive officers, that are exercisable within 60 days of January 19, 2000.

PROJECTIONS OF FUTURE OPERATING RESULTS

          We generally do not make public forecasts of our future financial performance and condition. However, as part of the private auction process to sell our business, we furnished to Spartan and other potential acquirors data relating to our projected future operating results and financial condition. Some of these projections are set forth below. We did not prepare these projections in compliance with the published guidelines of the American Institute of Certified Public Accountants or the SEC regarding projections or financial forecasts. We include the projections here only because we provided them to Spartan and the other potential acquirors. These projections are forward-looking statements and were based on several assumptions, the more material of which are summarized below. Although we believe that the assumptions were reasonable when made, the assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control. Accordingly, we give no representation, warranty or other assurance that our actual results of operations and financial condition would not vary materially from those included in the projections. Our independent accountants have not reviewed, examined or compiled the foregoing forward-looking statements and therefore do not provide any assurance with respect to the statements. For a list of important factors that, in our view, may cause actual results to differ materially from the results included in these projections, see "Cautionary Statement Regarding Forward-Looking Statements." The following projections do not give effect to the merger.
	Year Ended December 31,
	1999		2000		2001		2002		2003
	(in millions, except per share data)
Balance Sheet Data:
Cash and invested assets	$525.6		$570.9		$618.6		$678.2		$751.5
Prepaid acquisition costs	81.2		89.7		96.0		100.3		106.4
Real estate and other assets	78.4		78.4		80.4		85.4		85.4
Other assets	113.1		121.7		131.1		141.3		154.2

Total assets	$798.3		$860.7		$926.1		$1,005.1		$1,097.5

Unearned premiums	$267.9		$293.6		$316.3		$341.0		$377.1
Loss and LAE reserve	86.7		92.7		103.3		118.3		127.9
Debt	85.0		79.7		74.4		71.2		65.8
Other liabilities	68.8		76.0		79.4		81.6		86.3

Total liabilities	$508.3		$542.0		$573.4		$612.1		$657.2

Shareholders' equity	$290.0		$318.7		$352.6		$393.0		$440.3

Total liabilities and shareholders' equity	$798.3		$860.7		$926.1		$1,005.1		$1,097.5

Debt/total capitalization	22.7%		20.0%		17.4%		15.3%		13.0%
Operating return on equity	18.0%		18.4%		18.2%		18.0%		17.7%
Shares outstanding (diluted)	27.2		26.4		25.6		24.9		24.2

Selected Statutory Data:
Net income	$48.0		$53.8		$57.4		$64.0		$70.2
Capital and surplus	$219.9		$241.7		$267.1		$299.1		$337.3
NPW/surplus ratio	2.1	x	2.1	x	2.1	x	2.0	x	2.0	x

	Year Ended December 31,
	1999	2000	2001	2002	2003
	(in millions)
Income Statement Data:
Net premiums written	$465.5	$508.7	$555.5	$606.5	$671.3
Net premiums earned	$451.5	$485.4	$532.7	$581.9	$640.1
Net losses and LAE
Non-catastrophe	215.3	240.5	268.9	299.2	335.2
Catastrophe	39.7	37.9	40.4	43.1	46.4
Commissions/administration expense	153.6	159.7	171.4	181.7	194.8

Underwriting income	$42.9	$47.3	$52.0	$57.9	$63.7

Investment income	$26.4	$29.9	$32.0	$34.4	$37.6
Other	5.6	5.4	5.3	5.3	5.3
Interest	(6.1)	(5.6)	(5.3)	(4.9)	(4.6)

Pre-tax income	$68.8	$77.0	$84.0	$92.7	$102.0
Income taxes	(18.8)	(21.0)	(23.0)	(25.6)	(28.2)

Net Operating Income:	$50.0	$56.0	$61.0	$67.1	$73.8

Adjustments:
Year 2000 costs	$1.8	--	--	--	--
Alabama litigation costs	--	--	--	--	--
Portfolio redeployment(1)	$1.4	$1.5	$1.5	$1.6	$1.7
Investment management fees(2)	0.7	0.7	0.7	0.7	0.7
Total pro forma adjustments	$3.9	$2.2	$2.2	$2.3	$2.4

Adjusted Operating Income:	$53.9	$58.2	$63.2	$69.4	$76.2

Financial Results:
Loss ratio, excluding catastrophic	47.7%	49.5%	50.5%	51.4%	52.4%
Catastrophe loss ratio	8.8	7.8	7.6	7.4	7.2
Loss ratio	56.5%	57.4%	58.1%	58.8%	59.6%
Expense ratio	34.0	32.9	32.2	31.2	30.4

Combined ratio	90.5%	90.3%	90.2%	90.0%	90.0%

_______________________
(1)	Redeploy $3.10 million of common equity and real estate investments into current yielding investments at 4.5% after tax.
(2)	After-tax cost savings related to elimination of investment management fees of Kayne, Anderson Investment Management, Inc.

          Listed below are the most significant assumptions that we used to prepare the financial projections presented above:
•	we repurchase $18 million of Foremost common stock each year

•	our insurance lines experience the following average annual growth rates, loss ratios and expense ratios:

	Growth Rate	Expense Ratio	Catastrophe Loss Ratio	Non- catastrophe Loss Ratio

Standard Lines (automobile
and homeowner)	42.0%	26.5%	1.7%	83.9%

Specialty Lines (mobile home, motor home, travel trailers and BASICS)	5.6%	33.2%	8.3%	46.6%

•	our average after-tax investment yield on our aggregate investment portfolio is 4.6%, which is consistent with the yield we experienced on our investment portfolio mix at May 31, 1999

•	we did not include in the projections any future growth of our specialty homeowners insurance or the results of cross-selling automobile and homeowners insurance products

          We prepared the projections presented above in July 1999 as part of our annual profit-planning process and the private auction process to sell our business. Forecasts of future financial performance and condition could differ materially from the data presented above if we were to prepare projections based on circumstances existing as of the date of this proxy statement. We do not intend nor do we have any duty or obligation to disclose publicly updates or revisions to any of the projections presented above to reflect the occurrence of unanticipated events.

DESCRIPTION OF FOREMOST CAPITAL STOCK

Authorized Capital

          The following description of our capital stock is qualified in its entirety by our articles of incorporation and bylaws and the Michigan Business Corporation Act. We are authorized to issue up to 70,000,000 shares of Foremost common stock, each with a par value of $1.00, and 10,000,000 shares of preferred stock, without par value.

Foremost Common Stock

          As of January 19, 2000, 26,617,451 shares of Foremost common stock were outstanding. None of the shares of Foremost common stock are entitled to any preferences, and each share of Foremost common stock is equal to every other share of Foremost common stock in all respects.

          Dividends may be declared and paid only:
•	when and as determined by the board of directors

•	after payment or declaration of full dividends on all shares having a dividend priority over Foremost common stock

•	after making all required sinking or retirement fund payments on all classes of preferred shares and on any other stock that ranks before Foremost common stock with respect to dividends or assets

          On liquidation, dissolution or the winding up of our affairs, the holders of Foremost common stock are entitled to receive pro rata all of our remaining assets available for distribution to shareholders. The holders of Foremost common stock are entitled to this distribution only after the full preferential amounts have been paid to or set aside for the holders of all shares having priority over Foremost common stock.

          At all meetings of our shareholders, the holders of Foremost common stock are entitled to one vote for each share of Foremost common stock that they hold.

Stock Purchase Rights

          In 1989 our board of directors declared a dividend of one common stock purchase right for each share of outstanding Foremost common stock. Our board of directors amended the stock purchase rights plan to provide that the signing of the merger agreement and the merger would not trigger the above-described provisions. The stock purchase rights plan expired on December 14, 1999.

Foremost Preferred Stock

          We currently have no shares of preferred stock outstanding. Our board may issue preferred stock from time to time in one or more series. Each series would have the designations, powers, preferences, rights, qualifications, limitations or restrictions that the board assigns to them by resolution. The board may authorize the issuance of any authorized and unissued shares of preferred stock as shares of one or more series, regardless of the share's previous designation as part of a series and including shares of a series that we issue and later acquire. The board also has the authority to determine and designate by resolution:
•	the number of shares to constitute the series and the series' title

•	whether the holders are entitled to cumulative or noncumulative dividends, the date from which dividends will be cumulative, the rate of the annual dividends, the dates of payment and any other terms and conditions relating to these dividends

•	whether the shares of the series will be redeemable, and, if so, whether the shares are redeemable for cash, property or rights, whether the shares are redeemable at the holder's or our option, any limitations and restrictions on redemption, the manner in which and the selection of the preferred stock that will be redeemed and the terms and amount of a sinking fund provided for the purchase or redemption of the preferred stock

•	whether the series will be participating or nonparticipating, the date from which the dividends will be participating, the rate of the dividends on the participating stock, the dates of payment of the dividend and any terms and conditions relating to additional dividends

•	the amount per share payable to holders upon liquidation, dissolution or the winding up of our affairs

•	the conversion or exchange rights of the series, including the price, rate and provisions for the adjustment, and all other terms and conditions upon which shares in the series may be converted into or exchanged for shares of any other class or series

•	the voting rights per share of each series, provided that no shares in the series are entitled to more than one vote per share

•	all other permissible rights, privileges, terms and conditions

          All shares of preferred stock would rank equally and be identical in all respects unless our board of directors determines otherwise. In addition, all shares of a series would be identical in every respect except for the date from which dividends would accumulate.

          The holders of preferred stock would receive dividends only after board resolution. The dividends would be paid at a rate fixed by our board of directors.

          Upon liquidation, dissolution or the winding up of our affairs, the holders of preferred stock would receive out of our assets available for distribution the full payment of an amount fixed by our board of directors. The holders would receive this preferential amount before holders of Foremost common stock would receive any distribution or payment from these assets. If the assets available for distribution were inadequate to permit full payment of the preferential amount, these assets would be distributed ratably to the outstanding shares in proportion to the full preferential amount each preferred share is entitled to. After full payment of the preferential amount, the preferred shareholders would have no claim to our remaining assets.

SPARTAN'S BUSINESS

          The Exchanges are reciprocal or interinsurance exchanges organized under the laws of California. The Exchanges actively market automobile, homeowners and commercial lines of insurance. The Exchanges and their subsidiaries, together, are the third largest insurers of automobiles and homes in the United States. The Exchanges distribute property and casualty insurance through a network of over 14,000 exclusive agents. The Exchanges market their products under the registered service marks "Farmers" and the "Farmers Insurance Group of Companies." Each Exchange is owned by the policyholders of that Exchange. Each Exchange has appointed Farmers Group, Inc. or one of its subsidiaries as the exclusive attorney-in-fact to provide management services to that Exchange. As part of their management services to the Exchanges, the attorneys-in-fact select risks, prepare and mail policy forms and invoices, collect premiums and perform other administrative and managerial functions, other than claims adjustment services which are done by the Exchanges. Farmers Group, Inc. is wholly owned by Zurich Financial Services and one of its affiliates. The Exchanges' principal executive offices are located at 4680 Wilshire Boulevard, Los Angeles, California 90010 and their phone number is (323) 932-3200.

          Spartan, a newly formed Delaware corporation, was created for the sole purpose of completing the transactions contemplated by the merger agreement. Farmers Insurance Exchange, Fire Insurance Exchange and Truck Insurance Exchange own 80%, 10% and 10% of the equity interest of Spartan, respectively. Spartan Acquisition Co., a newly formed Michigan corporation and a wholly owned subsidiary of Spartan, was created for the sole purpose of completing the transactions contemplated by the merger agreement. Spartan and Spartan Acquisition Co. have not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement. Pursuant to the merger, Spartan Acquisition Co. will be merged with and into Foremost and Foremost will become a wholly owned subsidiary of Spartan. Following completion of the merger, Spartan currently intends to distribute the shares of Foremost common stock owned by it to the Exchanges so that Foremost will be directly owned by the Exchanges. The principal executive offices of Spartan and Spartan Acquisition Co. are located at 4680 Wilshire Boulevard, Los Angeles, California 90010 and their phone number is (323) 932-3200.

SHAREHOLDER PROPOSALS

          If the merger is not completed, we will hold an annual meeting in the year 2000. If this meeting is held and proxy materials are required to be delivered:
•	Shareholder proposals intended to be presented at the 2000 annual meeting of shareholders and that a shareholder would like to have included in the proxy statement and form of proxy relating to that meeting must have been received by us for consideration not later than November 25, 1999, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. These proposals of shareholders must have been made in accordance with SEC Rule 14a-8 and must have been addressed to the attention of the Secretary of Foremost, Post Office Box 2450, Grand Rapids, Michigan 49501.

•	All other proposals of shareholders intended to be presented at the 2000 annual meeting of shareholders must have been received by us not later than December 31, 1999, or they will be considered untimely.

INDEPENDENT AUDITORS

          The consolidated financial statements of Foremost for the years ended December 31, 1998, 1997 and 1996 appearing in this proxy statement have been included in reliance on the report of BDO Seidman LLP, independent auditors, given upon the authority of said firm as experts in auditing and accounting. Representatives of BDO Seidman LLP will attend the special meeting of shareholders and will have an opportunity to make a statement and to respond to appropriate questions from shareholders.

LEGAL MATTERS

          Warner Norcross & Judd LLP, Grand Rapids, Michigan, is acting as our counsel in connection with certain legal matters relating to the merger.

WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and other current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the public reference rooms of the SEC located at:

Judiciary Plaza Room 1024 450 Fifth Street, NW Washington, D.C. 20549	Citicorp Center 500 West Madison Street Suite 1400 Chicago, Illinois 60661	Seven World Trade Center 13th Floor New York, New York 10048

          Copies of this material also can be obtained from the SEC Public Reference Section at the Washington, D.C. address noted above at prescribed rates. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding us. The address of the website is http://www.sec.gov.

          Foremost common stock is traded on the NYSE under the symbol "FOM." Accordingly, reports, proxy statements and other information concerning our business may be inspected at:

The New York Stock Exchange
11 Wall Street
New York, New York 10005

          We have not authorized anyone to give any information or to make any representation other than contained in this proxy statement in connection with the merger and related transactions. If anyone gives any information or makes representations, you must not regard it as having been authorized by us or Spartan. The delivery of this proxy statement shall not, under any circumstances, create an implication that there has been no change in the facts set forth in this proxy statement since the date of this proxy statement. This proxy statement does not constitute an offer or a solicitation to buy securities where, or to any person to whom, it is unlawful to make an offer or solicitation.

          The SEC allows us to "incorporate by reference" information filed with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document. This document incorporates by reference the documents listed below that we have previously filed with the SEC. Those documents contain important information about us and our financial condition.

SEC Filings	Period

Annual Report on Form 10-K	Year ended December 31, 1998
Quarterly Reports on Form 10-Q	Quarters ended March 31, 1999, June 30, 1999 and September 30, 1999
Current Report on Form 8-K	Filed on October 19, 1999
Proxy Statement on Schedule 14A	Filed on March 24, 1999
The description of Foremost common stock included in its Registration Statement on Form 8-A	Filed on July 1, 1998, including any amendment filed with the SEC for the purpose of updating the description

          We incorporate by reference additional documents that we may file with the SEC under Section 13(a) or 15(d) of the Exchange Act between the date of this proxy statement and the date of the special meeting

          You can obtain any of the documents incorporated by reference into this document through us, or from the SEC through the SEC's web site at the address provided above. Documents incorporated by reference are available from us without charge, excluding any exhibits that are specifically incorporated by reference into those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from us at the following address:

Foremost Corporation of America
Post Office Box 2450
Grand Rapids, Michigan 49501
(616) 942-3000
Attn.: General Counsel

          If you would like to request documents, please do so by February 7, 2000, to receive them before the special meeting. If you request any incorporated documents from us, we will mail them to you by first-class mail, or another equally prompt means, within one business day after we receive your request.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY FINANCIAL DATA

Page No.
Financial Statements:

Consolidated Balance Sheets	F-2

Consolidated Statements of Income	F-3

Consolidated Statements of Shareholders' Equity	F-4

Consolidated Statements of Comprehensive Income	F-5

Consolidated Statements of Cash Flows	F-6

Property and Casualty Insurance Statements of Income	F-7

Parent Company and Other Statements of Operations	F-7

Notes to Consolidated Financial Statements	F-8

Management's Responsibility for Financial Reporting	F-34

Independent Accountants' Report	F-35

Supplementary Data - Results by Quarter	F-36

FOREMOST CORPORATION OF AMERICA AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
	Nine Months Ended September 30,	Year Ended December 31,
	1999	1998	1997
Assets:	(unaudited)
Investments-
Fixed maturities held to maturity	$ 501	$ 947	$ 1,974
Securities available for sale:
Fixed maturities	388,918	356,776	376,868
Equity securities	62,382	79,936	83,677
Mortgage loans and land contracts on real estate	3,072	5,867	12,350
Investment real estate (net of $1,696 and $1,412 accumulated
depreciation)	14,231	13,228	11,920
Short-term investments	29,008	36,907	26,656
Total investments	498,112	493,661	513,445

Cash	1,219	2,227	2,409
Accrued investment income	6,435	5,966	6,293
Premiums receivable (net of $75 allowance for uncollectible
accounts, respectively)	85,192	76,808	71,541
Due from reinsurance companies	25,563	23,914	20,645
Other receivables (net of $20 allowance for uncollectible
accounts, respectively)	587	1,573	2,568
Prepaid policy acquisition costs	78,792	75,689	74,179
Prepaid reinsurance premiums	692	977	979
Real estate and equipment	57,184	54,565	38,341
Other assets	17,303	17,816	14,380
Total assets	$771,079	$753,196	$744,780

Liabilities:
Unearned premium	273,541	$250,959	$246,429
Insurance losses and loss adjustment expenses	87,336	84,128	82,722
Accounts payable and accrued expenses	38,723	34,045	33,022
Notes and other obligations payable	83,950	89,853	92,201
Income taxes	4,710	16,274	20,853
Other liabilities	14,017	13,782	14,102
Total liabilities	502,277	489,041	489,329

Shareholders' Equity:
Preferred stock, no par value - 10,000,000 shares authorized, no shares issued	--	--	--
Common stock, $1 par - 70,000,000, 70,000,000 and 35,000,000 shares authorized at September 30, 1999, December 31, 1998 and December 31, 1997, respectively; 26,615,201, 27,166,240 and 27,700,872 shares issued and outstanding at September 30, 1999, December 31, 1998 and December 31, 1997, respectively	26,615	27,166	32,467
Additional paid-in capital	82,868	83,205	120,536
Unrealized appreciation of securities available for sale, net
of applicable taxes	(1,675)	10,262	20,894
Retained earnings	160,999	143,527	237,621
Restricted stock - deferred compensation	(5)	(5)	(4)
Treasury stock at cost	--	--	(156,063)
Total shareholders' equity	268,802	264,155	255,451
Total liabilities and shareholders' equity	$771,079	753,196	$744,780

The accompanying notes are an integral part of these statements.

FOREMOST CORPORATION OF AMERICA AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
	Nine Months Ended September 30,		Year Ended December 31,
	1999	1998	1998	1997	1996
	(unaudited)
Income:
Property and casualty premium earned	$334,590	$326,483	$436,230	$429,210	$427,565
Net investment income	19,224	18,283	24,568	25,813	27,116
Realized gains	4,878	5,871	7,287	12,181	3,098
Other	2,747	1,792	2,311	2,552	3,347
Total income	361,439	352,429	470,396	469,756	461,126

Expense:
Insurance losses and loss expense	195,797	192,467	249,786	244,608	276,175
Amortization of prepaid policy
acquisition costs	100,814	96,193	130,800	125,760	122,795
Operating	13,476	14,711	19,687	20,188	25,101
Interest	4,643	5,423	6,835	8,307	8,191
Total expense	314,730	308,794	407,108	398,863	432,262

Income before taxes	46,709	43,635	63,288	70,893	28,864
Income tax provision	(11,893)	(11,113)	(16,610)	(20,137)	(5,696)

Net income - continuing operations	34,816	32,522	46,678	50,756	23,168
Net income - discontinued operations	--	--	--	110	361
Net income before extraordinary item	34,816	32,522	46,678	50,866	23,529
Extraordinary loss, net of tax benefit	--	(3,310)	(3,310)	--	--
Net income	$ 34,816	$ 29,212	$ 43,368	$ 50,866	$ 23,529

Earnings per share of common stock - basic:
Net income - continuing operations	$1.30	$1.19	$1.71	$1.82	$0.79
Net income - discontinued operations	--	--	--	--	0.01
Extraordinary loss, net of tax benefit	--	(0.12)	(0.12)	--	--
Net income	$1.30	$1.07	$1.59	$1.82	$0.80

Earnings per share of common stock - diluted:
Net income - continuing operations	$1.28	$1.16	$1.68	$1.79	$0.77
Net income - discontinued operations	--	--	--	--	0.01
Extraordinary loss, net of tax benefit	--	(0.12)	(0.12)	--	--
Net income	$1.28	$1.04	$1.56	$1.79	$0.78

The accompanying notes are an integral part of these statements.

FOREMOST CORPORATION OF AMERICA AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(in thousands, except share data)
			Unrealized		Restricted
		Additional	Appreciation		Stock-		Total
	Common	Paid-in	(Depreciation)	Retained	Deferred	Treasury	Shareholders'
	Stock	Capital	of Securities	Earnings	Compensation	Stock	Equity

Balances January 1, 1996	$14,000	$139,344	$13,802	$183,944	$ (5)	$(106,888)	$244,197
Net income				23,529			23,529
Unrealized appreciation of securities available for sale, net of tax			2,621				2,621
Stock options exercised
Shares issued		(954)				2,310	1,356
Shares repurchased						(3,256)	(3,256)
Cash dividends - $.36 per share				(10,655)			(10,655)
Purchase of treasury stock						(28,856)	(28,856)
Other		462			1	2,023	2,486

Balances December 31, 1996	$14,000	$138,852	$16,423	$196,818	$(4)	$(134,667)	$231,422
Net income				50,866			50,866
Unrealized appreciation of securities available for sale, net of tax			4,471				4,471
Stock options exercised
Shares issued		(1,283)				5,836	4,553
Shares repurchased						(8,209)	(8,209)
Tax effect		1,280					1,280
Three-for-one stock split	18,467	(18,467)
Cash dividends - $.36 per share				(10,063)			(10,063)
Purchase of treasury stock						(19,369)	(19,369)
Other		154				346	500

Balances December 31, 1997	$32,467	$120,536	$20,894	$237,621	$(4)	$(156,063)	$255,451
Treasury stock adjustment	(4,766)	(38,725)		(112,572)		156,063
Net income				43,368			43,368
Unrealized depreciation of securities available for sale, net of tax			(10,632)				(10,632)
Stock options exercised
Shares issued	204	1,896					2,100
Shares repurchased	(204)	(615)		(4,060)			(4,879)
Tax effect		973					973
Stock issued for incentive plans	38	848					886
Cash dividends - $.36 per share				(9,836)			(9,836)
Purchase of common stock	(573)	(1,738)		(10,993)			(13,304)
Other		30		(1)	(1)		28

Balances December 31, 1998	$27,166	$ 83,205	$10,262	$143,527	$ (5)	$ --	$264,155
Net income				34,816			34,816
Unrealized depreciation of securities available for sale, net of tax			(11,937)				(11,937)
Stock options exercised
Shares issued	80	813					893
Shares repurchased	(80)	(246)		(1,218)			(1,544)
Tax effect		231					231
Stock issued for incentive plans	33	648					681
Cash dividends - $.27 per share				(7,220)			(7,220)
Purchase of common stock	(586)	(1,812)		(8,906)			(11,304)
Other	2	29					31

Balances September 30, 1999	$26,615	$ 82,868	$ (1,675)	$160,999	$ (5)	$ --	$268,802

The accompanying notes are an integral part of these statements.

FOREMOST CORPORATION OF AMERICA
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands)
	Nine Months Ended September 30,		Year Ended December 31,
	1999	1998	1998	1997	1996
	(unaudited)

Net income	$34,816	$29,212	$43,368	$50,866	$23,529
Other comprehensive income, net of taxes:
Change in unrealized appreciation (depreciation) of investments	(11,937)	(8,802)	(10,632)	4,471	2,621
Comprehensive income	$22,879	$20,410	$32,736	$55,337	$26,150

The accompanying notes are an integral part of these statements.

FOREMOST CORPORATION OF AMERICA AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended September 30,		Year Ended December 31,
	1999	1998	1998	1997	1996
	(unaudited)
Operating Activities:
Net income from continuing operations	$34,816	$32,522	$46,678	$50,756	$23,168
Adjustments to reconcile net income to net
cash provided by operating activities:
Change in:
Unearned premium	22,582	16,365	4,530	5,116	(7,640)
Insurance losses and loss adjustment expenses	3,208	6,343	1,406	(10,698)	(351)
Prepaid policy acquisition costs	(3,103)	(3,207)	(1,510)	(3,948)	2,329
Premiums receivable	(8,384)	(7,774)	(5,267)	(3,465)	2,553
Other receivables	(378)	(1,895)	(2,272)	3,152	3,166
Accrued investment income	(469)	258	327	(728)	310
Accounts payable and accrued expenses	4,678	175	1,023	(1,031)	(1,675)
Income tax liability	(4,936)	(3,535)	(1,613)	3,262	2,353
Provision for private credit insurance loss
reserves	(281)	(388)	(625)	(714)	193
Other, net	1,976	1,035	(1,234)	4,041	(1,639)
Provision for depreciation and amortization	2,485	1,017	1,440	2,087	2,108
Amortization of fixed maturities	67	921	1,027	744	1,061
Deferred income taxes	(200)	1,674	2,759	3,664	(2,639)
Net realized gains and losses	(4,878)	(5,871)	(7,287)	(12,181)	(3,098)
Net cash from operating activities	47,183	37,640	39,382	40,057	20,199

Investing Activities:
Purchases of securities and loans made	(162,034)	(82,768)	(115,055)	(155,606)	(128,857)
Purchases of real estate and equipment	(9,508)	(16,586)	(21,470)	(6,549)	(495)
Sales of securities	93,128	78,781	114,063	97,984	77,882
Maturities of securities and receipts from
repayments of loans	44,135	13,476	22,170	47,719	46,761
Sales of real estate and equipment	3,267	934	2,556	5,312	4,023
Net proceeds from sale of subsidiary	--	--	--	--	17,437
(Increase) decrease in short-term investments	7,899	(6,150)	(10,251)	4,090	9,022
Net cash from (for) investing activities	(23,113)	(12,313)	(7,987)	(7,050)	25,773

Financing Activities:
Prepayment of mortgage	--	(30,781)	(30,781)	--	--
Extraordinary item on early extinguishment
of debt, net of taxes	--	(3,310)	(3,310)	--	--
Repayments of long-term debt	(12,403)	(7,271)	(9,067)	(2,650)	(2,396)
Proceeds from borrowings	6,500	37,500	37,500	--	--
Reacquisition of common stock	(11,305)	(12,094)	(13,304)	(19,369)	(28,855)
Dividends paid	(7,220)	(7,391)	(9,836)	(10,063)	(10,655)
Increase (decrease) in short-term debt	--	--	--	--	(2,000)
Exercise of stock options: Receipts	893	2,100	2,100	4,553	1,356
Exercise of stock options: Repurchases	(1,543)	(4,879)	(4,879)	(8,210)	(3,256)
Net cash for financing activities	(25,078)	(26,126)	(31,577)	(35,739)	(45,806)
Cash increase (decrease)	(1,008)	(799)	(182)	(2,732)	166
Cash at beginning of period	2,227	2,409	2,409	5,141	4,975
Cash at end of period	$ 1,219	$ 1,610	$ 2,227	$ 2,409	$ 5,141

The accompanying notes are an integral part of these statements.

PROPERTY AND CASUALTY INSURANCE
STATEMENTS OF INCOME
(in thousands)
	Nine Months Ended September 30,		Year Ended December 31,
	1999	1998	1998	1997	1996
	(unaudited)

Premium written and assumed	$357,840	$343,472	$441,588	$434,964	$421,100
Less reinsurance ceded	675	603	804	647	1,147
Net premium written	$357,165	$342,869	$440,784	$434,317	$419,953

Premium earned	$334,590	$326,483	$436,230	$429,210	$427,565

Insurance losses and loss expenses	195,797	192,466	249,786	244,608	276,175
Amortization of prepaid policy acquisition costs	100,820	96,201	130,810	125,772	122,860
Operating expenses	15,890	16,719	22,654	20,220	23,072
Total losses and expenses	312,507	305,386	403,250	390,600	422,107

Underwriting income	22,083	21,097	32,980	38,610	5,458
Investment and other income, less expenses	19,176	18,296	24,577	25,880	26,838
Realized gains	4,878	5,946	7,362	12,181	3,198

Income before taxes	46,137	45,339	64,919	76,671	35,494
Income tax provision	(12,148)	(12,170)	(17,772)	(22,453)	(8,300)

Net income	$ 33,989	$ 33,169	$ 47,147	$ 54,218	$ 27,194

PARENT COMPANY AND OTHER
STATEMENTS OF OPERATIONS
(excluding equity in income of consolidated subsidiaries)
(in thousands)
	Nine Months Ended September 30,		Year Ended December 31,
	1999	1998	1998	1997	1996
	(unaudited)
Income:
Financial service fees and interest	$ 23	$ 35	$ 44	$ 730	$ 764
Commissions	489	315	449	514	587
Other income	7,602	6,118	8,353	7,513	9,013
Realized losses	--	(75)	(75)	--	(100)
Total income	8,114	6,393	8,771	8,757	10,264

Expense:
Operating	3,095	2,886	3,850	6,532	9,025
Interest	4,447	5,211	6,552	8,003	7,869
Total expense	7,542	8,097	10,402	14,535	16,894
Income (loss) before taxes	572	(1,704)	(1,631)	(5,778)	(6,630)
Income tax credit	255	1,057	1,162	2,316	2,604
Net gain (loss) before extraordinary item	827	(647)	(469)	(3,462)	(4,026)
Extraordinary loss, net of tax benefit	--	(3,310)	(3,310)	--	--
Net gain (loss)	$827	$(3,957)	$(3,779)	$(3,462)	$(4,026)

The accompanying notes are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information as of September 30, 1999 and for the nine months ended September 30, 1999 and September 30, 1998 is unaudited)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

Business

          Foremost is a holding company which, through its subsidiaries, provides property and casualty insurance to those who buy, sell or finance mobile homes and recreational vehicles. Foremost also writes automobile and homeowners property and casualty insurance.

Principles of Consolidation

          The accounts of Foremost and its subsidiaries have been included in the accompanying financial statements. Intercompany investments and all significant intercompany balances and transactions have been eliminated in consolidation. To more clearly reflect the operations of the segments of the consolidated group, certain intercompany charges, consisting principally of rent, interest and commissions, have been included in the operating income and expenses of the segments, but are eliminated from consolidated revenues and expenses.

Unaudited Interim Financial Information

          The accompanying consolidated financial statements at September 30, 1999, and for the nine months ended September 30, 1999 and 1998, are unaudited but include all adjustments (consisting only of normal recurring accruals) which, in the opinion of management, are necessary to present fairly our financial position at September 30, 1999 and our operating results and cash flows for the nine months ended September 30, 1999 and 1998. Results for the nine months ended September 30, 1999 are not necessarily indicative of results for the entire fiscal year.

Insurance Companies

          Foremost's property and casualty subsidiaries are included in the accompanying financial statements in accordance with generally accepted accounting principles for insurance companies. These principles are summarized as follows:
•	Insurance premium is recognized as income over the term of the policies.

•	Commissions, premium taxes and other costs of acquiring new business have been deferred and are being amortized by charges to income as the related premium is earned.

•	The liability for insurance losses and loss adjustment expenses is based upon (a) accumulation of case estimates for losses reported before the close of the accounting period, (b) estimates of incurred but unreported losses based upon past experience, and (c) estimates of expenses for investigating and adjusting claims. The liability for these losses is stated after estimated recoveries for salvage and subrogation.

Use of Estimates in Preparation of Financial Statements

          The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Information as of September 30, 1999 and for the nine months ended September 30, 1999 and September 30, 1998 is unaudited)

Significant Estimates

          The most significant estimates in Foremost's balance sheet are the determination of prepaid policy acquisition costs and the reserve for insurance losses and loss adjustment expenses. Management's best estimate of prepaid policy acquisition costs is based on historical studies and assumptions made regarding costs incurred. Management's best estimate of insurance losses and loss adjustment expenses is based on past loss experience and consideration of current claim trends as well as prevailing social, economic and legal conditions. Although management's estimates currently are not expected to change in the foreseeable future, the costs Foremost will ultimately incur could differ from the amounts that are assumed to be incurred based on the assumptions made.

Investments

          In accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," Foremost has classified its investments in fixed maturities and equity securities into two categories, "fixed maturities held to maturity" and "securities available for sale." Fixed maturities held to maturity and mortgage loans and land contracts are reported at amortized cost. Foremost expects that the investments in these categories will be held to maturity and, therefore, no unrealized gains or losses are recognized on these investments. Securities available for sale are reported at market value. The unrealized gains and losses of the investments in this category are credited or charged directly to shareholders' equity, net of applicable taxes. Although Foremost has the general intent and ability to hold securities segregated as securities available for sale to maturity, Foremost may sell these securities due to changes in market conditions, relative yields available, tax planning and asset/liability management considerations.

          Foremost's debt securities investment portfolio is predominantly comprised of investment grade securities.

          Investment real estate consists primarily of land and buildings held for development and sale. Investment real estate is carried at cost less applicable accumulated depreciation. Depreciation expense on investment real estate was $284,000, $251,000 and $249,000 at December 31, 1998, 1997 and 1996, respectively.

          Short-term investments are reported at cost, which approximates market value.

          Realized investment gains and losses, based on specific identification of securities sold, are reported separately, on a pretax basis, as part of total income.

Reinsurance

          Foremost carries reinsurance coverages primarily to protect itself against catastrophic losses, but also to limit losses on individual claims for benefit payments and certain other risks.

          Reinsurance contracts do not relieve Foremost from its primary obligation to the policyholder. Consequently, a contingent liability exists to the extent that losses recoverable under reinsurance treaties are not paid to Foremost by reinsurers. Foremost performs due diligence to ensure that reinsurers with whom Foremost has reinsurance contracts are financially able to perform under the terms of the contract.

          In accordance with SFAS No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts," Foremost's reinsurance receivables and prepaid reinsurance premiums are reported as assets and are not netted against unearned premiums and the liability for losses and loss adjustment expenses.

          Foremost considers its catastrophe reinsurance costs to be an additional loss cost. Ceded reinsurance premiums, losses and commissions for these coverages are combined and presented in the insurance losses and loss expenses line. All non-catastrophe reinsurance amounts are reflected in their respective line items in the accompanying Consolidated Statements of Income. References to reinsurance ceded in the segment Statements of Income are for non-catastrophe reinsurance only.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Information as of September 30, 1999 and for the nine months ended September 30, 1999 and September 30, 1998 is unaudited)

Fair Value of Financial Instruments

          The following methods and assumptions were used to estimate market or fair value:
•	Assets:
•	Investment Securities
Quoted market prices for specific instruments owned, or for similar securities, are used to determine market value.

•	Mortgage Loans and Land Contracts
The present value of future cash flows is used to determine market value. The rates used are the current rates at which loans with similar terms would be made to borrowers with similar credit ratings.

•	Short-Term Investments
The recorded book value is presumed to be a reasonable estimate of market value.

•	Liabilities:
•	Mortgage Note
The present value of future cash flows and the prepayment penalty are used to determine estimated fair value. The rate used was based on quoted market prices for similar issues.

•	Variable Rate Notes
For financial instruments bearing variable interest rates, Foremost presumes that recorded book values are reasonable estimates of fair value.

•	Interest Rate Swap Agreements
The fair value of interest rate swaps is the estimated amount Foremost would pay or receive to terminate the agreement at the reporting date, taking into account current interest rates.

          The fair values for all other financial instruments are reported at their carrying amounts which approximates market value.

Real Estate and Equipment

          Real estate and equipment owned by Foremost is carried at cost less accumulated depreciation. Depreciation is computed over the estimated useful lives of the assets, primarily by the straight-line method for financial reporting and accelerated methods for income tax purposes.

          Foremost capitalizes certain costs associated with software developed for its own use. These costs include direct costs of external materials, consultants associated with developing internal-use software and payroll and related costs of employees directly devoted to the internal-use computer software project. These costs are amortized over the expected useful lives of the software and are included in equipment and other.

Income Taxes

          Foremost accounts for certain income and expenses in different periods for financial reporting and income tax purposes. Deferred income taxes are provided in the accompanying financial statements for the temporary differences between taxes currently payable and taxes based on financial income. Foremost utilizes the liability method to account for deferred income taxes by applying statutory tax rates in effect at the balance sheet date to differences between the book cost and tax basis of assets and liabilities. The resulting deferred tax liabilities or assets are adjusted to reflect changes in tax laws or rates by means of charges or credits to income tax expense.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Information as of September 30, 1999 and for the nine months ended September 30, 1999 and September 30, 1998 is unaudited)

Advertising

          Foremost expenses the costs of advertising as incurred. Advertising expense was $2,343,000 for the year ended December 31, 1998, $1,836,000 for the year ended December 31, 1997 and $3,375,000 for the year ended December 31, 1996.

Start-up and Organizational Costs

          Foremost expenses the costs of start-up activities and organizational costs as incurred.

Supplemental Cash Flow Information

          Foremost does not consider any of its assets cash equivalents for the purposes of the Consolidated Statements of Cash Flows.

          Foremost paid interest of $4,647,000 for the nine months ended September 30, 1999, $6,628,000 for the year ended December 31, 1998, $8,278,000 for the year ended December 31, 1997 and $8,177,000 for the year ended December 31, 1996.

          Foremost paid income taxes of $16,799,000 for the nine months ended September 30, 1999, $12,719,000 for the year ended December 31, 1998, $11,950,000 for the year ended December 31, 1997 and $12,900,000 for the year ended December 31, 1996.

Earnings Per Share

          Earnings per share amounts are computed based on the weighted average number of shares of Foremost common stock outstanding during each year.
	Net Income	Outstanding Shares	Per-Share Amount
For the Year Ended 1996:
Basic earnings per share	$23,529	29,594	$0.80
Outstanding stock options	--	644	--
Diluted earnings per share	$23,529	30,238	$0.78

For the Year Ended 1997:
Basic earnings per share	$50,866	27,891	$1.82
Outstanding stock options	--	555	--
Diluted earnings per share	$50,866	28,446	$1.79

For the Year Ended 1998:
Basic earnings per share	$43,368	27,337	$1.59
Outstanding stock options	--	544	--
Diluted earnings per share	$43,368	27,881	$1.56

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Information as of September 30, 1999 and for the nine months ended September 30, 1999 and September 30, 1998 is unaudited)
For the Nine Months Ended September 30, 1999:
Basic earnings per share	$34,816	26,737	$1.30
Outstanding stock options	--	511	--
Diluted earnings per share	$34,816	27,248	$1.28

For the Nine Months Ended September 30, 1998:
Basic earnings per share	$29,212	27,391	$1.07
Outstanding stock options	--	572	--
Diluted earnings per share	$29,212	27,963	$1.04

We have retroactively adjusted all outstanding common share amounts, additional paid-in capital and related earnings per share calculations to reflect the three-for-one stock split distributed in January 1998, except for treasury shares.

Credit Risk

          We perform ongoing risk and credit evaluations of our agents and insureds. Our property and casualty subsidiaries write insurance throughout the United States with concentration in the southern and southwestern states.

          Foremost primarily utilizes the services of one banking institution for its cash depository accounts. We perform risk and credit evaluations of this institution on a routine basis.

Treasury Stock Adjustment

          In 1998, Foremost changed its state of incorporation from Delaware to Michigan. Since Michigan does not recognize treasury stock, a cumulative adjustment was made to reflect treasury stock purchases as a reduction of common stock, additional paid-in capital and retained earnings.

Reclassifications

          Certain reclassifications have been made in the 1997 and 1996 financial statements to conform to those classifications used in 1998.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Information as of September 30, 1999 and for the nine months ended September 30, 1999 and September 30, 1998 is unaudited)

NOTE 2 - INVESTMENTS

          The amortized cost and estimated market values of investments in financial instruments held by Foremost are as follows (in thousands):
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value
December 31, 1998

Fixed maturities held to maturity:
Bonds:
Obligations of states and political
subdivisions	$ 947	$ 34	$ --	$ 981
Total fixed maturities held to maturity	947	34	--	981

Securities available for sale:
Fixed maturities:
Bonds:
U.S. Treasury Securities and obligations
of U.S. government agencies	51,687	1,688	--	53,375
Obligations of states and political
subdivisions	260,674	12,430	(218)	272,886
Corporate securities	27,570	482	(2,032)	26,020
Mortgage-backed securities	4,181	--	(189)	3,992
Total bonds	344,112	14,600	(2,439)	356,273
Redeemable preferred stocks	487	16	--	503
Total fixed maturities available for sale	344,599	14,616	(2,439)	356,776

Equity securities:
Common stocks	56,929	11,324	(6,730)	61,523
Preferred stocks	19,397	899	(1,883)	18,413
Total equity securities available for sale	76,326	12,223	(8,613)	79,936

Mortgage loans and land contracts	5,867	459	--	6,326
Short-term investments	36,907	--	--	36,907

Total financial assets	$464,646	$27,332	$(11,052)	$480,926

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Information as of September 30, 1999 and for the nine months ended September 30, 1999 and September 30, 1998 is unaudited)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value
December 31, 1997

Fixed maturities held to maturity:
Bonds:
Obligations of states and political
subdivisions	$ 1,974	$ 50	$ (35)	$ 1,989
Total fixed maturities held to maturity	1,974	50	(35)	1,989

Securities available for sale:
Fixed maturities:
Bonds:
U.S. Treasury Securities and obligations
of U.S. government agencies	72,468	1,941	(8)	74,401
Obligations of states and political
subdivisions	257,885	10,742	(182)	268,445
Corporate securities	26,347	969	(15)	27,301
Mortgage-backed securities	5,980	115	(37)	6,058
Total bonds	362,680	13,767	(242)	376,205
Redeemable preferred stocks	649	14	--	663
Total fixed maturities available for sale	363,329	13,781	(242)	376,868

Equity securities:
Common stocks	49,986	20,175	(3,330)	66,831
Preferred stocks	15,085	1,843	(82)	16,846
Total equity securities available for sale	65,071	22,018	(3,412)	83,677

Mortgage loans and land contracts	12,350	995	--	13,345
Short-term investments	26,656	--	--	26,656

Total financial assets	$469,380	$36,844	$(3,689)	$502,535

          The amortized cost and market values of fixed maturities are shown below by contractual maturity. Actual maturities will differ from contractual maturities because securities may be called or prepaid with or without prepayment penalties.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Information as of September 30, 1999 and for the nine months ended September 30, 1999 and September 30, 1998 is unaudited)
	Held to Maturity		Available for Sale
	Amortized Cost	Market Value	Amortized Cost	Market Value
December 31, 1998
(in thousands)

Due to mature (years):
One or less	$ 46	$ 46	$ 36,351	$ 36,891
After one through five	501	535	80,453	82,932
After five through ten	400	400	149,218	156,015
After ten	--	--	73,909	76,443
Total	947	981	339,931	352,281
Mortgage-backed securities	--	--	4,181	3,992
Redeemable preferred stocks	--	--	487	503
Total fixed maturities	$947	$981	$344,599	$356,776

          The change in unrealized gains and losses on fixed maturity and equity security investments is summarized as follows (in thousands):
	Year Ended December 31,
	1998	1997	1996

Fixed maturities	$(1,343)	$3,017	$(4,776)
Equity securities	(14,996)	3,879	9,625

Combined	$(16,339)	$6,896	$4,849

          To conform with statutory requirements, bonds and certificates of deposit in principal amounts totaling $13,335,000 were on deposit with various regulatory agencies at December 31, 1998.

          The mortgage loans and land contracts primarily result from financing sales associated with the development of an office park, an industrial park and a condominium development by Foremost. At December 31, 1998, 99.9% of the mortgage loans and land contracts were categorized as commercial, and 0.1% as residential. Investment real estate consists of vacant land for a future office park. The majority of mortgage loans, land contracts and investment real estate is concentrated in Michigan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Information as of September 30, 1999 and for the nine months ended September 30, 1999 and September 30, 1998 is unaudited)

          Pretax investment income by source is summarized as follows (in thousands):
	Year Ended December 31,
	1998	1997	1996

Fixed maturities	$21,851	$22,209	$22,914
Equity securities	3,193	3,593	4,059
Mortgage loans and real estate	386	596	552
Short-term investments	1,596	1,706	1,630
Total	27,026	28,104	29,155
Investment expense	2,458	2,291	2,039
Net investment income	$24,568	$25,813	$27,116

          Realized gains and losses are summarized as follows (in thousands):
	Year Ended December 31,
	1998	1997	1996

Fixed maturities	$ 230	$ 377	$ 256
Equity securities	6,990	10,264	2,765
Real estate	67	1,540	77
Net gain	$7,287	$12,181	$3,098

          Proceeds from sales of investments in fixed maturities totaled $70,251,000 in 1998, $40,642,000 in 1997 and $49,488,000 in 1996. Gross gains of $456,000, $617,000 and $893,000 and gross losses of $226,000, $240,000 and $499,000 were realized on those sales in 1998, 1997 and 1996, respectively.

NOTE 3 - PREPAID POLICY ACQUISITION COSTS

 Acquisition costs are recognized on all premium written by Foremost. These costs are amortized over policy terms which are principally annual, but which range up to seven years. Policy acquisition costs deferred and amortized are as follows (in thousands):
	September 30, 1999	1998	1997

Balance at January 1,	$75,689	$74,179	$70,231

Policy acquisition costs incurred:
Commission and brokerage	57,825	73,206	76,253
General and administrative	37,277	47,861	43,581
Taxes, licenses and fees	8,828	11,250	9,881
Reinsurance cost (recoveries)	(7)	(7)	(7)
Total	103,923	132,310	129,708

Charged to expense	100,820	(130,800)	(125,760)
Balance at period end	$78,792	$75,689	$74,179

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Information as of September 30, 1999 and for the nine months ended September 30, 1999 and September 30, 1998 is unaudited)

NOTE 4 - REAL ESTATE AND EQUIPMENT

          Real estate and equipment utilized by Foremost is summarized as follows (in thousands):
	September 30,	December 31,
	1999	1998	1997

Owned land and buildings	$54,531	$54,673	$45,433
Equipment and other	20,207	15,198	7,069
Total cost	74,738	69,871	52,502
Less accumulated depreciation	17,554	15,306	14,161
Real estate and equipment – net	$57,184	$54,565	$38,341

          Depreciation expense on real estate and equipment which we utilize was $1.2 million in 1998, $1.9 million in 1997 and $1.9 million in 1996. For the nine months ended September 30, 1999 depreciation expense on real estate and equipment which we utilize was $2.3 million.

          Included in equipment and other is capitalized systems development costs of $12.2 million in 1998, $4.1 million in 1997 and $16.2 million for the nine months ended September 30, 1999. The capitalized costs include direct costs of external materials, consultants associated with developing internal-use software and payroll and related costs of employees directly devoted to the internal-use computer software project.

NOTE 5 - LIABILITY FOR INSURANCE LOSSES AND LOSS ADJUSTMENT EXPENSES

          The incurred and paid activity in the liability for insurance losses and loss adjustment expenses is as follows (in thousands):
	Nine Months Ended September 30,	Year Ended December 31,
	1999	1998	1997	1996

Balance at January 1,	$84,128	$82,722	$93,420	$93,771
Less reinsurance recoverables	743	324	750	2,409
Net balance January 1,	83,385	82,398	92,670	91,362

Incurred related to:
Current year	200,079	254,507	239,724	277,298
Prior years	(4,282)	(4,721)	4,884	(12,123)
Total incurred	195,797	249,786	244,608	265,175

Paid related to:
Current year	153,921	205,631	193,582	223,518
Prior years	39,914	43,168	61,298	51,349
Total paid	193,835	248,799	254,880	274,867

Net balance at period end	85,347	83,385	82,398	92,670
Plus reinsurance recoverables	1,989	743	324	750

Balance at period end	$87,336	$84,128	$82,722	$93,420

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Information as of September 30, 1999 and for the nine months ended September 30, 1999 and September 30, 1998 is unaudited)

          The prior year reserve development in 1997 resulted from catastrophe losses occurring in late 1996 and early 1997. As this development resulted from property claims, we do not expect it to increase in future years.

NOTE 6 - NOTES AND OTHER OBLIGATIONS PAYABLE

          Notes and other obligations payable consist of the following (in thousands):
	September 30,	December 31,
	1999	1998	1997

Current portion of long-term notes payable	$ 5,000	$ 7,000	$ 2,505
Current portion of capital lease obligations	223	204	182
Total short-term debt	5,223	7,204	2,687
Long-term notes payable	76,750	80,500	87,161
Obligations under capitalized leases	1,977	2,149	2,353
Total long-term debt	78,727	82,649	89,514
Total	$83,950	$89,853	$92,201

          Notes payable consist primarily of an unsecured credit agreement with a group of banks, which was entered into in June 1998 and replaced a prior unsecured credit agreement and the building mortgage loan that Foremost paid off on May 5, 1998. The new agreement provides for a five-year revolving credit facility not to exceed $40 million and a seven-year term loan of $80 million, of which $30 million of the term loan is amortizing over six years at $1.25 million per quarter. The term loan expires on June 29, 2005 and the revolver loan expires on June 29, 2003. At December 31, 1998, the term loan had a balance of $77.5 million and the revolving credit facility had a balance of $10 million. In addition to the remaining $30 million available under the revolving credit facility, Foremost has an uncommitted line of credit facility which may not exceed $20 million at any one time. This unsecured credit agreement expires on June 30, 1999.

          The credit agreement subjects Foremost to certain restrictions and covenants related to, among others: the payment of dividends; minimum net worth levels; the sale, lease, transfer or other disposal of properties and assets other than in the ordinary course of business; new indebtedness; the assumption or creation of liens; and maintenance of certain ratios.

          Borrowing rates on the term loan and revolving credit facility of the credit agreement are based on eurodollar and negotiated rates. During 1995, Foremost entered into an interest rate swap agreement with a financial institution. The notional principle amount of the swap is $58 million and it matures on August 31, 2000. This agreement effectively fixed the interest rate on the entire $58 million outstanding under the credit agreement to 6.45% plus credit spread. In November 1997, the agreement was amended with the following changes: the interest rate was dropped to 6.47% plus credit spread; the maturity was extended to August 31, 2002 and the notional amount will be stepping down from $58 million to $50 million on August 31, 2000. The interest rate swap is non-amortizing. In August 1998, Foremost entered into an interest rate swap agreement with a financial institution in the notional principle amount equal to the $30 million of the term loan that is amortizing. This agreement effectively fixes the interest rate at 5.705% plus credit spread until May 31, 2004. Net receipts or payments under the swap agreements are recognized as an adjustment to interest expense. Foremost's exposure to credit risk is limited to interest movements and is considered to be negligible.

          The only change since year-end 1998 was the restructuring of the interest rate swap. On June 24, 1999, we restructured the interest rate swap on the $30 million of the term loan that is amortizing. The interest rate was lowered from 5.705% to 5.09% plus credit spread and the term was shortened by three years to terminate in May

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Information as of September 30, 1999 and for the nine months ended September 30, 1999 and September 30, 1998 is unaudited)

2001. The starting notional amount was $25 million. Since the interest rate swaps effectively fix the interest rate on the notional amount of debt, changes in interest rates have no current effect on the interest expense that we record.

          The May 5, 1998 prepayment of the $30.8 million mortgage on our corporate headquarters resulted in a $3.3 million after-tax prepayment penalty which has been classified in the consolidated financial statements as an extraordinary loss on the extinguishment of this debt. Foremost prepaid the mortgage to eliminate the restrictive operating covenants attached to this debt. These restrictive covenants hindered our ability to manage our capital base and leverage ratios through stock repurchases. Foremost expects to recoup the cost of this prepayment penalty over time through our ability to borrow funds at lower interest rates.

 Maturities of long-term debt for each of the five years succeeding December 31, 1998 are as follows (in thousands):
Year Ending December 31:
1999	$7,204
2000	5,229
2001	5,270
2002	5,310
2003	13,349
Thereafter	53,491
Total	$89,853

          The fair value of financial liabilities and off-balance-sheet financial instruments are as follows (in thousands):
	December 31,
	1998		1997
	Net Book Value	Fair Value	Net Book Value	Fair Value
Financial liabilities:
Mortgage note	$ --	$ --	$31,666	$36,931
Variable notes	87,500	87,500	58,000	58,000
Total financial liabilities	$87,500	$87,500	$89,666	$94,931
Off-balance sheet financial instruments:
Interest rate swap agreements	$ --	$(2,273)	$ --	$ 1,069

NOTE 7 - INCOME TAXES

          Foremost files a consolidated tax return with its subsidiaries, including its life insurance subsidiary, until it was sold in 1996. For tax purposes, $10.5 million had been accumulated by the life insurance subsidiary in a memorandum policyholders' surplus account and became taxable upon its sale. The resulting $3.7 million of tax has been charged against the gain on the sale and included in net income from discontinued operations in 1996.

          The provisions (credits) for income taxes in the Consolidated Statements of Income are made up of the following components (in thousands):

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Information as of September 30, 1999 and for the nine months ended September 30, 1999 and September 30, 1998 is unaudited)
	Year Ended December 31,
	1998	1997	1996

Current federal income tax expense	$13,851	$16,473	$8,335
Deferred federal income tax expense	2,759	3,664	(2,639)
Income tax provision	$16,610	$20,137	$5,696

          Deferred tax liabilities (assets) are composed of the following (in thousands):
	December 31,
	1998	1997

Policy acquisition costs related to unearned premium	$27,321	$27,402
Unrealized gains on securities	5,525	11,251
Excess tax over book basis of fixed assets	2,382	2,202
System development cost	4,487	1,524
Other	1,490	1,023
Gross deferred tax liabilities	41,205	43,402
Unearned premium adjustments	(17,499)	(17,182)
Difference between book and tax reserves	(2,811)	(3,098)
Deferred compensation	(2,757)	(2,777)
Post-retirement benefit accruals	(1,315)	(1,019)
Other	(2,894)	(2,431)
Gross deferred tax assets	(27,276)	(26,507)
Net deferred tax liability	$13,929	$16,895

          In addition to Foremost's net deferred tax liability, the liability for income taxes includes a current tax liability of $2,345,000 and $3,958,000 at December 31, 1998 and 1997, respectively.

          A reconciliation of the federal statutory tax rate to Foremost's effective tax rate is as follows:
	% of Pre-tax Income Year Ended December 31,
	1998	1997	1996

Federal statutory tax rate	35.0%	35.0%	35.0%
Increase (reduction) in income taxes relating to:
Tax-exempt municipal bond interest	-6.5%	-5.1%	-11.7%
Dividends received deduction	-0.6%	-0.9%	-2.4%
Tax credits and other	-1.7%	-0.6%	-1.2%
Effective tax rate	26.2%	28.4%	19.7%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Information as of September 30, 1999 and for the nine months ended September 30, 1999 and September 30, 1998 is unaudited)

NOTE 8 - REINSURANCE

          Foremost was party to both proportional and non-proportional reinsurance agreements in 1998.

          Amounts due from reinsurance companies balances are primarily premium amounts due from unconsolidated insurance affiliates for business assumed, and loss recoverables from a major United States reinsurance company. Assumed reinsurance is predominantly from unconsolidated affiliates.

          The following amounts summarize the effect of reinsurance on Foremost's financial statements (in thousands):
	Year Ended December 31,
	1998	1997	1996

Direct:
Written premiums	$367,873	$363,933	$353,421
Earned premiums	365,836	360,646	361,004
Insurance losses and loss expenses	206,218	205,508	234,115
Assumed:
Written premiums	73,715	71,032	67,678
Earned premiums	71,205	69,189	67,741
Insurance losses and loss expenses	37,354	28,652	25,911
Ceded - Catastrophe:
Written premiums	7,666	9,446	17,198
Earned premiums	7,661	9,546	16,171
Insurance losses and loss expenses	1,566	(9)	98
Ceded - Non-Catastrophe:
Written premiums	804	647	1,147
Earned premiums	811	625	1,180
Insurance losses and loss expenses	363	(35)	664

NOTE 9 - EMPLOYEE BENEFIT PLANS

Money Purchase Pension Plan

          Foremost provides a Money Purchase Pension Plan for all employees with one or more years of service. Under the Money Purchase Pension Plan, Foremost is required to make annual contributions equal to 6% of the eligible compensation of all eligible plan participants.

Profit-Sharing Retirement and Savings Plan

          Foremost also provides a Profit-Sharing Retirement and Savings Plan for all employees with one or more years of service. Under this plan Foremost can make discretionary profit-sharing contributions as a percentage of eligible compensation. Foremost contributed 3% in 1998 and 5% in 1997 of eligible compensation of all eligible employees. In 1998 the savings feature of the plan was a 401(k) plan that allows for voluntary contributions by employees and provides a dollar-for-dollar Foremost-paid match for the employee's contribution, limited to 3% of the employee's eligible income and an additional 50% for each dollar on the next 2%. In 1997 the saving feature of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Information as of September 30, 1999 and for the nine months ended September 30, 1999 and September 30, 1998 is unaudited)

the plan was a 401(k) plan that allowed for voluntary contributions by employees and provided a 50% Foremost-paid match of the employee's contribution, limited to 2% of the employee's eligible income.

Retirement Supplement Plan

          Foremost provides a Retirement Supplement Plan for key employees which provides monthly lifetime payments or lump sum payments upon retirement or disability, and lump sum payments to beneficiaries upon death. The retirement benefit is based on a percentage of the participant's final average earnings, less the participant's Money Purchase Pension Plan and Profit Sharing Plan benefits (excluding 401(k) plan benefits). As of December 31, 1998, the projected retirement benefits to be paid total $3,529,000. Life insurance contracts have been purchased to fund the retirement benefits. Key employees would receive their entire retirement benefit in the event of a change in control of Foremost and their subsequent termination. The maximum contingent liability as of December 31, 1998 relating to the change in control provision is approximately $5,233,000.

Deferred Compensation Plan

          Foremost has a non-qualified Deferred Compensation Plan for the benefit of key employees. The plan allows for the participants to defer a percentage of their base salary and incentive payments, and provides a declared rate of return on an annual basis. Foremost purchases life insurance contracts on plan participants to fund the plan.

Long-Term Incentive Plan

          Foremost has a Long-Term Incentive Plan which provides awards to certain key employees based on Foremost's return on shareholders' equity over three year periods. The plan was amended in December 1994 and approved by the shareholders to provide that 70% of the awards will be paid in Foremost's common stock. The awards are fully vested upon issuance; however, the stock is restricted for resale for three years from the date of the award. There were 32,970 shares issued in January 1999 for the three-year results ending December 31, 1998 and 37,692 shares issued in January 1998 for the three-year results ending December 31, 1997.

Stock Option Plans

          Foremost has a non-qualified stock option plan which authorizes the grant of options to purchase 650,000 shares of Foremost common stock to key employees. During 1995, Foremost's board of directors authorized, and the shareholders' approved, an additional 400,000 shares of Foremost common stock for future grants under the plan, making a total of 1,050,000 shares authorized under the plan. Adjusting the authorized options for the three-for-one stock split distributed on January 20, 1998, provides a total of 3,150,000 shares authorized under the plan. The options, granted at market value, vest at either a three or four year period, with a maximum term of 10 years.

          Foremost accounts for its stock option plans in accordance with APB Opinion 25, "Accounting for Stock Issued to Employees." Because the exercise price of Foremost's employee stock options equals the market price of the underlying stock on the date of grant, no compensation cost is recognized under APB Opinion 25. In accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," Foremost is required to provide pro forma information regarding net income and earnings per share as if compensation costs for Foremost's stock option plan had been determined using a fair value based estimate. Foremost uses the Black-Scholes option-pricing model to determine the fair value of each option at the grant date with the following weighted average assumptions:
	1998	1997	1996

Dividend/Share	$.36	$.36	$.36
Expected Volatility	18.9%	27.6%	26.9%
Risk-free Interest Rate	5.6%	5.9%	6.5%
Expected Lives	5-8 years	8 years	8 years

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Information as of September 30, 1999 and for the nine months ended September 30, 1999 and September 30, 1998 is unaudited)

          Under the accounting provisions of SFAS No. 123, Foremost's net income and earnings per share would have been reduced to the pro forma amounts indicated below:
	Year Ended December 31,
	1998	1997	1996

Net income (in thousands)
As reported	$43,368	$50,866	$23,529
Pro forma	$42,739	$50,291	$23,065
Earnings per share
As reported	$1.59	$1.82	$.80
Pro forma	$1.56	$1.80	$.78

          The following is a summary of Foremost's stock option transactions during 1998, 1997 and 1996:
	1998		1997		1996
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

Outstanding at January 1,	1,896,825	$ 11	2,214,513	$ 10	2,400,258	$ 9
Granted	844,000	$ 24	115,500	$ 21	117,300	$ 18
Exercised	203,900	$ 10	430,938	$ 11	302,670	$ 7
Forfeited	44,125	$ 18	2,250	$ 16	375	$ 11
Outstanding at December 31,	2,492,800	$ 15	1,896,825	$ 11	2,214,513	$ 10
Options exercisable at December 31,	1,547,492	$ 10	1,627,640	$ 10	1,734,714	$ 9
Weighted-average fair value of
options granted during the year	$ 1.99		$ 7.72		$ 6.70

          The following table summarizes information about Foremost's stock options outstanding at December 31, 1998:
Options Outstanding				Options Exercisable
Range of Exercise Price	Number Outstanding at 12/31/98	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Outstanding at 12/31/98	Weighted Average Exercise Price

$6.08 - $7.00	683,800	2.8 years	$ 7	683,800	$ 7
$10.42 - $12.67	775,200	4.6 years	$ 12	768,575	$ 12
$18.33 - $24.25	1,033,800	5.6 years	$ 23	95,117	$ 20
$6.08 - $24.25	2,492,800	4.5 years	$ 15	1,547,492	$ 10

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Information as of September 30, 1999 and for the nine months ended September 30, 1999 and September 30, 1998 is unaudited)

          In April 1998, the shareholders approved Foremost's Stock Option Plan of 1998, which granted Foremost's Chairman, President and Chief Executive Officer an option to purchase 750,000 shares of Foremost common stock at a purchase price of $24 per share. Except in the case of a change in control or certain events of termination, the options only vest if the closing per share price of Foremost common stock on the New York Stock Exchange is equal to or greater than $48 per share on at least 10 trading days on or before February 23, 2003.

          Under the merger agreement between Foremost and Spartan dated October 18, 1999, all outstanding unexpired and unexercised options to purchase Foremost common stock will be cancelled, whether or not the options have vested. In exchange for the cancellation of the options, each holder of options will be entitled to receive a cash payment equal to the aggregate number of stock options held by that holder multiplied by the excess of $29.25 over the applicable exercise price of each option, less any amounts that Foremost is required to deduct and withhold under applicable tax laws. The total cash payments payable to participants in all stock option plans are described in "The Merger--Interests of Certain Persons in the Merger" section of the proxy statement.

Restricted Stock Plans

          Foremost also has a restricted stock plan under which key employees were issued 194,442 shares of Foremost common stock in 1988, representing all of the shares available under the plan. The shares are registered in the name of the participants, who have all the rights of a shareholder, subject to restrictions as to transfer until the shares vest. Compensation expense is recorded over the periods in which the shares vest. The unamortized market value of the shares awarded is shown separately in shareholders' equity. As of December 31, 1998, 189,798 were vested, 198 shares were issued and non-vested and 4,446 shares remained unissued from forfeitures.

          In 1995, Foremost adopted and the shareholders' approved a restricted stock plan for Foremost's non-employee directors. Under the plan, Foremost's non-employee directors may elect to receive shares of Foremost common stock in lieu of their annual retainer fees. The shares are issued at market value and are registered in the name of the participant, who has all the rights of a shareholder, subject to restrictions as to transfer until the shares vest. Vesting occurs upon the completion of the director's term. A total of 60,000 shares may be issued under the plan. In 1998 and 1997, 1,236 shares and 1,686 shares were issued, respectively.

          The cost of the aforementioned benefit plans, excluding post-retirement benefits, for 1998, 1997 and 1996 was $3,733,000, $4,378,000 and $3,696,000, respectively.

          Under the merger agreement, all restrictions on outstanding restricted shares of Foremost common stock will be cancelled. In exchange for the cancellation of the restricted shares, each holder of restricted shares will be entitled to receive a cash payment equal to $29.25 per share, less any amounts that Foremost is required to deduct and withhold under applicable tax laws.

Post-Retirement Benefit Plan

          Foremost maintains a defined benefit post-retirement plan for substantially all employees which provides certain health care, dental and life insurance benefits. Eligibility and benefits are based on age and years of service for the health care and dental benefits, which also require contributions from retirees under certain circumstances. The life insurance benefits are non-contributory and are calculated as a percentage of the employee's base annual compensation in the year of retirement. The benefit is reduced at age 70 to an ultimate benefit of $5,000. Post-retirement benefits accrue during the employees' working years rather than being expensed on a cash basis. Foremost does not prefund its post-retirement benefit plan and has elected to amortize the transition obligation over a 20-year period.

          The plan's funded status reconciled with the amounts included in other liabilities in Foremost's Consolidated Balance Sheets, along with the change in accumulated post retirement benefit obligation an plan assets, is as follows (in thousands):

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Information as of September 30, 1999 and for the nine months ended September 30, 1999 and September 30, 1998 is unaudited)
	December 31,
	1998	1997

Change in accumulated postretirement benefit obligation (APBO)
APBO, January 1	$ 6,542	$ 5,433
Service cost	361	312
Interest cost	508	425
Plan amendments	--	--
Actuarial (gain)/loss	378	748
Benefits paid	(292)	(376)
APBO, December 31,	$ 7,497	$ 6,542
Plan assets
Change in plan assets
Plan assets, January 1	$ --	$ --
Actual return on assets	--	--
Company contributions	292	376
Benefits paid	(292)	(376)
Plan assets, December 31	$ --	$ --
Reconciliation of funded status
Funded status	$(7,497)	$(6,542)
Unrecognized net (gain)/loss	(44)	(429)
Unrecognized prior service cost	--	--
Unrecognized transition obligation	3,790	4,061
Accrued postretirement benefit (liability)/asset	$(3,751)	$(2,910)

          Net periodic post-retirement benefit costs included the following components (in thousands):
	Year Ended December 31,
	1998	1997	1996

Service cost	$ 361	$312	$341
Interest on accumulated post-retirement obligation	508	425	405
Amortization of:
Transition obligation	271	271	271
Actuarial gain	--	(38)	(42)
Total costs	$1,140	$970	$975

          The health care trend rate assumed was 7% for 1998, decreasing .25% per year to 6% in 2002 and thereafter. The dental trend rate was 6% per year. The rate of compensation increase regarding life insurance benefits was 5%. A 1% increase in the health care trend rate would increase the accumulated post-retirement benefit obligation as of December 31, 1998 by $240,165 and the net periodic benefit cost for the year then ended by $26,609. A 1% decrease in the health care trend rate would decrease the accumulated post-retirement benefit obligation as of December 31, 1998 by $223,290 and the net periodic benefit cost for the year then ended by $25,027.

          The weighted average discount rate used in determining the accumulated post-retirement benefit obligation was 7.5%.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Information as of September 30, 1999 and for the nine months ended September 30, 1999 and September 30, 1998 is unaudited)

NOTE 10 - LEASE COMMITMENTS

          Foremost leases buildings and the majority of its furniture and equipment under capital and operating leases. Operating leases generally include renewal options for periods ranging from two to seven years and require Foremost to pay utilities, taxes, insurance and maintenance expenses.

          The following is a schedule of future minimum lease payments under cancelable and non-cancelable operating leases for each of the five years succeeding December 31, 1998 and thereafter, excluding renewal options (in thousands):
Year Ending December 31:
1999	$5,262
2000	3,659
2001	2,683
2002	1,059
2003	381
Thereafter	468

          The following is a schedule of future minimum lease payments under Foremost's capitalized finance leases together with the present value of the net minimum lease payments as of December 31, 1998 (in thousands):
Year Ending December 31:
1999	$468
2000	468
2001	480
2002	486
2003	486
Thereafter	1,136
Total minimum lease payments	3,524
Less amount representing interest	1,171
Present value of net minimum lease payments	$2,353

          Rental expense charged to operations in 1998, 1997 and 1996 amounted to $5,619,000, $5,354,000 and $5,109,000, respectively, including amounts paid under short-term cancelable leases.

NOTE 11 - STATUTORY INFORMATION

          As a holding company, the principal source of Foremost's cash available for debt service and payment of dividends (other than through the use of borrowed funds or the employment of other assets) is dividends received from its principal property and casualty insurance subsidiary, Foremost Insurance Company Grand Rapids, Michigan. State regulatory requirements limit the amount of annual dividends Foremost Insurance Company can pay to Foremost without obtaining prior insurance department approval. These restrictions are not expected to significantly affect Foremost's ability to meet its foreseeable cash requirements. The amount of dividends which Foremost Insurance Company can pay to Foremost in 1999 without obtaining prior insurance department approval under the current statute is $38.1 million. Foremost Insurance Company has paid dividends of $24 million to Foremost during the first nine months of 1999.

          At December 31, 1998, $98.9 million of consolidated shareholders' equity represents net assets of Foremost's property and casualty subsidiaries that cannot be transferred in the form of dividends, loans or advances to Foremost.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Information as of September 30, 1999 and for the nine months ended September 30, 1999 and September 30, 1998 is unaudited)

          Policyholders' surplus for the combined property and casualty insurance companies at September 30, 1999, December 31, 1998 and December 31, 1997 was $201.4 million, $203.8 million and $220.5 million, respectively. Statutory net income for the combined property and casualty insurance companies for the years ended December 31, 1998, 1997 and 1996 was $45.0 million, $49.8 million and $34.1 million, respectively. Statutory net income for the combined property and casualty insurance companies for the nine months ended September 30, 1999 and 1998 was $33.4 million and $25.3 million respectively.

NOTE 12 - COMMITMENTS AND CONTINGENCIES

Agreements and Contracts

          Foremost has assigned its interest as tenant in a capital lease obligation. If the assignee defaults, a contingent liability exists of approximately $1.4 million at December 31, 1998.

          Foremost is a party to a long-term agreement with a service company which provides data processing services and equipment. Under the agreement Foremost is required to pay minimum service charges and resource charges or credits depending on the volume of transactions processed. The minimum service charges are approximately $15.1 million per year and are subject to annual cost of living increases. The agreement expires on December 31, 2001.

Stock Purchase Rights

          In 1989 Foremost's board of directors declared a dividend of one common stock purchase right for each share of Foremost's outstanding common stock. As a result of the three-for-one stock split distributed on January 20, 1998, each outstanding share of common stock presently represents one-third of a right which may become exercisable in certain circumstances to purchase three one-hundredths of a share of Foremost common stock at a purchase price of $36.67 per right. The rights are not currently exercisable. Foremost has reserved 275,246 shares of Foremost common stock for issuance upon exercise of the rights.

          If any person or group becomes the beneficial owner of 20% or more of Foremost common stock, or if a holder of 20% or more of Foremost common stock engages in self-dealing transactions, or if Foremost becomes involved in a merger transaction, or sells 50% or more of its assets or earning power to another person, then each right not owned by the acquiring person or group will entitle its holder to purchase, at the right's then current exercise price, shares of Foremost common stock, or the common stock of the acquiring or surviving entity (or in certain circumstances, cash, property or securities of Foremost) having a market value equal to twice the exercise price.

          Our board of directors has amended the stock purchase rights plan to provide that the signing of the merger agreement did not trigger the above-described provisions. The stock purchase rights plan expired on December 14, 1999.

Litigation

          Foremost and its subsidiaries are routinely engaged in litigation in the normal course of business. In the opinion of management, the following proceedings are not expected to have a material adverse effect on Foremost's consolidated financial position, cash flows or operating results. Further liability, if any, of Foremost and its subsidiaries for litigation was not determinable at December 31, 1998 or September 30, 1999.

          Foremost was named as a defendant in a number of similar individual lawsuits and several related class actions filed in various county circuit courts in the state of Alabama and in the United States District Court for both the Northern and Southern Districts of Alabama (the "Alabama Litigation"). The cases in the Alabama Litigation have sought both compensatory and punitive damages. In general, the complaints alleged that Foremost or its Alabama agents failed to disclose information about insurance coverages and premium structure, misinformed policyholders

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Information as of September 30, 1999 and for the nine months ended September 30, 1999 and September 30, 1998 is unaudited)

about coverages or policy provisions and in other ways misrepresented the nature and extent of insurance sold in Alabama. Foremost denies all allegations and is vigorously defending each suit. The compensatory damages, if any, in the cases have been nominal for each individual claimant. The primary risk exposure facing Foremost involves the plaintiffs' claims for punitive damages.

          During 1997, the principal individual actions and the class actions against Foremost in the Alabama Litigation were settled or resolved. In connection with the settlement of a group of the individual actions, three Alabama circuit courts have entered orders providing that, with respect to all claims or theories alleged in the cases settled, the portion of the settlement amount allocated to punitive damages is sufficient to both fully punish Foremost and to deter others from engaging in similar activities. In connection with the settlement of the principal Alabama class action, Foremost has obtained general releases from Alabama policyholders resolving further claims against Foremost, except for claims by persons who affirmatively "opted out" of the settlement. Foremost believes that these individual and class action settlements have significantly reduced Foremost's risk exposure in the Alabama Litigation, and intends to continue its vigorous defense of the remaining lawsuits.

          In April 1996, national class actions were filed by the same group of plaintiffs' attorneys in Wisconsin, Illinois and Florida state courts against Foremost and certain other defendants alleging misrepresentations in connection with the sale of force-placed collateral protection insurance. The complaints sought unspecified compensatory and punitive damages. The Wisconsin case was conditionally class certified by the Wisconsin state court, before service of the complaint. On June 22, 1998, the Circuit Court of Waupaca County, Wisconsin, issued an order vacating the class certification dismissing all claims against Foremost in the Wisconsin action, without prejudice. The case filed in the Circuit Court of the Sixth Judicial Circuit, Champaign County, Illinois, was dismissed by stipulation without prejudice on April 6, 1999. The action filed in the Circuit Court of the Eleventh Judicial Circuit in and for Dade County, Florida, has been stayed. Foremost will defend this remaining case, if the stay is terminated, and believes that the case lacks merit. Foremost has not established a specific reserve for these related actions, because the amount of Foremost's liability exposure, if any, cannot be reasonably estimated.

          In November 1995, an Iowa jury returned a verdict of $688,000 in compensatory damages and $8 million in punitive damages against Foremost Insurance Company and other affiliated companies in a diversity action filed in the United States District Court for the Northern District of Iowa, Central Division, for alleged fraud, breach of contract and misappropriation of trade secrets in the termination of an agent's contract. Foremost filed post judgement motions for a judgment notwithstanding the jury verdict, a new trial and remittitur. On July 3, 1997, the trial court set aside the $8 million punitive damage verdict, but denied Foremost's other post-trial motions. In December of 1997, the court conducted a new trial to determine whether punitive damages were warranted and, on January 21, 1998, the court awarded $4 million in punitive damages. Foremost filed an appeal with the United States Court of Appeals for the Eighth Circuit, however, in May 1999, the Court of Appeals affirmed the lower court. In July 1999, Foremost paid approximately $5.8 million to satisfy the judgement, including interest on the punitive damages, from the date of the January 1998 judgement to the date of payment of the damages. Plaintiffs then filed a motion seeking pre-judgment interest on the punitive damage award from the original November 1995 judgment until the date of payment. In December 1999, the trial court denied plaintiff's motion and adopted Foremost's argument that because the trial court set aside the original punitive damages award and granted a new trial on all punitive damages issues, the appropriate date from which to calculate interest on punitive damages is the January 1998 date. The judgment has now been fully satisfied in the trial court and the bond previously posted by Foremost has been released. Plaintiffs filed a claim of appeal from the trial court's order denying their pre-judgment interest motion. The amount in controversy on appeal is approximately $500,000. Foremost believes that the appeal lacks merit and intends to cross-appeal on certain other interest issues.

          On January 19, 1999, Foremost and First USA Bank agreed to resolve the action filed in 1998 by Foremost against First USA Bank and Banc One in the United States District Court for the Western District of Michigan arising out of a dispute concerning an insurance services agreement made in 1996. The settlement provided that First USA Bank pay Foremost $6.75 million in connection with the termination of the insurance services agreement which had provided Foremost the exclusive right to offer certain insurance products to First USA Bank's credit card customers. The settlement proceeds were recorded in Foremost's financial results for the first quarter of 1999.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Information as of September 30, 1999 and for the nine months ended September 30, 1999 and September 30, 1998 is unaudited)

Unaudited

          In August 1999, Foremost was named as a defendant in an action in the State Circuit Court of Jefferson County, Mississippi purportedly filed on behalf of Foremost policyholders. The complaint, which seeks both compensatory and punitive damages, challenges Foremost's sale of mobile home insurance containing coverage for adjacent structures as part of the package of coverages included in its standard policy. The complaint alleges that Foremost and its Mississippi agents failed to disclose information about the adjacent structures coverage. Foremost denies the allegations and intends vigorously to defend the suit. Foremost has removed the case to the United States District Court for the Southern District of Mississippi. Plaintiffs have filed a petition seeking to remand the case back to the state court. There has been no ruling by the federal court on plaintiffs' remand motion. Foremost believes that the case lacks merit. Foremost has not established a specific reserve for this case because the amount of Foremost's liability exposure, if any, cannot be reasonably estimated.

          In October 1999, Foremost was named as a defendant in a class action suit filed in the United States District Court for the Eastern District of Texas. The complaint, which seeks compensatory and punitive damages, challenges Foremost's sale of mobile home insurance containing coverage for adjacent structures as part of the package of coverages included in its standard policy and alleges that Foremost overcharged its policyholders. The complaint alleges that Foremost and its Texas agents failed to disclose information about the adjacent structures coverage and the separate premium charged for such coverage. Additionally, the complaint alleges that Foremost overcharged its customers by using undepreciated values as a premium rating criteria for mobile homes, and increased those values through cost of living adjustments. Foremost denies the allegations and intends to defend the suit vigorously. Foremost believes that the case lacks merit. Foremost has not established a specific reserve for this case because the amount of Foremost's liability exposure, if any, cannot be reasonably estimated.

          On December 23, 1999, Foremost was served with a complaint which named it as a defendant in a Florida class action in the Circuit Court of the Twentieth Judicial Circuit, Lee County, Florida purportedly filed on behalf of Foremost's Florida policyholders. The complaint alleges that Foremost collected service charges in excess of amounts authorized under the Florida premium financing law. The complaint seeks declaratory relief, refunds of service fees, statutory damages of twice the service charge, attorney fees, costs and interest. Foremost believes the case lacks merit, denies the allegations and intends to defend the suit vigorously. Foremost has not established a specific reserve for this case because the amount of Foremost's liability exposure, if any, cannot be reasonably estimated.

NOTE 13 - INFORMATION BY BUSINESS SEGMENTS

          The property and casualty insurance industry generally evaluates it products in total. Accordingly, Foremost considers itself to operate in one segment. Foremost's property and casualty subsidiaries primarily furnish insurance to the mobile home and recreational vehicle markets. Foremost writes insurance throughout the United States with concentrations in the southern and southwestern states. The nature of Foremost's insurance operations expose it to risk in the case of numerous, severe catastrophic events. To minimize this risk, Foremost performs ongoing evaluations of its insurance exposures, utilizes reinsurance when appropriate and performs credit and risk evaluations of its agents and insureds.

          Detailed operating information for the property and casualty segment is presented below. There are no significant intercompany transactions among the segments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Information as of September 30, 1999 and for the nine months ended September 30, 1999 and September 30, 1998 is unaudited)
	Nine Months Ended September 30,		Year Ended December 31,
	1998	1999	1998	1997	1996	1995	1994
	(in millions)
Net Insurance Premium Written and Assumed
Property and casualty:
Mobile home	$280.0	$289.7	$362.0	$356.7	$349.2	$352.3	$341.5
Recreational vehicle	39.7	40.0	47.4	48.4	47.9	49.1	49.7
Automobile	12.9	16.4	17.7	14.1	10.3	12.4	14.1
Basics	6.3	6.7	8.5	7.4	4.4	3.3	2.0
Homeowners	1.9	2.7	2.6	3.1	3.3	3.6	3.5
Commercial products	0.8	0.9	1.0	1.1	1.2	1.5	0.8
Collateral protection	0.0	0.0	0.0	0.7	0.7	1.0	0.7
Other	1.9	1.4	2.4	3.5	4.1	3.8	3.9

Total	343.5	357.8	441.6	435.0	421.1	427.0	416.2
Less reinsurance ceded	0.6	0.6	0.8	0.7	1.1	1.5	0.7

Total	$342.9	$357.2	$440.8	$434.3	$420.0	$425.5	$415.5

Net Insurance Premium Earned
Property and casualty:
Mobile home	$269.3	$273.9	$359.4	$354.9	$354.1	$353.2	$335.7
Recreational vehicle	35.8	35.8	47.8	48.0	49.1	49.3	47.8
Automobile	11.0	14.1	15.3	12.3	11.0	12.9	15.7
Basics	5.6	6.3	7.6	5.7	3.4	2.5	1.4
Homeowners	2.0	2.2	2.7	3.1	3.5	3.6	3.6
Commercial products	0.7	0.9	0.9	1.4	1.2	1.0	0.9
Collateral protection	0.0	0.0	0.0	0.2	1.1	0.8	0.6
Other	2.1	1.4	2.5	3.6	4.2	3.0	4.2

Total	$326.5	$334.6	$436.2	$429.2	$427.6	$426.3	$409.9

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Information as of September 30, 1999 and for the nine months ended September 30, 1999 and September 30, 1998 is unaudited)
	1998	1997	1996	1995	1994
Income Before Taxes – Continuing Operations (in thousands)
Property and casualty:
Underwriting income	$32,980	$38,610	$5,458	$38,211	$15,372
Investment and other income (including
realized gains and losses):	31,939	38,061	30,036	27,952	25,117
Total property and casualty	64,919	76,671	35,494	66,163	40,489
Other-net (parent company & non-insurance
operations)(1)	(1,631)	(5,778)	(6,630)	(5,800)	(4,852)
Income before taxes - continuing operations	$63,288	$70,893	$28,864	$60,363	$35,637

Identifiable Assets (in millions)
Property and casualty	$ 693.5	$ 693.1	$ 662.2	$ 669.8	$ 625.1
Parent company and other(2)	59.7	51.7	59.4	57.8	61.0

Total	$ 753.2	$ 744.8	$ 721.6	$ 727.6	$ 686.1

____________________
(1)	General corporate expenses were $1,813,000, $1,699,000 and $1,604,000 and interest expense was $4,565,000, $4,766,000 and $4,401,000 in 1998, 1997 and 1996, respectively.

(2)

Identifiable corporate assets were $15 million, $14.7 million and $18.3 million in 1998, 1997 and 1996, respectively. Corporate expenditures for additions to long-lived assets were $9,485,000, $1,762,000 and $29,000 in 1998, 1997 and 1996 respectively.

          Intercompany rental income and expense of $6.5 million has been included in the operating income and expense of the segments, but is eliminated from the consolidated revenues and expenses.

NOTE 14 - RELATED PARTY TRANSACTIONS

          A director and major shareholder of Foremost has investment advisory agreements with Foremost and currently manages approximately 19% of Foremost's investment portfolio. During 1998 and 1997, $1,077,000 and $1,045,000 of fees and commissions were earned under these agreements.

NOTE 15 - COMPREHENSIVE INCOME

          Comprehensive income is defined as any change in equity from transactions and other events originating from non-owner sources. The following summarizes the components of comprehensive income, other than net income, for the last three years (in thousands):

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Information as of September 30, 1999 and for the nine months ended September 30, 1999 and September 30, 1998 is unaudited)
	Pretax	Tax Effect	After-tax

Nine Months ended September 30, 1999
Unrealized depreciation on investments during the period	$(13,487)	$4,721	$ (8,766)
Less: Reclassification adjustment for net realized gains included in net income	4,878	(1,707)	3,171
Net change in unrealized appreciation of investments	$(18,365)	$6,428	$(11,937)

Nine Months ended September 30, 1998
Unrealized depreciation on investments during the period	$ (5,500)	$1,899	$ (3,601)
Less: Reclassification adjustment for net realized gains included in net income	5,871	(2,081)	3,790
Net change in unrealized appreciation of investments	$(11,371)	$3,980	$ (7,391)

Year ended December 31, 1998
Unrealized depreciation on investments during the year	$ (9,111)	$3,189	$ (5,922)
Less: Reclassification adjustment for net realized gains included in net income	7,287	(2,577)	4,710
Net change in unrealized appreciation of investments	$(16,398)	$5,768	$(10,632)

Year ended December 31, 1997
Unrealized appreciation on investments during the year	$ 19,059	$(6,670)	$ 12,389
Less: Reclassification adjustment for net realized gains included in net income	12,181	(4,263)	7,918
Net change in unrealized appreciation of investments	$ 6,878	$(2,407)	$ 4,471

Year ended December 31, 1996
Unrealized appreciation on investments during the year	$ 7,130	$(2,495)	$ 4,635
Less: Reclassification adjustment for net
realized gains included in net income	3,098	(1,084)	2,014
Net change in unrealized appreciation of investment	$ 4,032	$(1,411)	$ 2,621

NOTE 16 - DISCONTINUED OPERATIONS

          On June 11, 1996, Foremost completed the sale of its life insurance subsidiary, Foremost Life Insurance Company, to Woodmen Accident and Life Company. The sale yielded net after-tax proceeds of $17.4 million and Foremost incurred an after-tax loss of $698,000 as a result of the sale. The loss was due primarily to the effects of taxes related to policyholders' surplus. For tax purposes, $10.5 million had been accumulated by the life insurance subsidiary in a memorandum policyholders' account and became taxable upon its sale. The resulting $3.7 million of tax has been charged against the gain on the sale and included in net income from discontinued operations in 1996. The majority of the net proceeds was used to purchase Foremost common stock under the approved stock buy-back program.

          In 1990 and 1989, Foremost assumed credit life premium under various reinsurance treaties. Under the terms of these treaties, Foremost was obligated to reimburse the ceding companies only if the overall incurred loss ratio exceeded a certain percentage. In the fourth quarter of 1990, the ceding companies were declared insolvent and placed into liquidation. On June 11, 1996, with the sale of Foremost Life Insurance Company, the amount reserved to cover these reinsurance treaties was transferred to an escrow account. On July 31, 1997, Foremost and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Information as of September 30, 1999 and for the nine months ended September 30, 1999 and September 30, 1998 is unaudited)

the liquidator settled all outstanding reinsurance and legal issues regarding these treaties. The escrow account was closed with Foremost recording an after-tax gain of $110,000 for 1997. The financial results of the life insurance segment and the sale are reflected in the financial statements as discontinued operations for all years presented.
LIFE INSURANCE STATEMENTS OF INCOME	December 31,
	1997	1996
	(in thousands)

Premium written and assumed	$ --	$8,988
Less reinsurance ceded	--	80
Net premium written	$ --	$8,908
Premium earned	$ --	$8,908
Death and other benefits	--	6,227
Amortization of prepaid policy acquisition costs	--	2,167
Operating expenses	--	41
Total losses and expenses	--	8,435
Underwriting income	--	473
Investment and other income, less expenses	169	747
Realized gains (losses)	--	10
Income before taxes	169	1,230
Income tax provision	(59)	(171)
Net income	110	1,059
Net loss resulting from sale	--	(698)
Net income from discontinued operations	$110	$ 361

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

          The management of Foremost Corporation of America is responsible for the preparation and integrity of the consolidated financial statements and all other information contained in the Annual Report for the year ended December 31, 1998 and for the nine months ended September 30, 1999. The financial statements were prepared in accordance with generally accepted accounting principles and include amounts that are based on management's informed estimates and judgments.

          In fulfilling its responsibility for the integrity of financial information, management has established a system of internal accounting control which provides reasonable assurance that assets are properly safeguarded and accounted for and that transactions are executed in accordance with management's authorization and recorded and reported properly.

          The financial statements for the year ended December 31, 1998 have been audited by Foremost's independent public accountants, BDO Seidman, LLP, whose unqualified report is presented on the next page. The independent accountants provide an objective assessment of the degree to which management meets its responsibility for fairness of financial reporting. BDO Seidman, LLP regularly evaluates the internal control structure and performs such tests and other procedures as it deems necessary to reach and express an opinion on the fairness of the financial statements.

          The Audit Committee of the Board of Directors, consisting solely of outside directors, meets with the independent public accountants and management to review and discuss the major audit findings, the adequacy of the internal control structure and quality of financial reporting. The independent accountants also have free access to the Audit Committee to discuss auditing and financial reporting matters with or without management present.
November 2, 1999

/s/ Richard L. Antonini
Richard L. Antonini
Chairman of the Board, President and Chief Executive Officer

/s/ F. Robert Woudstra
F. Robert Woudstra
Chief Operating Officer, Chief Financial Officer and Director

INDEPENDENT ACCOUNTANTS' REPORT

To the Shareholders and Board of Directors
Foremost Corporation of America
Grand Rapids, Michigan

We have audited the accompanying consolidated balance sheets of Foremost Corporation of America as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, comprehensive income, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of Foremost's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Foremost Corporation of America at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

Our audits of the consolidated financial statements were performed for the purpose of forming an opinion on those financial statements taken as a whole. The supplemental statements on page F-7 are presented for additional analysis and are not a required part of the consolidated financial statements. Such information has been subjected to the auditing procedures applied in the audits of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

/s/ BDO SEIDMAN, LLP
BDO SEIDMAN, LLP
February 12, 1999
Grand Rapids, Michigan

Supplementary Data

RESULTS BY QUARTER
Consolidated Statements of Income
(in thousands, except per share data)
	1st Quarter 1999	1st Quarter 1998	1st Quarter 1997	2nd Quarter 1999	2nd Quarter 1998	2nd Quarter 1997
	(unaudited)			(unaudited)

Total income from continuing operations	$127,182	$116,990	$115,054	$112,682	$117,306	$119,257

Income (loss):
Property and casualty insurance	$16,015	$11,758	$5,702	11,168	$9,319	$14,801
Parent company and other	4,250	(197)	(893)	(3,892)	(205)	(1,341)
Total continuing operations	20,265	11,561	4,809	7,276	9,114	13,460
Discontinued operations	--	--	--	--	--	90
Net income before extraordinary item	20,265	11,561	4,809	7,276	9,114	13,550
Extraordinary loss - net of tax benefit	--	--	--	--	(3,310)	--
Net income	20,265	11,561	4,809	7,276	5,804	13,550

Change in unrealized appreciation (depreciation) of securities available for sale, net of tax	$ (3,571)	$ 421	$ (3,215)	$ (3,797)	$ (3,054)	$ 2,465

Earnings per share of common stock:
Net income:
Continuing operations	$ 0.75	$ 0.42	$ 0.17	$ 0.27	$ 0.33	$ 0.49
Discontinued operations	--	--	--	--	--	--
Extraordinary loss	--	--	--	--	(0.12)	--
Net income	$ 0.75	$ 0.42	$ 0.17	$ 0.27	$ 0.21	$ 0.49

Average shares outstanding	26,964	27,591	28,435	26,636	27,345	27,738

Earnings per share of common stock - assuming dilution:
Net income:
Continuing operations	$ 0.74	$ 0.41	$ 0.16	$ 0.27	$ 0.33	$ 0.48
Discontinued operations	--	--	--	--	--	--
Extraordinary loss	--	--	--	--	(0.12)	--
Net income	$ 0.74	$ 0.41	$ 0.16	$ 0.27	$ 0.21	$ 0.48

Average shares outstanding	27,434	28,215	29,149	26,636	27,961	28,386

Dividends per share	$ 0.09	$ 0.09	$ 0.09	$ 0.09	$ 0.09	$ 0.09

Price range of common stock:
High	$ 20.81	$ 25.00	$ 20.20	$ 23.38	$ 25.63	$ 20.00
Low	$ 18.06	$ 22.38	$ 19.05	$ 18.69	$ 22.50	$ 17.70

	3rd Quarter 1999	3rd Quarter 1998	3rd Quarter 1997	4th Quarter 1998	4th Quarter 1997
	(unaudited)

Total income from continuing operations	$121,575	$118,133	$117,156	$117,967	$118,289

Income (loss):
Property and casualty insurance	$ 6,806	$ 12,092	$ 15,067	$ 13,978	$ 18,648
Parent company and other	469	(245)	(644)	$ 178	$(584)
Total continuing operations	7,275	11,847	14,423	14,156	18,064
Discontinued operations	--	--	20	--	--
Net income before extraordinary item	7,275	11,847	14,443	14,156	18,064
Extraordinary loss - net of tax benefit	--	--	--	--	--
Net income	7,275	11,847	14,443	14,156	18,064

Change in unrealized appreciation (depreciation) of securities available for sale, net of tax	$ (4,569)	$ (6,169)	$ 6,119	$ (1,830)	$ (898)

Earnings per share of common stock:
Net income:
Continuing operations	$ 0.27	$ 0.43	$ 0.52	$ 0.52	$ 0.65
Discontinued operations	--	--	--	--	--
Extraordinary loss	--	--	--	--	--
Net income	$ 0.27	$ 0.43	$ 0.52	$ 0.52	$ 0.65

Average shares outstanding	26,615	27,240	27,701	27,175	27,701

Earnings per share of common stock - assuming dilution:
Net income:
Continuing operations	$ 0.27	$ 0.43	$ 0.51	$ 0.51	$ 0.64
Discontinued operations	--	--	--	--	--
Extraordinary loss	--	--	--	--	--
Net income	$ 0.27	$ 0.43	$ 0.51	$ 0.51	$ 0.64

Average shares outstanding	27,180	27,753	28,318	27,630	28,281

Dividends per share	$ 0.09	$ 0.09	$ 0.09	$ 0.09	$ 0.09

Price range of common stock:
High	$ 25.38	$ 24.31	$ 20.31	$ 21.00	$ 23.56
Low	$ 22.06	$ 17.88	$ 18.50	$ 15.81	$ 19.19

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

SPARTAN PARENT CORP.,

SPARTAN ACQUISITION CO.

and

FOREMOST CORPORATION OF AMERICA

OCTOBER 18, 1999

A-i

Exhibit	Description

A	Form of Certificate of Merger

A-ii

AGREEMENT AND PLAN OF MERGER

                        AGREEMENT AND PLAN OF MERGER, dated as of October 18, 1999 (the "Agreement"), by and among SPARTAN PARENT CORP., a Delaware corporation ("Parent"), SPARTAN ACQUISITION CO., a Michigan corporation and a wholly owned subsidiary of Parent ("Sub"), and FOREMOST CORPORATION OF AMERICA, a Michigan corporation (the "Company"). FARMERS INSURANCE EXCHANGE, FIRE INSURANCE EXCHANGE and TRUCK INSURANCE EXCHANGE (the "Exchanges"), join in this Agreement to make certain representations to the Company and to jointly and severally guarantee the full and prompt payment and performance of Parent's and Sub's covenants and obligations under this Agreement.

RECITALS

            WHEREAS, each of the Boards of Directors of Parent, Sub and the Company has approved the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement;

            WHEREAS, in furtherance of the acquisition, each of the Boards of Directors of Parent, Sub and the Company has approved the merger of Sub with and into the Company in accordance with the terms of this Agreement and the Michigan Business Corporation Act (the "MBCA"); and

            WHEREAS, the Board of Directors of the Company has, subject to the terms and conditions set forth in this Agreement, (a) determined that the consideration to be paid for each share of its common stock in the Merger (as defined in Section 1.1) is fair to the shareholders of the Company and that the Merger is in the best interests of the Company and its shareholders and (b) resolved to adopt and approve this Agreement and the transactions contemplated by this Agreement and to recommend that its shareholders approve the Merger and this Agreement.

            NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions in this Agreement, the parties agree as follows:

ARTICLE I
THE MERGER

            Section 1.1.      The Merger. In accordance with the provisions of this Agreement and the MBCA, at the Effective Time (as defined in Section 1.2), Sub will be merged with and into the Company (the "Merger"). As a result of the Merger, the separate corporate existence of Sub will cease and the Company will be the surviving corporation and will continue its corporate existence under the laws of the state of Michigan. The surviving corporation after the Merger is referred to as the "Surviving Corporation" in this Agreement.

            Section 1.2.      Closing; Closing Date; Effective Time.  Unless this Agreement has been terminated and the transactions contemplated in this Agreement have been abandoned in accordance with Article VII, and subject to the satisfaction or waiver of the conditions in Article VI, the consummation of the Merger and the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Warner Norcross & Judd LLP, 900 Old Kent Building, 111 Lyon Street, NW, Grand Rapids, Michigan as soon as practicable (but in any event within two business days) after the satisfaction or waiver of the conditions set forth in Article VI, or at any other date, time and place that Parent and the Company agree. The date on which the Closing takes place is referred to in this Agreement as the "Closing Date." On or as promptly as practicable after the Closing Date, the parties will cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") in the form attached as Exhibit A with the Corporation, Securities and Land Development Bureau of the Michigan Department of Consumer and Industry Services (the "Bureau") as required by and in accordance with the relevant provisions of the MBCA and by taking any other actions required by law. The date of the filing of the Certificate of Merger, or a later date agreed upon by Parent and the Company and set forth in the Certificate of Merger, is referred to as the "Effective Time."

            Section 1.3.      Effects of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers and franchises of the Company and Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub will become the debts, liabilities and duties of the Surviving Corporation.

            Section 1.4.      Articles of Incorporation and Bylaws of Surviving Corporation. The Articles of Incorporation and Bylaws of the Company as in effect immediately before the Effective Time will be the articles of incorporation and bylaws of the Surviving Corporation until later amended as provided by law.

            Section 1.5.      Directors and Officers of Surviving Corporation.

            (a)      The directors of Sub immediately before the Effective Time will be the initial directors of the Surviving Corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

            (b)      The officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

            Section 1.6.      Shareholders' Meeting.

            (a)      The Company, acting through its Board of Directors, will, in accordance with the MBCA and its Articles of Incorporation and Bylaws:

            (i)      duly call, give notice of, convene and hold a special meeting of its shareholders (the "Special Meeting") as soon as reasonably practicable following the signing of this Agreement for the purpose of considering and approving the Merger, this Agreement and any other matters that may be necessary to consummate the transactions contemplated by this Agreement; and

            (ii)      subject to the fiduciary obligations of the Board under applicable law as advised by outside legal counsel, include in the Proxy Statement (as defined in Section 5.1) the recommendation of the Board that shareholders of the Company vote to approve the Merger and this Agreement and use its reasonable efforts to solicit and obtain the consent of shareholders sufficient to approve the Merger and this Agreement and to enable the Closing to occur as promptly as practicable.

            (b)      Parent agrees that it will vote, or cause to be voted, all of the shares of Sub owned by it in favor of approval of the Merger and this Agreement.

ARTICLE II
CONVERSION OF SHARES

            Section 2.1.      Merger Consideration; Conversion and Cancellation of Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Sub, the Company or the Company's shareholders:

            (a)      Merger Consideration. Each share of Company common stock, $1.00 par value ("Company Common Stock"), issued and outstanding immediately before the Effective Time (other than any shares of Company Common Stock held by Parent, Sub or any wholly-owned subsidiary of Parent or Sub or by any wholly-owned subsidiary of the Company, which shares of Company Common Stock will be canceled and retired and will cease to exist with no payment being made with respect to those shares) together with the associated rights attached to each share of Company Common Stock (the "Rights") as provided in the Rights Agreement, as amended, between the Company and First Chicago Trust Company of New York dated December 14, 1989 (the "Rights Agreement") will be converted into the right to receive $29.25 in cash, without interest or other payment in respect thereof (the "Per Share Cash Consideration").

            (b)      Conversion and Cancellation of Shares. All shares of Company Common Stock and the associated Rights will no longer be outstanding and automatically will be canceled and retired, and each certificate previously representing any shares of Company Common Stock will thereafter represent the right to receive the Per Share Cash Consideration. Each holder of a certificate representing shares of Company Common Stock will cease to have any rights with respect to the certificate, except the right to receive the Per Share Cash Consideration upon the surrender of the certificate in accordance with Section 2.2.

            (c)      Adjustments. If between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock changes into a different number of shares, by reason of any stock dividend, reclassification, recapitalization, split, combination or exchange of shares, the amount of the Per Share Cash Consideration to be received by Company shareholders will be adjusted appropriately to reflect the stock dividend, reclassification, recapitalization, split, combination or exchange of shares.

            (d)      Effect on Sub's Capital Stock. Each share of capital stock of Sub issued and outstanding immediately before the Effective Time will be converted into and become one fully paid and nonassessable share of common stock, $1.00 par value, of the Surviving Corporation.

            Section 2.2.      Surrender of Certificates.

            (a)      Exchange Agent. Before the Effective Time, Parent will designate the Company's transfer agent or another bank or trust company reasonably acceptable to the Company to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the "Exchange Agent") to receive the funds necessary to make the payments required by Section 2.1(a). At the Effective Time, Parent will deposit, or cause to be deposited, in trust with the Exchange Agent for the benefit of holders of shares of Company Common Stock the aggregate Per Share Cash Consideration to which the holders are entitled at the Effective Time pursuant to Section 2.1(a).

            (b)      Surrender Procedures. Each holder of a certificate or certificates representing any shares of Company Common Stock cancelled in the Merger, which immediately before the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"), and whose shares were converted pursuant to Section 2.1(a), may thereafter surrender the Certificate or Certificates to the Exchange Agent to effect the surrender of the Certificate or Certificates on the holder's behalf for a period ending 180 days after the Effective Time. Parent agrees that promptly after the Effective Time it will cause to be distributed to record holders of shares of Company Common Stock as of the Effective Time appropriate materials to facilitate the surrender, including (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent and will be in a form and have other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Cash Consideration. Upon the surrender of Certificates, together with a letter of transmittal duly executed and other documents as may be reasonably required by the Exchange Agent, Parent will cause the Exchange Agent to pay to each holder of a Certificate in exchange therefor cash in an amount equal to the Per Share Cash Consideration multiplied by the number of shares represented by the Certificate. Until surrendered, each Certificate (other than Certificates representing shares held by Parent) will represent solely the right to receive the aggregate Per Share Cash Consideration relating to the Certificate.

            (c)      Payment to Persons Other Than Record Holders. If payment of the Per Share Cash Consideration in respect of cancelled Certificates is to be made to a person other than the person in whose name a surrendered Certificate is registered, it will be a condition to payment that the Certificate surrendered be properly endorsed with signatures guaranteed and otherwise be in proper form for transfer and that the person requesting the payment have paid any transfer and other taxes required by reason of the payment of the Per Share Cash Consideration in a name other than that of the registered holder of the Certificate surrendered or have established to the satisfaction of Parent or the Exchange Agent that the tax either has been paid or is not applicable.

            (d)      Stock Transfer Books. At the Effective Time, the stock transfer books of the Company will be closed and there will not be any further registration of transfers of any shares of capital stock on the records of the Company. From and after the Effective Time, the holders of Certificates will cease to have any rights with respect to the shares, except as otherwise provided for in this Agreement or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they will be cancelled and exchanged for cash as provided in this Article II. No interest will accrue or be paid on any cash payable upon the surrender of a Certificate or Certificates which immediately before the Effective Time represented outstanding shares of Company Common Stock.

            (e)      Termination of Exchange Agent's Duties. Promptly following the date which is 180 days after the Effective Time, the Surviving Corporation may require the Exchange Agent to deliver to it any cash (including interest received with respect thereto), Certificates and other documents in its possession relating to the Merger, which had been made available to the Exchange Agent and which have not been disbursed to holders of Certificates, and thereafter the holders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or similar laws) only as general creditors thereof with respect to the Per Share Cash Consideration payable upon due surrender of their Certificates, without interest. Notwithstanding the foregoing neither the Surviving Corporation nor the Exchange Agent will be liable to any holder of a Certificate for Per Share Cash Consideration delivered to a public official under any applicable abandoned property, escheat or similar law.

            (f)      Withholding. The Per Share Cash Consideration paid in the Merger will be net to the holder of shares of Company Common Stock in cash, subject to reduction for any applicable federal, state or local tax withholding or, as set forth in Section 2.2(c), stock transfer taxes payable by the holder. If amounts are deducted and withheld by Parent or the Exchange Agent, (i) the amounts will be paid over to the applicable tax authority in a commercially reasonable manner and time and (ii) the amounts will be treated for purposes of this Agreement as having been paid to the holder of the shares in respect of which the deduction and withholding was made.

            (g)      Lost, Stolen or Destroyed Certificates. If any Certificate evidencing shares of Company Common Stock is lost, stolen or destroyed, the Exchange Agent will issue in exchange for that Certificate, upon the making of an affidavit by the holder, the Per Share Cash Consideration; provided, however, that Parent may, in its reasonable discretion and as a condition precedent to the payment of the Per Share Cash Consideration require the owner of the lost, stolen or destroyed Certificate to deliver a bond in a sum that Parent reasonably may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

            Section 2.3.      Company Stock Options. Following the date of this Agreement and before the Effective Time, the Company will take all necessary action to cancel all outstanding unexpired and unexercised options to purchase shares of Company Common Stock, whether or not vested (collectively, the "Company Stock Options") under any stock option or other compensation plan or arrangement of the Company upon the Effective Time (including but not limited to the approval of cancellation in accordance with the terms and conditions set forth in the No-Action Letter, dated January 12, 1999, issued by the Securities and Exchange Commission (the "SEC") to Skadden, Arps, Slate, Meagher & Flom LLP for the purpose of ensuring that the cancellation is exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and a written consent from each optionholder as may be required), in exchange for a cash payment of an amount equal the product of (a) the excess, if any, of the Per Share Cash Consideration over the per share exercise price of the Company Stock Option and (b) the number of shares subject to the Company Stock Option for which the option has not been exercised, whether or not then vested and exercisable. Each outstanding unvested restricted share of Company Common Stock issued under any stock option or other compensation plan or arrangement will immediately before the Effective Time, be canceled and be converted into, and become the right to receive, the Per Share Cash Consideration which will be payable in accordance with Section 2.1. All amounts payable under this Section 2.3 will be subject to any required withholding of taxes and will be paid without interest or other payment in respect thereof. The Company will take all necessary action required to cancel the Company Stock Options as of the Effective Time and to ensure that following the Effective Time, no holder of Company

Stock Options or any participant in any stock option or other compensation plan or arrangement will have any right thereunder to acquire capital stock of the Company or the Surviving Corporation.

            Section 2.4.      No Further Rights. At and after the Effective Time, each former holder of shares of Company Common Stock will cease to have any rights as a shareholder of the Company and instead will have only the rights provided by this Agreement and applicable law.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company represents and warrants to Parent and Sub, except as disclosed by the Company to Parent and Sub in a disclosure schedule dated the same date as this Agreement and delivered to Parent before the execution of this Agreement, including the materials specifically incorporated by reference in that schedule and identifying the section to which disclosure relates (the "Disclosure Schedule") as follows:

            Section 3.1.      Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of Michigan and has all corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted makes qualification necessary, except in those jurisdictions where the failure to be duly qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. For the purposes of this Agreement, a Company Material Adverse Effect means a material adverse effect on the business, operations, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole, other than effects caused by changes in general economic or securities markets conditions and changes resulting from the announcement or proposed consummation of this Agreement and the transactions contemplated by this Agreement. True and complete copies of the Articles of Incorporation and Bylaws of the Company, including all amendments, have been delivered to Parent.

            Section 3.2.      Subsidiaries.

            (a)      Each subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power and authority and all material governmental licenses, authorizations, consents and approvals required to own, lease and operate its properties and to carry on its business as now conducted. Each subsidiary is duly qualified to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted makes qualification necessary, except in those jurisdictions where the failure to be duly qualified and in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Disclosure Schedule lists all subsidiaries of the Company and their respective jurisdictions of incorporation and identifies the Company's percentage equity ownership interest in each subsidiary. The Company owns, directly or indirectly, the outstanding capital stock of each of the subsidiaries listed on the Disclosure Schedule, free and clear of all liens, charges, pledges, security interests or other encumbrances. All of the capital stock of each subsidiary have been duly authorized, and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights created by statute, the articles of incorporation or bylaws of each subsidiary or any agreement to which any of the subsidiaries are bound, and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof.

            (b)      The Company conducts its insurance operations primarily through the subsidiaries listed in Section 3.2(b) of the Disclosure Schedule (collectively, the "Company Insurance Subsidiaries"). Each of the Company Insurance Subsidiaries is, where required, (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company in each other jurisdiction where it is required to be so licensed, authorized or eligible, and (iii) duly authorized or eligible in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Company SAP Statements (as defined in Section 3.6), except where the failure to be so licensed, authorized or eligible, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect. The Company has made all required filings under applicable insurance holding company statutes except where the failure to file, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect.

            Section 3.3.      Capitalization. The authorized capital stock of the Company consists of 70,000,000 shares of Company Common Stock, and 10,000,000 shares of Preferred Stock, without par value. On the date of this Agreement, there were 26,615,201 shares of Company Common Stock outstanding and Company Stock Options outstanding to purchase 2,405,050 shares of Company Common Stock and no shares of Preferred Stock outstanding. The Disclosure Schedule contains a list of outstanding Company Stock Options and exercise prices. Each share of Company Common Stock has attached to it one Right as provided in the Rights Agreement. All shares of Company Common Stock have been duly authorized, and all issued and outstanding shares have been validly issued, are fully paid and nonassessable, are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound, and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. Except for Company Stock Options under the Employee Plans (as defined in Section 3.13(a)) and except as disclosed in the Disclosure Schedule, there are not on the date of this Agreement, and at all times after that date through the Effective Time there will not be, any options, warrants, calls, subscriptions or other rights or other agreements or commitments obligating the Company or any of its subsidiaries to issue, transfer, sell or vote any shares of capital stock of the Company or any of its subsidiaries or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any of those shares.

            Section 3.4.      Authority. The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of its shareholders, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized and approved by the Company's Board, and other than the approval by its shareholders, no other corporate proceedings are necessary to authorize this Agreement or the consummation of the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement is a legal, valid and binding agreement of Parent and Sub, is a legal, valid and binding agreement of the Company, enforceable against it in accordance with its terms. The affirmative vote of holders of a majority of the shares of Company Common Stock is the only vote of holders of any class or series of the Company's capital stock necessary to approve the Merger. The Company's shareholders do not have dissenters' rights under the MBCA in connection with the transactions contemplated by the Agreement.

            Section 3.5.      No Violations; Consents and Approvals.

            (a)      Except as disclosed in the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) violate any provision of the Company's Articles of Incorporation or Bylaws or the charter or bylaws of its subsidiaries, (ii) result in a violation or breach of, require consents under or constitute (with or without due notice or lapse of time or both) a default, or give rise to any lien, right of termination, cancellation or acceleration of any right under any of the terms, conditions or provisions of any lease, license, franchise, permit, agreement, including any affinity agreement or any other material agreement, note, bond, mortgage, indenture or other instrument of indebtedness to which the Company or any of its subsidiaries is a party, or by which the Company or any of its subsidiaries or any of their respective assets or properties is bound, or (iii) violate any statute, rule, regulation, order or decree of any public body or authority by which the Company or any of its subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (ii) and (iii) violations, breaches, defaults or rights that either individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect or materially impair the Company's ability to consummate the transactions contemplated by this Agreement or for which the Company has received or, before the Effective Time, will have received appropriate consents or waivers.

            (b)      No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required in connection with the execution and delivery of this Agreement by the Company, or the consummation by the Company of the transactions contemplated by this Agreement, except (i) expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) in connection with the provisions of the Exchange Act, (iii) the filing of the Certificate of

Merger with the Bureau, (iv) filings with and approvals of the Commissioners of Insurance of the jurisdictions listed on Schedule 3.5(b) of the Disclosure Schedule, (v) any filings and consents that may be required under any Environmental Law (as defined in Section 3.14) pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (vi) filing with, and approval of, the SEC and the New York Stock Exchange with respect to the deregistration and delisting of the shares of Company Common Stock and (vii) any other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings not obtained or made before the Effective Time the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or materially impair the Company's ability to perform its obligations under this Agreement or prevent the consummation of any of the transactions contemplated by this Agreement.

            Section 3.6.      Financial Statements; SAP Statements; SEC Documents.

            (a)      As of their respective dates, the audited consolidated financial statements of the Company for the fiscal years ended December 31, 1998, 1997 and 1996, and the unaudited consolidated financial statements for the six-month period ending June 30, 1999, including the notes thereto (collectively, the "Financial Statements"), were prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as may be indicated in the notes accompanying the financial statements) and fairly presented the consolidated financial position of the Company and its subsidiaries at the dates indicated and the consolidated results of their operations and statements of cash flows for the periods then ended (subject, in the case of unaudited statements, to the lack of footnotes, normal year-end audit adjustments and any other adjustments described in the Financial Statements).

            (b)      The Company has made available to Parent copies of the annual and quarterly statements of each of the Company Insurance Subsidiaries as filed with the applicable insurance regulatory authorities for the years ended December 31, 1998, 1997 and 1996 and the quarterly periods ended March 31, 1999 and June 30, 1999, including all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents filed in connection therewith (collectively, the "Company SAP Statements"). The Company SAP Statements fairly present in all material respects, in conformity with statutory accounting practices prescribed or permitted by the applicable insurance regulatory authority applied on a consistent basis, the statutory financial position of the Company Insurance Subsidiaries as of the respective dates thereof and the results of operations of the Company Insurance Subsidiaries for the respective periods then ended. The Company SAP Statements complied in all material respects with all applicable laws, rules and regulations when filed, and no material deficiency has been asserted with respect to any Company SAP Statements by the applicable insurance regulatory body or any other governmental agency or body. The annual statutory balance sheets and income statements included in the Company SAP Statements have been audited by BDO Seidman LLP, and the Company has made available to Parent copies of audit opinions related to the statements. The Company has made available to Parent copies of examination reports of insurance departments and any insurance regulatory agencies issued since January 1, 1995 relating to the Company Insurance Subsidiaries.

            (c)      The Company has filed with the SEC and has made available to Parent copies of each registration statement, report, proxy statement, information statement or schedule, together with all amendments, that were required to be filed with the SEC by the Company since January 1, 1997 (the "SEC Documents"). As of their respective dates, the Company's SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as the case may be, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            Section 3.7.      Absence of Certain Changes; No Material Undisclosed Liabilities.

            (a)      Except as disclosed or reflected in the Financial Statements and the SEC Documents or disclosed in the Disclosure Schedule, since December 31, 1998, each of the Company and its subsidiaries has conducted its operations in the ordinary course of business consistent with past practice and there has not been

(i) any action, event or occurrence that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, (ii) any changes by the Company in accounting methods, principles or practices or underwriting, reserving or actuarial practices or methods, (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or any direct or indirect redemption, purchase or other acquisition by the Company or any of its subsidiaries of any capital stock or of any interest in or right to acquire any capital stock, (iv) any lien or encumbrance created or assumed on any of the assets or properties of the Company or any of its subsidiaries that, individually or in the aggregate, exceeds $500,000, (v) any borrowings of money by the Company other than in the ordinary course of business, each of which has been fully repaid; (vi) any incurrence by the Company or any of its subsidiaries of any deferred purchase price obligation that, individually or in the aggregate, exceeds the aggregate budget amounts set forth in Schedule 3.7(a) by more than $750,000, (vii) any damage, destruction or loss (not covered by insurance) affecting any of the assets or properties of the Company or any of its subsidiaries, which damage, destruction or loss individually or in the aggregate exceeds $250,000, (viii) any write-off or write-down of, or any determination to write-off or write-down, the assets or properties (other than any statutory write-down of investment assets) of the Company or any of its subsidiaries or any portion thereof, other than in the ordinary course of business, (ix) any material addition to the Company's consolidated reserves for future benefits or other policy claims and benefits before the date of this Agreement, (x) any expenditure or commitment for additions to property, plant, equipment or other tangible or intangible capital assets or properties of the Company or any of its subsidiaries that, individually or in the aggregate, exceeds the aggregate budget amounts set forth in Schedule 3.7(a) by more than $500,000, or (xi) any contract or agreement to take any of the actions set forth in subsections (iii) through (x) of this Section 3.7.

            (b)      Except as disclosed in the Financial Statements, the SEC Documents or the Disclosure Schedule, and other than policyholder liabilities incurred in the ordinary course of business, since December 31, 1998 neither the Company nor any of its subsidiaries has had any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that were required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its subsidiaries (including the accompanying notes) or that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

            Section 3.8.      Litigation. Except as disclosed in the Financial Statements, the SEC Documents or the Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries before any court or governmental entity that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed in the Financial Statements, the SEC Documents or the Disclosure Schedule, there are no material writs, judgments, decrees, injunctions or similar orders of any court, governmental or regulatory authority outstanding against the Company or any of its subsidiaries.

            Section 3.9.      Compliance with Laws; Licenses and Permits.

            (a)      The business and operations of the Company and the Company Insurance Subsidiaries have been conducted in compliance with all applicable statutes and regulations regulating the business of insurance and all applicable orders and directives of insurance regulatory authorities (collectively, "Insurance Laws"), except where the failure to so conduct business and operations would not prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or cause the loss of eligibility to do business where the loss would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Company Insurance Subsidiary has marketed, sold and issued insurance products in compliance, in all material respects, with Insurance Laws applicable to the business of that Company Insurance Subsidiary and in the respective jurisdictions in which the products have been sold. There is no pending or, to the knowledge of the Company, threatened charge by any insurance regulatory authority that any of the Company Insurance Subsidiaries has violated, nor any pending or, to the knowledge of the Company, threatened investigation by any insurance regulatory authority with respect to possible violations of, any applicable Insurance Laws where the violations would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. Except as set forth in the Disclosure Schedule, none of the

Company Insurance Subsidiaries is subject to any currently effective material order or decree of any insurance regulatory authority relating specifically to that Company Insurance Subsidiary (as opposed to insurance companies generally). The Company Insurance Subsidiaries have filed all reports required to be filed with any insurance regulatory authority on or before the date of this Agreement as to which the failure to file the reports would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. Copies of all insurance licenses of the Insurance Subsidiaries previously have been provided to Parent.

            (b)      In addition to Insurance Laws, the business of each of the Company and its subsidiaries has not been, and are not being, conducted in violation of any federal, state or local law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any governmental entity (collectively with Insurance Laws, "laws"), except for violations or possible violations that, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. No investigation or review by any governmental entity with respect to the Company or its subsidiaries is pending or, to the knowledge of the Company, threatened, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Each of the Company and its subsidiaries has all permits, licenses, trademarks, patents, trade names, copyrights, service marks, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted, and all of these permits, licenses, trademarks, patents, trade names, copyrights, service marks, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals are valid and in full force and effect, except those the absence of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.

            Section 3.10.      Insurance Matters.

            (a)      Except as otherwise would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, to the extent required under applicable law, all policies, binders, slips, certificates and other agreements of insurance in effect as of the date of this Agreement (including all applications, supplements, endorsements, riders and ancillary agreements) that are issued by the Company Insurance Subsidiaries are on forms and at rates approved by applicable insurance regulatory authorities or which have been filed and not objected to by the authorities within the period provided for objection.

            (b)      To the knowledge of the Company, all reinsurance and coinsurance treaties or agreements to which the Company or any Company Insurance Subsidiary is a party or under which the Company or any Company Insurance Subsidiary has any existing rights, obligations or liabilities are in full force and effect. Neither the Company nor any Company Insurance Subsidiary, nor, to the knowledge of the Company, any other party to a reinsurance or coinsurance treaty or agreement to which the Company or any Company Insurance Subsidiary is a party, is in default in any material respect, and no such agreement contains any provision providing that the other party thereto may terminate the agreement by reason of the transactions contemplated by this Agreement. The Company has not received any notice to the effect that the financial condition of any other party to any such agreement is impaired with the result that a material default under the agreement may reasonably be anticipated, whether or not the default may be cured by the operation of any offset clause in the agreement.

            (c)      Before the date of this Agreement, the Company has made available to Parent a copy of any actuarial reports prepared by actuaries, with respect to the Company or any Company Insurance Subsidiary since January 1, 1995, and all attachments, addenda, supplements and modifications thereto (the "Company Actuarial Analyses"). To the knowledge of the Company (i) the information and data furnished by the Company or any Company Insurance Subsidiary to its independent actuaries in connection with the preparation of the Company Actuarial Analyses were accurate in all material respects and (ii) each Company Actuarial Analysis was based upon an accurate inventory of policies in force for the Company and the Company Insurance Subsidiaries, as the case may be, at the relevant time of preparation and was prepared in all material respects using appropriate modeling procedures accurately applied. To the knowledge of the Company, the Company Actuarial Analyses are accurate in all material respects.

            (d)      All insurance contract benefits payable by the Company or any Company Insurance Subsidiary, or to the knowledge of the Company by any other person that is a party to or bound by any reinsurance, coinsurance or other similar contract with the Company or any Company Insurance Subsidiary, have in all material respects been paid in accordance with the terms of the insurance contracts under which they arose, except for such benefits for which the Company believes there is a reasonable basis to contest payment.

            (e)      No outstanding insurance contract issued, reinsured or underwritten by any Company Insurance Subsidiary entitles the holder thereof or any other person to receive dividends, distributions or other benefits based on the revenues or earnings of the Company or any other person.

            (f)      To the knowledge of the Company, (i) each insurance agent, at the time the agent wrote, sold or produced business for the Company, was duly licensed as an insurance agent (for the type of business written, sold or produced by the insurance agent) in the particular jurisdiction in which the agent wrote, sold or produced such business except where the failure to have such license would not reasonably be expected to have a Company Material Adverse Effect, (ii) no insurance agent has violated (or with or without notice or lapse of time or both, would have violated) any term or provision of any law, regulation or any writ, judgment, decree, injunction or similar order applicable to the writing, sale or production of the business of the Company or any of the Company Insurance Subsidiaries, except where the violation would not reasonably be expected to have a Company Material Adverse Effect, (iii) all payments, including, without limitation, commissions, credits, bonuses and other compensation, due to insurance agents with respect to the insurance business of the Company or the Company Insurance Subsidiaries have been paid or accrued in accordance with the insurance agent contracts, a general form of which has been provided to Parent, other than commission schedules, and (iv) all payments, including, without limitation, commissions, credits, bonuses and other compensation due under all affinity agreements and other material agreements have been paid in accordance with such agreements.

            Section 3.11.      Taxes. Each of the Company and its subsidiaries has filed, or caused to be filed, all federal, state and local income and other material tax returns required to be filed by it, has paid or withheld, or caused to be paid or withheld, all taxes, including without limitation, real property taxes with any related penalties, interest and liabilities (any of the foregoing being referred to in this Agreement as a "Tax"), that are shown on those tax returns as due and payable, or otherwise required to be paid, other than Taxes being contested in good faith and for which adequate reserves have been established. The Company and each of its subsidiaries has paid or will timely pay all Taxes due with respect to any period ending on or before the Effective Time, or when the payment of Taxes is not yet due, have established, or with respect to Taxes incurred after the date of this Agreement will timely establish in accordance with past practices, an adequate accrual in accordance with generally accepted accounting practices. There are no claims, assessments or audits pending or, to the Company's knowledge, threatened against the Company or its subsidiaries for any alleged deficiency in any Tax, and the Company does not know of any threatened Tax claims or assessments against the Company or any of its subsidiaries. There are no waivers or extensions of any applicable statute of limitations to assess any Taxes. All returns filed with respect to Taxes are true and correct in all material respects. In the aggregate, adequate reserves have been established for any contingent tax liability resulting from tax filing positions or known tax exposures. Except as disclosed in the Disclosure Schedule, there are no outstanding requests for any extension of time within which to file any return or within which to pay any Taxes shown to be due on any return. To the Company's knowledge, there are no liens for any Taxes upon the assets of the Company or any of its subsidiaries (other than statutory liens for Taxes not yet due and payable and liens for real estate taxes being contested in good faith). Except as disclosed in the Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to, is bound by or has any obligation under, a tax sharing or tax allocation agreement or arrangement for the allocation, apportionment, sharing, indemnification or payment of taxes. Neither the Company nor any of its subsidiaries has been a member of an affiliated group (or similar state or local filing group) which contains parties that are not affiliates of the Company. The Company is not and has never been a United States real property holding company as defined in Section 897(c)(2) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"). Except as disclosed in the Disclosure Schedule, neither the Company nor any of its subsidiaries has any deferred intercompany gain or loss arising as a result of a deferred intercompany transaction within the meaning of Treasury regulation Section 1.1502-13 (or any similar provision under state, local or foreign law) in excess of $50,000.

            Section 3.12.      Termination, Severance and Employment Agreements. The Company has provided to Parent a complete and accurate list of each (a) employment, severance or consulting agreement not terminable without material liability or obligation (either individually or collectively) on 60 days' or less notice; (b) agreement with any director, executive officer, consultant or other key employee of the Company (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of a nature similar to the transactions contemplated by this Agreement or relating to an actual or potential change in control of the Company or (ii) providing any term of employment or other compensation guarantee or extending severance benefits or other benefits after termination not comparable to benefits available to employees of the Company generally; (c) agreement, plan or arrangement under which any person may receive payments that may be subject to tax imposed by Section 4999 of the Code or included in the determination of that person's "parachute payment" under Section 280G of the Code; and (d) Employee Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement. Except as disclosed in the SEC Documents or the Disclosure Schedule, since December 31, 1998, neither the Company nor any of its subsidiaries has entered into or amended any employment or severance agreement with any director, executive officer or other key employee of the Company or granted any severance or termination pay to any director, executive officer or key employee of the Company.

            Section 3.13.      Employee Benefit Plans; ERISA.

            (a)      Except as disclosed in the SEC Documents or the Disclosure Schedule: (i) each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all other employee benefit, bonus, incentive, stock option (or other equity-based), employment, consulting, severance, termination, retirement, change in control, medical, life insurance and other welfare (including post-retirement medical and life insurance) and fringe benefit plans, programs or funds, written or oral (whether or not subject to ERISA) maintained or sponsored by the Company or its subsidiaries or any trade or business, whether or not incorporated, that would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA (an "ERISA Affiliate"), for the benefit of any employee or former employee of the Company or any of its ERISA Affiliates (the "Employee Plans") has been operated in accordance with its terms and is in compliance (including the making of governmental filings on a timely basis) with all applicable laws, including ERISA and the applicable provisions of the Code, except for failures that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (ii) each of the Employee Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified; (iii) no "reportable event," as that term is defined in Section 4043(c) of ERISA (for which the 30-day notice requirement to the Pension Benefit Guaranty Corporation ("PBGC") has not been waived), has occurred with respect to any Employee Plan that is subject to Title IV of ERISA that presents a risk of liability to any governmental entity or other person that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect; and (iv)  there are no pending or, to the Company's knowledge, threatened claims (other than routine claims for benefits) by, on behalf of or against, any of the Employee Plans or any trusts related thereto that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No Employee Plan is a "multiemployer plan" (within the meaning of ERISA) nor has the Company or any ERISA Affiliate ever contributed or been required to contribute to any multiemployer plan.

            (b)      (i)  No Employee Plan has incurred an "accumulated fund deficiency" (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived and (ii)  neither the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA except for required premium payments to the PBGC, which payments have been made when due, and no events have occurred that are reasonably likely to give rise to any liability of the Company or an ERISA Affiliate under Title IV of ERISA or that could reasonably be anticipated to result in any claims being made against the Company by the PBGC that present a risk of liability that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

            (c)      With respect to each Employee Plan that is subject to Title IV of ERISA: (i) the Company has provided to Parent and Sub true and complete copies of the plan text and any amendments thereto (or if the Employee Plan is not a written plan, a description thereof), any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code, Forms 5500 as filed with the Internal Revenue Service for the last three plan years, the most recent determination letter received from the Internal Revenue Service, the two most recent annual reports and actuarial valuation reports (if required under ERISA) and all handbooks, manuals and similar documents governing material employment policies, practices and procedures; (ii) the assets and liabilities in respect of the accrued benefits as set forth in the most recent actuarial valuation report prepared by the Employee Plan's actuary properly represents the funded status of the Employee Plan in all material respects in accordance with applicable law; and (iii) since the date of such valuation report there has been no adverse change in the funded status of any of the Employee Plans in respect thereto that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

            (d)      Neither the Company nor any ERISA Affiliate has failed to make on a timely basis or otherwise any contribution or payment to any Employee Plan that has resulted or could result in the imposition of a penalty, fine, lien or the posting of a bond or other security under ERISA or the Code that would reasonably be expected to have a Company Material Adverse Effect.

            (e)      Except as disclosed in the Financial Statements, the SEC Documents or the Disclosure Schedule and except to the extent required by the Consolidated Omnibus Budget Reconciliation Act of 1985 and any similar state law, the Company does not maintain any retiree life and/or retiree health insurance plans which provide for continuing benefits or coverage for any employee or any beneficiary of an employee after the employee's termination of employment.

            (f)      Except as set forth in the Disclosure Schedule, no amounts payable under the Employee Plans will fail to be deductible for federal income tax purposes by virtue of Sections 162(a)(1), 162(m) or 280G of the Code.

            Section 3.14.      Environmental Matters. The Company and each of its subsidiaries has obtained and is in compliance with the terms and conditions of all permits, licenses, registrations and other authorizations required under Environmental Laws (as defined below), except for failures that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each of its subsidiaries are in compliance with all Environmental Laws, except for failures to comply that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each of its subsidiaries have disclosed all past and present noncompliance with, or liability under, Environmental Laws, and all past discharges, emissions, leaks, releases or disposals of any substance or waste regulated under or defined by Environmental Laws, in either case which have formed the basis of any claim, action, suit, proceeding, hearing or investigation under any Environmental Laws that, in any of those cases, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries has received notice of any past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that have resulted in any liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation, under any Environmental Laws, that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has provided to Parent a copy of the Phase I Environmental Site Assessment of Foremost Insurance at 5600 Beech Tree Lane, Caledonia, Michigan, dated January 1991, performed by WW Engineering & Science, Inc. For purposes of this Section 3.14, (a)  "Environmental Laws" mean applicable federal, state and local laws, regulations and codes relating to Hazardous Substances (as defined below), pollution or protection of human health or the environment and (b) "Hazardous Substances" means any pollutant, contaminant, waste or hazardous, toxic, caustic or otherwise dangerous substance (whether or not regulated under federal, state or local Environmental Laws), including (i) "hazardous substance" as defined in 42 U.S.C. § 9601 and (ii) petroleum products, derivatives and byproducts.

            Section 3.15.      Assets; Real Property; Intellectual Property.

            (a)      Except as disclosed in the Disclosure Schedule, the Company and its subsidiaries own or have rights to use free of any adverse interest all assets necessary to permit the Company and its subsidiaries to conduct their respective businesses as they currently are being conducted, except where the failure to own or have the right to use those assets would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

            (b)      Except as disclosed in the SEC Documents or the Disclosure Schedule, the Company has, either directly or through its subsidiaries, (i) good and marketable title in fee simple or a valid easement interest to all real property owned by the Company free and clear of any liens, encumbrances, mortgages and security interests other than Permitted Liens (as defined below) or (ii) rights pursuant to those valid and binding leases or other agreements to use all of its other real property as listed in the Disclosure Schedule. The term "Permitted Liens" means (i) liens or encumbrances for water, sewage and similar charges and current taxes and assessments not yet due and payable or being contested in good faith, (ii) liens, encumbrances, mortgages, life estates or security interests listed on the Disclosure Schedule, and (iii) easements, rights of way, restrictions and other similar charges or encumbrances that do not materially interfere with the conduct of the Company's business. All material real property leases under which the Company or any of its subsidiaries is a lessee or lessor are valid, binding and enforceable in all material respects in accordance with their terms, and there are no (i) existing defaults under any of said leases and (ii) no events have occurred that with the giving of notice, the passage of time or both, may cause a default under any of said leases, that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

            (c)      The Company previously has provided to Parent copies of the Company Insurance Subsidiaries' Annual Financial Statements since January 1, 1995 and Quarterly Statutory Financial Statements as of June 30, 1999 and holdings of investments as of August 31, 1999 and September 30, 1999, which contain accurate lists as of their respective dates of investment assets held and purchases and sales of the investment assets by the Company. Such debentures, notes, stock, limited partnership interests, other securities, mortgages and other investment assets are owned either by the Company or its Company Insurance Subsidiaries, free and clear of all liens and encumbrances.

            (d)      Except as disclosed in the Disclosure Schedule, (i) the Company or its subsidiaries own or are licensed or otherwise possess the valid right to use all of the Intellectual Property (as defined below) that is used by the Company and its subsidiaries, (ii) the Company and each of its subsidiaries own, free and clear of all liens, or have a valid right to use, all of the Intellectual Property used by the Company and its subsidiaries, (iii) except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the knowledge of the Company there is not any opposition, cancellation, invalidity proceeding, interference or re-examination proceeding, claim or litigation presently pending or threatened with respect to any of the Intellectual Property that is owned or used by the Company or its subsidiaries and that: (A) challenges the ownership, use, validity or enforceability of any Intellectual Property owned or used by the Company or any of its subsidiaries or (B) alleges that the Company's or any of its subsidiaries' activities infringe upon, violate or constitute the unauthorized use of the Intellectual Property of a third party, (iv) the conduct of the business of the Company and each of its subsidiaries as currently conducted does not infringe upon the Intellectual Property rights of any third party, and (v) to the Company's knowledge, none of the Intellectual Property owned or used by the Company or any of its subsidiaries is infringed, challenged or threatened in any way, except for infringements, challenges or threats that would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect. As used in this Agreement, "Intellectual Property" means trademarks, trade names, service marks, logos, designs, slogans, Internet domain names and assumed names, together with all goodwill in connection with the foregoing, copyrights, databases, technology, trade secrets, know how, patents and all applications and registrations for all the foregoing and all other similar proprietary rights.

            Section 3.16.      Labor Matters. Except as set forth in the Disclosure Schedule, neither the Company nor any of its subsidiaries has, since December 31, 1995, (a) been subject to, or, to the Company's knowledge, been threatened with, any strike, lockout or other labor dispute or engaged in any unfair labor practice, the result of which had or constituted, or would reasonably be expected to have, a Company Material Adverse Effect, (b) received notice of any pending petition for certification before the National Labor Relations Board with respect to any material group of employees of the Company or any of its subsidiaries who are not currently organized, or (c) received written notice of any charge or complaint against the Company or any of its subsidiaries pending before the Equal Employment Opportunity Commission, the National Labor Relations Board or any other governmental agency or court or other tribunal regarding an unlawful employment practice. The Company and its subsidiaries are in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are and have been in substantial compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act or similar state statute. Neither the Company or any of its subsidiaries is a party to any collective bargaining agreements.

            Section 3.17.      Rights Agreement and State Takeover Statutes.

            (a)      The Board of Directors has adopted appropriate resolutions authorizing an amendment to its Rights Agreement to provide that Parent will not be deemed an Acquiring Person, the Distribution Date will not be deemed to occur and the Rights (each as defined in the Rights Agreement) issuable pursuant to the Rights Agreement will not separate from the shares of Company Common Stock as a result of entering into this Agreement or consummating the Merger and/or the other transactions contemplated by this Agreement.

            (b)      The Board of Directors of the Company has approved the Merger and has taken other action sufficient to render inapplicable the provisions of Chapter 7A of the MBCA to the Merger (to the extent applicable to the Merger), this Agreement and the transactions contemplated by this Agreement. No other state takeover statute or similar statute or regulation known to the Company applies or purports to apply to the Merger, this Agreement and the transactions contemplated by this Agreement.

            Section 3.18.      Information. Neither the Proxy Statement nor any other document filed or to be filed by or on behalf of the Company with the SEC or any other governmental entity in connection with the transactions contemplated by this Agreement will, at the respective times filed with the SEC or other governmental entity and, in addition, in the case of the Proxy Statement, at the mailing date of the Proxy Statement and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that the foregoing will not apply to written information supplied by Parent or Sub specifically for inclusion or incorporation by reference in any of those documents.

            Section 3.19.      Broker's Fees. Except for Morgan Stanley & Co. Incorporated, whose fees are set forth in the engagement letter previously provided by the Company to Parent, neither the Company nor any of its subsidiaries has incurred any liability for any broker's fees, commissions or financial advisory or finder's fees in connection with any of the transactions contemplated by this Agreement, and neither the Company nor any of its subsidiaries has employed any other broker, finder or financial advisor in connection with any of the transactions contemplated by this Agreement.

            Section 3.20.      Opinion of Financial Advisor. The Company has received the opinion of Morgan Stanley & Co. Incorporated dated the date of this Agreement to the effect that, as of such date, the Per Share Cash Consideration to be received by the Company's shareholders is fair to the Company's shareholders from a financial point of view.

            Section 3.21.      Insurance Reserves. The reserves carried on the Company SAP Statements of each Company Insurance Subsidiary for the year ended December 31, 1998 and the six month period ended June 30, 1999 for unearned premiums, losses, loss adjustment expenses, claims and similar purposes (including claims litigation) are in compliance in all material respects with the requirements for reserves established by the Commissioner of Insurance in each jurisdiction of domicile of such Company Insurance Subsidiary, were determined in all material respects in accordance with published actuarial standards of practice and principles consistently applied and are fairly stated in all material respects in accordance with accepted actuarial and statutory accounting principles. The reserves were adequate in the aggregate to cover the total amount of all reasonably anticipated liabilities of the Company and each Company Insurance Subsidiary under all outstanding insurance, reinsurance and other applicable agreements as of the respective dates of the Company SAP Statements. The admitted assets of the Company and each Company Insurance Subsidiary as determined under applicable laws are in an amount at least equal to the minimum amounts required by applicable laws.

            Section 3.22.       Operations Insurance. The Disclosure Schedule sets forth a true and complete list and description of all liability, property, workers compensation, directors and officers liability and other similar insurance policies or agreements that insure the business, operations or affairs of the Company or any of its subsidiaries or affect or relate to the ownership, use or operations of any of the assets or properties of the Company or any of its subsidiaries. All premiums due with respect to insurance for all periods up to and including the Closing Date will have been paid as of such date and no notice of cancellation or termination has been received with respect to any policy. All of the listed policies of insurance will remain in full force and effect through the Closing Date.

            Section 3.23.      Year 2000 Compliance. Except as set forth in the Disclosure Schedule, all software, whether embedded or otherwise, used in the internal operations of the Company or its subsidiaries as currently conducted is Year 2000 Compliant (as defined below) or is reasonably expected to be Year 2000 Compliant by November 30, 1999. The Company and its subsidiaries are undertaking reasonable efforts to determine whether any supplier with whom the Company or its subsidiaries has a material relationship has software that is not Year 2000 Compliant, as well as to establish contingency plans. As used in this Agreement, "Year 2000 Compliant," with respect to software, shall mean that it has the ability to consistently and accurately handle date information before, on and after January 1, 2000 without a loss of functionality, including but not limited to accepting date input, providing date output, performing calculations on dates or portions of dates and comparing, sequencing, storing and displaying dates (including all leap year considerations), except where the loss of functionality would not reasonably be expected to have a Company Material Adverse Effect.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT,
SUB AND THE EXCHANGES

            Parent, Sub and the Exchanges, jointly and severally, represent and warrant to the Company as follows:

            Section 4.1.      Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and each has all corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Exchanges is duly organized, validly existing and in good standing under the laws of its state of formation and each has all required power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent, Sub and the Exchanges is duly qualified to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted makes qualification necessary, except in those jurisdictions where the failure to be duly qualified would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. For the purposes of this Agreement, a Parent Material Effect means a material adverse effect on the business, operations, assets, financial condition or results of operations of Parent and its subsidiaries taken as a whole, other than effects caused by changes in general economic or securities markets conditions, changes that affect the insurance industry in general and changes resulting from the announcement or proposed consummation of this Agreement and the transactions contemplated by this Agreement.

            Section 4.2.      Authority. Each of Parent, Sub and the Exchanges has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized and approved by the Board of Directors of each of Parent and Sub and the Board of Governors of each Exchange and by Parent as the sole shareholder of Sub and no other corporate proceedings are necessary to authorize this Agreement or the consummation of the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by each of Parent, Sub and the Exchanges and, assuming this Agreement is a legal, valid and binding agreement of the Company, is a legal, valid and binding agreement of each of Parent, Sub and the Exchanges, enforceable against them in accordance with its terms.

            Section 4.3.      No Violations; Consents and Approvals.

            (a)      Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) violate any provision of Parent's or Sub's respective charter or bylaws or the organizational documents of the Exchanges, (ii) result in a violation or breach of, require consents under or constitute (with or without due notice or lapse of time or both) a default, or give rise to any lien, right of termination, cancellation or acceleration of any right under any of the terms, conditions or provisions of any lease, license, franchise, permit, agreement, note, bond, mortgage, indenture or other instrument of indebtedness to which Parent, Sub or the Exchanges is a party, or by which Parent, Sub or the Exchanges or any of their respective assets or properties is bound, or (iii) violate any statute, rule, regulation, order or decree of any public body or authority by which Parent, Sub or the Exchanges or any of their respective assets or properties is bound, excluding from the foregoing clauses (ii) and (iii) violations, breaches, defaults or rights that either individually or in the aggregate would not reasonably be expected to have a Parent Material Adverse Effect or materially impair Parent's, Sub's or the Exchanges' ability to consummate the transactions contemplated by this Agreement or for which Parent, Sub or the Exchanges has received or, before the Effective Time, will have received appropriate consents or waivers.

            (b)      No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required in connection with the execution and delivery of this Agreement by Parent, Sub or the Exchanges, or the consummation by Parent, Sub or the Exchanges of the transactions contemplated by this Agreement, except (i) expiration of the waiting period under the HSR Act, (ii) in connection with the provisions of the Exchange Act, (iii) the filing of the Certificate of Merger with the Bureau, (iv) any filings and consents that may be required under any Environmental Law pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (v) filings with and approvals of the California Commissioner of Insurance, and (vi) any other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings not obtained or made before the Effective Time the failure of which to be obtained or made would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, or materially impair Parent's or Sub's ability to perform its obligations under this Agreement or prevent the consummation of any of the transactions contemplated by this Agreement.

            Section 4.4.      Broker's Fees. Except for Goldman, Sachs & Co., neither Parent nor Sub has incurred any liability for any broker's fees, commissions or financial advisory or finder's fees in connection with any of the transactions contemplated by this Agreement, and neither Parent nor Sub has employed any other broker, finder or financial advisor in connection with any of the transactions contemplated by this Agreement.

            Section 4.5.      Information. None of the written information supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement or any other document filed or to be filed by or on behalf of the Company with the SEC or any other governmental entity in connection with the transactions contemplated by this Agreement contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

            Section 4.6.      Financial Resources. Parent or Sub has available to it funds sufficient to allow it to timely consummate the transactions contemplated by this Agreement.

ARTICLE V
COVENANTS

            Section 5.1.      Proxy Statement. As promptly as practicable after the signing of this Agreement, the Company will prepare, with the cooperation of Parent, a proxy statement (the "Proxy Statement"). Parent will provide promptly to the Company information concerning Parent's business and financial statements and affairs as, in the reasonable judgment of the Company or its counsel, may be required or appropriate for inclusion in the Proxy Statement or in any supplements, and to cause its counsel and auditors to cooperate with the Company's counsel and auditors in the preparation of the Proxy Statement. The Company will cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time after the signing of this Agreement. As promptly as practicable after the date of this Agreement, the Company and Parent will prepare and file any other filings required under the Exchange Act, the Securities Act or any other federal or Blue Sky laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Each of the Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for supplements to the Proxy Statement or any Other Filing or for additional information and will supply the other with copies of all material correspondence between that party or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the Proxy Statement, the Merger or any Other Filing. The Proxy Statement and the Other Filings will comply in all material respects with all applicable laws. Whenever any event occurs which is required to be set forth in a supplement to the Proxy Statement or any Other Filing, the Company or Parent, as the case may be, promptly will inform the other and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to the shareholders of the Company, the supplement.

            Section 5.2.      Conduct of Business of the Company. The Company will, and will cause its subsidiaries to, use commercially reasonable efforts to (a) preserve intact its present business organization, (b) maintain in effect all material federal, state and local licenses, approvals and authorizations, including, without limitation, all material licenses, permits, qualifications and authorizations to do business in each jurisdiction in which it is so licensed, qualified or authorized, (c) comply with the terms of all material contracts to which it is a party or by which any of its assets or properties is or may be bound, and (d) preserve existing relationships with its material customers, lenders, suppliers, agents, brokers, lessors and others having material business relationships with it. Except as contemplated by this Agreement or as expressly agreed to in writing by Parent, during the period from the date of this Agreement to the Effective Time, the Company will not, nor will it permit any of its subsidiaries to, conduct its operations otherwise than in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, before the Effective Time, the Company will not, without the prior written consent of Parent or Sub (which consent will not be unreasonably withheld or delayed), nor will it permit any of its subsidiaries to:

            (a)      amend or propose to amend its Articles of Incorporation or Bylaws or the charter and bylaws of its subsidiaries;

            (b)      authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including any stock options or stock appreciation rights), except for shares of Company Common Stock issued upon exercise of Company Stock Options outstanding as of the date of this Agreement (in accordance with their respective terms) or amend any of the terms of any of those securities or agreements outstanding as of the date of this Agreement;

            (c)      split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities or any securities of its subsidiaries; provided, however, that the Company will be allowed to pay its normal quarterly cash dividends consistent with past practice not in excess of the current rate; and provided, further that the Company Insurance Subsidiaries will be allowed to pay their normal cash dividends consistent with past practice and in accordance with applicable insurance regulations.

            (d)      (i) incur, assume or prepay any long-term or short-term debt or issue any debt securities except for borrowing under existing lines of credit or prepayments in the ordinary course of business not in excess of $500,000; (ii) assume, guarantee, endorse or otherwise become liable or responsible for any material obligations of any other person except for obligations of wholly-owned subsidiaries of the Company; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly-owned subsidiaries of the Company or customary loans or advances to employees in the ordinary course of business consistent with past practice and in amounts not material to the maker of the loan or advance) not in excess of $50,000, except as permitted in Section 5.2(n); (iv) pledge or otherwise encumber shares of capital stock of the Company or any of its subsidiaries; or (v) mortgage or pledge any of its real property, material assets, tangible or intangible, or create or suffer to exist any lien upon those assets, excluding Permitted Liens;

            (e)      except as may be required by law or as contemplated by this Agreement, enter into, adopt or amend or terminate any Employee Plan or (except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company and its subsidiaries taken as a whole, and as required under existing agreements) increase in any manner the compensation or fringe benefits of any director, officer, consultant or employee or pay any material benefit not required by any plan and arrangement in effect as of the date of this Agreement;

            (f)      acquire, sell, lease or dispose of any assets outside the ordinary course of business or any assets that in the aggregate are material to the Company and its subsidiaries taken as a whole, or enter into any commitments, contracts, agreements or transactions outside the ordinary course of business consistent with past practice or that would, individually or in the aggregate, be material to the Company and its subsidiaries taken as a whole, or modify, amend, terminate or waive any material rights under any contract or agreement material to the Company and its subsidiaries taken as a whole;

            (g)      except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

            (h)      (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein except as set forth in Schedule 5.2(h); (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice that would be material to the Company and its subsidiaries taken as a whole; or (iii) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited under this Agreement;

            (i)      revalue in any material respect any of its assets, including writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

            (j)      make any tax election or settle or compromise any material federal, state or local tax liability or assent to the extension of time for collection or assessment of any federal, state or local tax;

            (k)      pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unassented, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in, or contemplated by, the Financial Statements (or the accompanying footnotes) or incurred in the ordinary course of business consistent with past practice;

            (l)      authorize any capital expenditures that are in excess of $2,500,000 individually or $5,000,000 in the aggregate other than those set forth in Schedule 5.2(h);

            (m)      take any action that would or would be reasonably likely to prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement, including actions that would be reasonably likely to prevent or materially impair the ability of the Company, Parent or any subsidiary of either company to obtain any consent, registration, approval, permit or authorization required to be obtained from any governmental entity before the Effective Time in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement;

            (n)      purchase directly or through any investment manager any investment assets, other than cash and cash equivalents, United States treasury obligations and investment grade municipal or fixed income securities with maturities of not greater than eight years traded on a national securities exchange or the Nasdaq National Market System;

            (o)      enter into, amend, renew, modify or terminate any material lease, license or other agreement relating to the use of real property, except for those leases which expire pursuant to their terms; or

            (p)      take, or agree in writing or otherwise to take, any of the actions described in Sections 5.2(a) through 5.2(o) or take, or omit to take, any action that would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect as of the date when made or would result in any of the conditions set forth in Article VI not being satisfied.

            Section 5.3.      Conduct of Business of Parent. Except as otherwise expressly provided in this Agreement, before the Effective Time, Parent will not, without the prior written consent of the Company (which consent will not be unreasonably withheld or delayed), nor will it permit any of its subsidiaries to:

            (a)      take any action that would or would be reasonably likely to prevent or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement, including actions that would be reasonably likely to prevent or materially impair the ability of Parent, the Company or any subsidiary of either company to obtain any consent, registration, approval, permit or authorization required to be obtained from any governmental entity before the Effective Time in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement; or

            (b)      take, or agree in writing or otherwise to take, any of the actions described in Section 5.3(a) or take, or omit to take, any action that would make any of the representations or warranties of Parent contained in this Agreement untrue or incorrect in any material respect as of the date when made or would result in any of the conditions set forth in Article VI not being satisfied.

            Section 5.4.      No Solicitation.

            (a)      The Company will, and will use its reasonable efforts to cause its affiliates to, immediately cease any existing discussions and negotiations with any parties conducted up to the date of this Agreement with respect to any proposal relating to an Acquisition Transaction (as defined below). The Company agrees that, before the Effective Time, it will not, and will not authorize or knowingly permit any of its subsidiaries or any of its or its subsidiaries' directors, officers or employees to, and will use its reasonable best efforts to cause its agents and representatives not to, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any acquisition of all or a significant portion of the Company by means of a merger, consolidation or other business combination involving the Company or its subsidiaries or acquisition of all or a significant portion of the assets or capital stock of the Company and its subsidiaries taken as a whole (an "Acquisition Transaction") or, subject to Section 5.4(b), negotiate, explore or otherwise engage in substantive communications with any person (other than Parent, Sub or their respective directors, officers, employees, agents and representatives) with respect to any Acquisition Transaction, or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement.

            (b)      Notwithstanding anything to the contrary set forth in subsection (a) above or elsewhere in this Agreement, nothing contained in this Agreement will prohibit the Board of Directors of the Company from (i) furnishing information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide proposal for an Acquisition Transaction from a person or entity reasonably believed to have the financial ability to consummate the Acquisition Transaction, if (A) the Board of Directors of the Company, after consultation with and based upon the advice of outside legal counsel, determines in good faith that such action is necessary for the Board of Directors to comply with its fiduciary duties to the Company shareholders under applicable law, (B) the Company enters into with such person or entity a confidentiality agreement in reasonably customary form on terms not more favorable to such person or entity than the terms contained in the Confidentiality Agreement (the "Confidentiality Agreement") between Farmers Group, Inc. and the Company dated August 3, 1999, the terms of which are incorporated by reference in this Agreement, and (C) the Company notifies Parent and Sub of the identity of such person and the principal terms of the proposal for an Acquisition Transaction at least 48 hours before furnishing any information or commencing negotiations; or (ii) failing to make or withdrawing or modifying its recommendation for the Merger or making or disclosing any position or taking any other action if the Board of Directors of the Company, after consultation with and based on the advice of outside legal counsel, determines in good faith that such action is necessary for the Board of Directors to comply with its fiduciary duties to the Company's shareholders under applicable law.

            (c)      The Company promptly will advise Parent in writing of the receipt of any bona fide proposals relating to an Acquisition Transaction and any actions taken pursuant to Section 5.4(b).

            Section 5.5.      Access to Information. From the date of this Agreement until the Effective Time, the Company will, subject to reasonable advance notice, (a) give Parent and its authorized representatives (including legal counsel, environmental and other consultants, financial advisors, accountants, banks, financial institutions and auditors) full access during normal business hours to all facilities, property, personnel and operations and to all books and records of the Company and its subsidiaries, (b) permit Parent to make any inspections that Parent reasonably requires, and (c) cause its officers and those of its subsidiaries to furnish Parent with any financial and operating data and other information with respect to its business and properties that Parent may from time to time request. All of the foregoing information will be held in confidence in accordance with the terms of the Confidentiality Agreement.

            Section 5.6.      Reasonable Best Efforts; Other Actions. Subject to the terms and conditions in this Agreement and applicable law, each of the Company, Parent and Sub will use its commercially reasonable efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including proceeding diligently and in good faith and using all commercially reasonable efforts to (a) obtain those consents, approvals or waivers under the contracts listed in Schedule 3.5 except as otherwise agreed to by the parties, (b) obtain, as promptly as practicable, all approvals, authorizations and clearances of governmental and regulatory authorities required of the Company, any of its subsidiaries, Parent, Sub or the Exchanges to permit the Company, Parent, Sub or the Exchanges to consummate the transactions contemplated by this Agreement, (c) provide other information and communications to governmental and regulatory authorities as Parent or the governmental and regulatory authorities may reasonably request, (d) cooperate with Parent in obtaining, as promptly as practicable, all approvals, authorizations and clearances of governmental or regulatory authorities and others required of Parent to consummate the transactions contemplated by this Agreement, including, without limitation, any required approvals of the applicable insurance regulatory authorities, (e) cooperate in making available information and personnel to the lenders of Parent and Sub with respect to financing for the transactions contemplated by this Agreement and (f) lift any legal bar to the Merger. Parent will cause Sub to consummate the Merger and perform its other obligations under this Agreement and not to engage in any activities or incur any liabilities or obligations other than as contemplated by this Agreement. If any "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute, regulation, charter provision or contract is or becomes applicable to the transactions contemplated by this Agreement, the Company will use its reasonable efforts to grant all approvals and take all other actions that are necessary under those laws, provisions or contracts so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of the statute, regulation, provision or contract on the transactions contemplated by this Agreement.

            Section 5.7.      Public Announcements. Before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger, Parent, Sub and the Company will consult with each other as to its form and substance and will not issue the press release or make the public statement before consultation and will use good faith efforts to agree on the text of a joint public report, statement or release or will use good faith efforts to obtain the other party's approval of the text of any public report, statement or release to be made solely on behalf of a party, except in either case as may be required by law or any obligations pursuant to any listing agreement with any national securities exchange.

            Section 5.8.      Notification of Certain Matters. Each of the Company and Parent will give prompt notice to the other party of, and will use all commercially reasonable efforts to cure before the Closing Date, (a) the occurrence, or non-occurrence, of any event that would be likely to cause either (i) any representation or warranty of any party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time or (ii) any condition set forth in Article VI to be unsatisfied at any time from the date of this Agreement to the Effective Time and (b) any material failure of the Company or Parent, as the case may be, or any officer, director, employee or agent of the Company or Parent, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.8 will not limit or otherwise affect the remedies available under this Agreement to the party receiving the notice.

            Section 5.9.      Employee Plans; Employees.

            (a)      Parent will cause the Surviving Corporation to take actions that are reasonably necessary so that, for a period of not less than one year after the Effective Time, employees of the Company who continue their employment after the Effective Time (the "Employees") will be provided employee benefits which in the aggregate are no less favorable to the Employees than benefits which are substantially similar to those benefits provided as of the date of this Agreement; provided, however, that Parent will not be obligated to provide a stock option plan to Employees.

            (b)      Following the first anniversary of the Effective Time, Parent will provide or cause the Surviving Corporation to provide, employee benefit plans, programs, arrangements and policies for the benefit of Employees which are comparable in the aggregate to the employee benefit plans, programs, arrangements and policies for the benefit of other employees of Parent who are similarly situated.

            (c)      For purposes of subsection (a) and (b) above, all service credited to each Employee by the Company through the Effective Time (and by the Surviving Corporation thereafter) will be recognized by Parent and the Surviving Corporation for purposes of eligibility and vesting under any employee benefit plan provided by Parent or the Surviving Corporation for the benefit of the employees.

            (d)      Parent will cause the Surviving Corporation to honor (without modification) the employment agreements and individual benefit arrangements listed on Schedule 5.9.

            Section 5.10.      Shareholder Approval. As promptly as practicable after the signing of this Agreement and consistent with Section 5.1 of this Agreement, the Company will submit the Merger and this Agreement to its shareholders for approval as provided by the MBCA and its Articles of Incorporation and Bylaws. Subject to the fiduciary duties of the Board of Directors of the Company under applicable law as advised by outside legal counsel, (a) the Board of Directors of the Company will recommend to its shareholders approval of the Merger and this Agreement and (b) the Company will use its reasonable efforts to solicit and obtain the consent of its shareholders sufficient to approve the Merger and this Agreement and to enable the Closing to occur as promptly as practicable.

            Section 5.11.      Indemnification.

            (a)      From and after the Effective Time, Parent will cause the Surviving Corporation to indemnify, defend and hold harmless, the present and former officers, directors, employees and agents of the Company and its subsidiaries (the "Indemnified Parties") against all losses, claims, damages, expenses or liabilities arising out of actions or omissions or alleged actions or omissions occurring at or before the Effective Time to the same extent and on the same terms and conditions (including with respect to advancement of expenses) provided for in the Company's Articles of Incorporation and Bylaws and agreements in effect as of the date of this Agreement to the extent consistent with applicable law.

            (b)      For a period of six years after the Effective Time, Parent (i) will cause the Surviving Corporation to include in its articles of incorporation and bylaws and maintain indemnification provisions (including provisions relating to expense advancement) for Indemnified Parties to the fullest extent permitted by the laws of the Surviving Corporation's state of incorporation and (ii) will cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous) with respect to claims arising from facts or events that occurred before the Effective Time; provided, however, that Parent will not be obligated to make annual premium payments for this insurance if the premiums exceed 200% of the annual premiums paid as of the date of this Agreement by the Company for the insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure the insurance coverage exceeds the Maximum Amount, Parent and the Surviving Corporation will maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

            (c)      The provisions of this Section 5.11 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs, legal representatives, successors and assigns.

            Section 5.12.      Expenses. Except as set forth in Section 7.4 of this Agreement, Parent, Sub and the Company each will bear their respective expenses incurred in connection with this Agreement and the Merger, including the preparation, execution and performance of this Agreement and the transactions contemplated by this Agreement, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants.

            Section 5.13.      HSR Filing. Each party will use its best efforts to (a) file as promptly as practicable all filings required by each party under the HSR Act, (b) respond as promptly as practicable to any request for additional information received by the Company or Parent from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act, and (c) request early termination of the applicable waiting period. Each party will furnish to the other a copy of its filing and will cooperate with each other and keep each other informed concerning the status of its filing and communications with any governmental authorities with respect to its filing.

            Section 5.14.      Material Agreements. The Company, Parent and Sub will cooperate and proceed diligently and in good faith to communicate with the party or parties ("Third Party") to the agreements listed on Schedule 5.14 ("Required Contracts") to describe the proposed transaction and intentions of Parent, Sub and the Company with respect to the Required Contract and with respect to the future relationship with the Third Party. Parent and Sub hereby represent to the Company that they will provide each Third Party with appropriate assurances that Parent and/or Sub will use commercially reasonable efforts to maintain the Company's level of service with the Third Party subsequent to the Effective Time on the same basis as presently provided and that Parent and Sub do not currently intend to change the location of any call center from which the Company provides services to the Third Party.

            Section 5.15.      Financial Statements. As promptly as practicable after the Company files financial statements with the SEC after the date of this Agreement and before the Closing Date, the Company will deliver to Parent a copy of the financial statements prepared in accordance with generally accepted accounting principles, which, in the case of the 1999 year-end statements, will be audited.

            Section 5.16.      Parent Current Intentions With Respect to Future Operations. Parent confirms that its current intentions are to retain the majority of the Company's employee base and to maintain the Company's facilities and capabilities in Caledonia, Michigan, provided that decisions concerning future operations are subject to prudent business practices, business and economic conditions and customer needs of the Surviving Corporation.

ARTICLE VI
CONDITIONS TO THE OBLIGATIONS OF PARENT,
SUB AND THE COMPANY

            Section 6.1.      Conditions to Obligations of Parent, Sub and the Company. The obligations of each party to effect the Merger will be subject to the satisfaction or, if permissible, waiver at or before the Effective Time of each of the following conditions:

            (a)      Shareholder Approval. The vote of the shareholders of the Company necessary to consummate the Merger and the other transactions contemplated by this Agreement must have been obtained.

            (b)      No Order. No statute, rule or regulation must have been promulgated, enacted, entered or enforced, and no other legally binding, final and nonappealable action must have been taken, by any domestic or foreign government or governmental, administrative or regulatory authority or agency of competent jurisdiction or by any court or tribunal of competent jurisdiction, domestic or foreign, that in any of the foregoing cases has the effect of making illegal or directly or indirectly prohibiting the consummation of the Merger; provided, however, that the party seeking to invoke this condition must have complied with Section 5.6 above.

            (c)      HSR Act. Any waiting period applicable to the Merger under the HSR Act must have terminated or expired.

            (d)      Proxy Statement. No proceeding in respect of the Proxy Statement shall have been initiated by the SEC and not concluded or withdrawn.

            (e)      Consents. All notices, reports and other filings required to be made before the Effective Time by the Company or Parent or any of their respective affiliates with, and all consents, registrations, approvals, permits and authorizations required to be obtained before the Effective Time by the Company or Parent or any of their respective affiliates from, any Commissioner of Insurance, or any other governmental authority of any jurisdiction, in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement will have been made or obtained (as the case may be) and will be in full force and effect other than any consents, approvals or permits, the absence of which would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect or Parent Material Adverse Effect.

            (f)      No Proceeding or Litigation. There will not be pending any action, suit, investigation or other proceeding in, before or by any court, governmental or regulatory authority or other person to restrain, enjoin or otherwise prevent the transactions contemplated by this Agreement or to recover any damages or obtain other relief as a result of this Agreement or any of the transactions contemplated by this Agreement, which action, suit, investigation or other proceeding would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect.

            Section 6.2.      Additional Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger will be subject to the satisfaction or, if permissible, waiver at or before the Effective Time of each of the following additional conditions:

            (a)      Representations and Warranties. The representations and warranties of the Company contained in this Agreement that are qualified by a Company Material Adverse Effect must be true and correct in all respects and those representations and warranties not so qualified must be true and correct except to the extent that the failure to be true and correct would not reasonably be expected to have, individually or together with all other such failures, a Company Material Adverse Effect, in each case when made and at the Effective Time as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).

            (b)      Covenants. The Company must have performed, in all material respects, all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by the Company before the Effective Time.

            (c)      Officer's Certificate. The Company must have delivered to Parent an officer's certificate certifying that as of the Effective Time all of the conditions set forth in Sections 6.1(a) and (b) and Sections 6.2(a) and (b) have been complied with.

            (d)      Material Developments. There must not have occurred after the date of this Agreement and be continuing any development or developments with respect to the Company or its subsidiaries that in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect.

            (e)      Legal Opinion. Parent and Sub must have received the favorable opinion of the Company's outside legal counsel, Warner Norcross & Judd LLP, dated the Effective Time and in form and substance reasonably satisfactory to Parent's legal counsel, which will include an opinion as to the due authorization of the Company to sign and deliver this Agreement.

            (f)      FIRPTA Affidavit. The Company must have delivered to Parent and Sub an affidavit, in a form reasonably satisfactory to Parent, stating that the Company is not and has never been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code).

            (g)      Consents. All consents, waivers or expirations of termination rights required by third parties to the Required Contracts identified in Schedule 5.15 of the Disclosure Schedule must have been obtained or must have occurred.

            Section 6.3.      Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger will be subject to the satisfaction or, if permissible, waiver at or before the Effective Time of each of the additional following conditions:

            (a)      Representations and Warranties. The representations and warranties of Parent, Sub and the Exchanges contained in this Agreement that are qualified by a Parent Material Adverse Effect must be true and correct in all respects and those representations and warranties not so qualified must be true and correct except to the extent that the failure to be true and correct would not reasonably be expected to have, individually or together with all other such failures, a Parent Material Adverse Effect, in each case when made and at the Effective Time as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).

            (b)      Covenants. Parent and Sub must have performed, in all material respects, all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by Parent and Sub before the Effective Time.

            (c)      Officer's Certificate. Parent and Sub must have delivered to the Company an officer's certificate certifying that as of the Effective Time all of the conditions set forth in Section 6.1(b) and Sections 6.3(a) and (b) have been complied with.

            (d)      Legal Opinion. The Company must have received the favorable opinion of Parent's legal counsel, dated the Effective Time and in form and substance reasonably satisfactory to the Company's legal counsel, which will include an opinion as to the due authorization of Parent, Sub and the Exchanges to sign and deliver this Agreement and the legality, validity and enforceability of the guarantee against each Exchange.

ARTICLE VII
TERMINATION AND ABANDONMENT

            Section 7.1.      Termination. This Agreement may be terminated (and the Merger contemplated by this Agreement may be abandoned notwithstanding approval of the Merger by the shareholders of the Company) at any time before the Effective Time:

            (a)      By mutual written consent of Parent and the Company;

            (b)      By the Company, if (i) Parent, Sub or an Exchange breaches in any respect any of its representations or warranties in this Agreement qualified by a Parent Material Adverse Effect, (ii) Parent, Sub or an Exchange breaches any of its representations and warranties in this Agreement that are not qualified by a Parent Material Adverse Effect but only if such breach would reasonably be expected to have, individually or together with all other such breaches, a Parent Material Adverse Effect, or (iii) Parent, Sub or an Exchange breaches in any material respect any of its covenants or agreements contained in this Agreement and, with respect to any breach referenced in (i), (ii) or (iii) above that is reasonably capable of being remedied, the breach is not remedied within 40 days after the Company has furnished Parent with written notice of the breach;

            (c)      By Parent, if (i) the Company breaches in any respect any of its representations or warranties in this Agreement qualified by a Company Material Adverse Effect, (ii) the Company breaches any of its representations and warranties in this Agreement that are not qualified by a Company Material Adverse Effect but only if such breach would reasonably be expected to have, individually or together with all other such breaches, a Company Material Adverse Effect, or (iii) the Company breaches in any material respect any of its covenants or agreements contained in this Agreement and, with respect to any breach referenced in (i), (ii) or (iii) above that is reasonably capable of being remedied, the breach is not remedied within 40 days after Parent has furnished the Company with written notice of the breach;

            (d)      By either Parent or the Company if (i) any court of competent jurisdiction or other governmental body has issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, including the Merger, and the order, decree, ruling or other action has become final and nonappealable, or (ii) if it becomes impossible for any condition to a party's obligations that is set forth in Article VI to be satisfied on or before the Effective Time and that party does not waive that condition; provided that in the case of (i) or (ii) above the party seeking to terminate this Agreement must have complied with Section 5.6 above;

            (e)      By either Parent or the Company if the Merger and this Agreement do not receive the requisite vote for approval by the Company shareholders at the Special Meeting or at any adjournment or continuation thereof;

            (f)      By either Parent or the Company if the Merger has not been consummated by May 31, 2000; provided, however, that this Agreement may be extended not more than 60 days by Parent or the Company by written notice to the other party if the Merger has not been consummated as a direct result of the Company or Parent having failed by that date to receive all regulatory approvals or consents required to be obtained by the Company or Parent with respect to the Merger; provided further, that the right to terminate this Agreement under this Section 7.1(f) will not be available to (i) Parent, where Parent's willful failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date, or (ii) the Company, where the Company's willful failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

            (g)      By the Company, if the Board of Directors of the Company, in connection with a proposal for an Acquisition Transaction that, if consummated, would result in a transaction more favorable to the Company's shareholders from a financial point of view than the transactions contemplated by this Agreement (a "Superior Proposal"), shall have determined in good faith, after consultation with and based upon the advice of outside legal counsel and its financial advisers, that approving and entering into an agreement in connection with, and consummating such proposal for the Superior Transaction is necessary for the Board of Directors to comply with its fiduciary duties under applicable law; provided that this Agreement may not be terminated pursuant to this Section 7.1(g) unless (i) the Company shall have complied with Section 5.4, (ii) concurrent with the termination, the Company pays to Parent the Termination Fee (as defined in Section 7.4) and (iii) the Company shall have provided Parent with at least three days advance notice of such termination; or

            (h)      By Parent, if (i) the Board of Directors of the Company withdraws, amends or modifies its recommendation of this Agreement and the Merger in a manner materially adverse to Parent, (ii) the Company or its Board of Directors approves, recommends or enters into an agreement with respect to an Acquisition Transaction, or (iii) in response to the commencement of any tender offer or exchange offer for 15% or more of the outstanding shares of Company Common Stock, the Board of Directors of the Company does not recommend rejection of the tender offer or exchange offer to the Company's shareholders.

            Section 7.2.      Notice of Termination. If Parent or the Company terminates or abandons this Agreement and the Merger pursuant to this Article VII, that party will give prompt written notice to the other party.

            Section 7.3.      Effect of Termination. If this Agreement is terminated pursuant to this Article VII, the Merger will be deemed abandoned and this Agreement will then become void, except as provided in the last sentence of Section 5.5 and in Section 5.12 (which sections will survive any termination of this Agreement), without liability on the part of any party or its affiliates, directors, officers or shareholders except as provided in Section 7.4 and except for any willful or bad faith breach of any obligation or undertaking under this Agreement, and each of the parties to this Agreement irrevocably waives and releases any other claim that may otherwise exist upon the termination.

            Section 7.4      Termination Fee. If the Company terminates this Agreement pursuant to Sections 7.1(e) or (g), or if Parent terminates this Agreement pursuant to Sections 7.1(c), (e) or (h), the Company promptly will pay to Parent on demand Parent's reasonable costs and expenses actually incurred in connection with this Agreement and the transactions contemplated hereby not to exceed $2,000,000 in the aggregate, provided that such costs and expenses will not be payable if Parent or Sub is in material breach of any of its representations, warranties or obligations under this Agreement as of the date of termination. If costs and expenses are payable by the Company due to the termination of this Agreement under either Sections 7.1(c), (e) or (h), and before the termination, there was a publicly announced proposal for an Acquisition Transaction, or if this Agreement is terminated pursuant to Section 7.1(g), the Company promptly will pay to Parent on demand by wire transfer the additional sum of $20,000,000 (the "Termination Fee").

ARTICLE VIII
MISCELLANEOUS

            Section 8.1.      Amendment and Modification. At any time before the Effective Time, subject to applicable law, this Agreement may be amended, modified or supplemented only by the written agreement (referring specifically to this Agreement) of Parent, Sub and the Company; provided, however, that after any approval of this Agreement by the shareholders of the Company, no amendment, modification or supplementation may be made that reduces the amount or modifies the Per Share Cash Consideration into which each share of Company Common Stock will be converted upon consummation of the Merger, without the further approval of those shareholders.

            Section 8.2.      Waiver. At any time before the Effective Time, Parent and Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained in this Agreement or in any documents delivered pursuant to this Agreement and (c) waive compliance by the other with any of the agreements or conditions contained in this Agreement that may legally be waived. Any extension or waiver will be valid only if set forth in an instrument in writing specifically referring to this Agreement and signed on behalf of the extending or waiving party. A waiver on one occasion will not be deemed to be a waiver of the same or any other breach on a future occasion. All remedies, either under this Agreement, or by law or otherwise afforded, will be cumulative and not alternative.

            Section 8.3.      Survivability; Investigations. The respective representations and warranties of Parent, Sub and the Company contained in this Agreement or in any certificates or other documents delivered before or as of the Effective Time (a) will not be deemed waived or otherwise affected by any investigation made by any party and (b) will not survive beyond the Effective Time. The covenants and agreements of the parties and the Surviving Corporation after the Merger will survive the Effective Time without limitation (except for those which, by their terms, contemplate a shorter survival period).

            Section 8.4.      Notices. All notices and other communications under this Agreement will be in writing and will be delivered personally or by next-day courier or telecopied with confirmation of receipt, to the parties at the addresses specified below (or at any other address for a party that will be specified by notice). Any notice will be effective upon receipt, if personally delivered or telecopied, or one day after delivery to a courier for next day delivery.

(a)	if to the Company:	Foremost Corporation of America
5600 Beech Tree Lane
Caledonia, Michigan 49316
Attention: Richard L. Antonini, Chairman, Chief
Executive Officer and President
Telephone No.: (616) 956-3500
Facsimile No.: (616) 956-3990

	with a copy to:	Foremost Corporation of America
5600 Beech Tree Lane
Caledonia, Michigan 49316
Attention: Paul D. Yared, Senior Vice President,
Secretary and General Counsel
Telephone No. (616) 956-3558
Facsimile No. (616) 956-3990

	and with a copy to:	Warner Norcross & Judd LLP
900 Old Kent Building
111 Lyon Street N.W.
Grand Rapids, Michigan 49503
Attention: Stephen C. Waterbury
Telephone No.: (616) 752-2000
Facsimile No.: (616) 752-2500

(b)	if to Parent or Sub:	Spartan Parent Corp.
4680 Wilshire Boulevard
Los Angeles, California 90010
Attention: Martin D. Feinstein, President
Telephone No.: (213) 932-3200
Facsimile No.: (213) 857-5989

	with a copy to:	Farmers Group, Inc.
4680 Wilshire Boulevard
Los Angeles, California 90010
Attention: Jason L. Katz, Executive Vice President
and General Counsel
Telephone No.: (213) 932-3200
Facsimile No.: (213) 964-8093

	and with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, California 90071
Attention: Joseph J. Giunta
Telephone No.: (213) 687-5000
Facsimile No.: (213) 687-5600

            Section 8.5.      Benefits; Assignment. This Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned by any of the parties without the prior written consent of the other parties; provided however, that this Agreement and the rights, interests or obligations under this Agreement may be assigned by any of the parties to any affiliate of such party without the written consent of the other parties. No assignment will relieve any party of its obligations under this Agreement. If Parent or the Surviving Corporation consolidates with or merges into any other person and is not the surviving or continuing person of the consolidation or merger, or transfers all or substantially all of its assets to another person, then in each of those cases, proper provisions will be made so that the successors and assigns of Parent or the Surviving Corporation (as applicable) will assume the obligations of Parent or the Surviving Corporation (as applicable) under this Agreement. This Agreement, except for the provisions of Section 5.11 (which are intended to be for the benefit of the persons identified in those sections, and may be enforced by those persons), is not intended to confer any rights or remedies upon any other person except the parties.

            Section 8.6.      Governing Law. This Agreement will be governed by the laws of Michigan as to all matters, including matters of validity, construction, effect, performance and remedies.

            Section 8.7.      Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

            Section 8.8.      Interpretation. The article and section headings contained in this Agreement are solely for convenience of reference, are not part of the agreement of the parties and will not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (a) the term "person" will mean and include an individual, partnership, joint venture, corporation, trust, unincorporated organization and government or any department or agency thereof, (b) the term "subsidiary" of any specified corporation will mean any corporation of which a majority of the outstanding securities having ordinary voting power to elect a majority of the board of directors are directly or indirectly owned by the specified corporation or any other person of which a majority of the equity interests therein are, directly or indirectly, owned by the specified corporation, (c) the term "including" and similar words will mean "including, without limitation," unless the context otherwise requires or unless otherwise specified, and (d) the term "to the knowledge of the Company" (or similar words) will mean to the actual knowledge of Richard L. Antonini, F. Robert Woudstra, John J. Hannigan, David A. Heatherly, Larry J. Orange, Paul D. Yared and Kenneth C. Haines; provided, however, that the knowledge of Kenneth C. Haines is limited to his actual knowledge through October 14, 1999.

            Section 8.9.      Entire Agreement. This Agreement, the Disclosure Schedule and the Confidentiality Agreement (the "Transaction Documents") embody the entire agreement and understanding of the parties in respect of the subject matter contained in the Transaction Documents and supersede all prior agreements and understandings among the parties with respect to that subject matter. There are no representations, promises, warranties, covenants or undertakings in respect of that subject matter, other than those expressly set forth or referred to in the Transaction Documents.

            Section 8.10.      Severability. If any provision of this Agreement is invalid, illegal or incapable of being enforced under applicable law or public policy, then all other provisions of this Agreement nevertheless will remain in full force and effect so long as the economic or legal substance of the Merger and the other transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon determination that any provision is invalid, illegal or incapable of being enforced, in lieu of the illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to the illegal, invalid or unenforceable provision as may be possible.

                        Parent, Sub and the Company have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

SPARTAN PARENT CORP.	SPARTAN ACQUISITION CO.

By: /s/ Martin D. Feinstein	By: /s/ Martin D. Feinstein
Name: Martin D. Feinstein	Name: Martin D. Feinstein
Title: President	Title: President
"Parent"	"Sub"

FOREMOST CORPORATION OF
AMERICA

By: /s/ Richard L. Antonini
Name: Richard L. Antonini
Title: Chairman, Chief Executive Officer and
President
"Company"

            Farmers Insurance Exchange, Fire Insurance Exchange and Truck Insurance Exchange, three insurance exchanges (collectively, the "Exchanges"), hereby jointly and severally guarantee to the Company the full and prompt payment and performance (not just collection) by Parent and Sub of all of Parent's and Sub's covenants and obligations under this Agreement and any ancillary agreements and join in the representations and warranties contained in Article IV. If Parent or Sub does not perform a covenant or obligation under this Agreement or any ancillary agreement, the Exchanges promptly will perform the covenant or obligation. This guaranty is an absolute, irrevocable, primary, continuing, unconditional and unlimited guaranty of performance and payment, and is not a guaranty of collection. This guaranty will remain in full force and effect (and will remain in effect notwithstanding any amendment to this Agreement) until all of Parent's and Sub's obligations under this Agreement and all ancillary agreements have been paid, observed, performed or discharged in full. The Exchanges have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

FARMERS INSURANCE EXCHANGE	FIRE INSURANCE EXCHANGE

By: FARMERS GROUP, INC., d/b/a Farmers	By: FIRE UNDERWRITERS ASSOCIATION,
Underwriters Association, its attorney-in- fact	its attorney-in-fact

By: /s/ Martin D. Feinstein	By: /s/ Martin D. Feinstein
Name: Martin D. Feinstein	Name: Martin D. Feinstein
Title: Chairman, President and	Title: Vice President
Chief Executive Officer

TRUCK INSURANCE EXCHANGE

By: TRUCK UNDERWRITERS ASSOCI-
ATION, its attorney-in-fact

By: /s/ Martin D. Feinstein
Name: Martin D. Feinstein
Title: Vice President

MORGAN STANLEY DEAN WITTER

ANNEX B

 MORGAN STANLEY DEAN WITTER
1585 BROADWAY NEW YORK, NEW YORK 10036 (212) 761-4000

October 18, 1999

Board of Directors
Foremost Corporation of America
5600 Beech Tree Lane
Caledonia, MI 49316

Members of the Board,

We understand that Foremost Corporation of America ("Foremost" or the "Company"), Spartan Parent Corp. ("Parent") and Spartan Acquisition Co., a wholly owned subsidiary of Parent ("Acquisition Sub") propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated as of October 15, 1999 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Acquisition Sub with and into Foremost. Pursuant to the Merger, Foremost will become a wholly owned subsidiary of Parent and each outstanding share of common stock, par value $1.00 per share of Foremost (the "Common Stock"), other than shares held in treasury or held by Parent or any affiliate of Parent or as to which dissenters' rights have been perfected, will be converted into the right to receive $29.25 per share in cash. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

(i)	Reviewed certain publicly available financial statements and other information of the Company;

(ii)	Reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

(iii)	Reviewed certain financial projections prepared by the management of the Company;

(iv)	discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

B-1

MORGAN STANLEY DEAN WITTER

(v)	reviewed the reported prices and trading activity for the Common Stock;

(vi)	compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

(vii)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

(viii)	participated in discussions and negotiations among representatives of the Company, Parent and certain other parties and their financial and legal advisors;

(ix)	reviewed the Merger Agreement and certain related documents; and

(x)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services.

It is understood that this letter is for the information of the Board of Directors of the Company, except that this opinion may be included in its entirety in any filing made by Foremost with the Securities and Exchange Commission with respect to the Merger. Morgan Stanley expresses no opinion or recommendation as to how the shareholders of Foremost should vote at the shareholders' meeting held in connection with the Merger.

Based on the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By: /s/ Phillip S. Barnett
Phillip S. Barnett
Managing Director

B-2

Please mark your
[X]	vote as in this
example.

          This proxy is solicited by the Board of Directors. When properly executed, it will be voted in the manner directed. If no direction is given, this Proxy will be voted FOR the merger proposal.

The Board of Directors Recommends a Vote FOR the Merger Proposal

1.	Approval of Agreement	FOR	AGAINST	ABSTAIN	2.	In the discretion of the Proxies named
	and Plan of Merger and the					herein, the Proxies are authorized to
	Transactions Contemplated	[ ]	[ ]	[ ]		vote upon other matters as may
	by the Merger Agreement					properly come before the meeting or
any adjournments thereof

The signer hereby revokes all Proxies heretofore given by
the signer to vote at said meeting or any adjournments
thereof.

NOTE:	Please sign exactly as name appears hereon.
Joint owners should each sign. When signing
as attorney, executor, administrator, trustee or
guardian, please give full title as such.

SIGNATURE(S)	DATE

%²FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL%²

[FOREMOST CORPORATION OF AMERICA LOGO]

For this Special Meeting, you may vote by mail, telephone or the Internet. To be counted, proxy, telephone or Internet votes must be received before the meeting or any adjournments. Do not mail this proxy card if you vote by telephone or the Internet.

To vote over the Internet:
•	Log on to the Internet and go to the Web site http://www.eproxyvote.com/fom 24 hours a day, 7 days a week

To vote over the telephone:
•	On a touch-tone telephone call 1-877-PRX-VOTE (1-877-779-8683) 24 hours a day, 7 days a week

•	Non-U.S. shareholders should call 1-201-536-8073

If you vote your shares electronically, you will be asked to use your voter control number as printed in the box above, just below the perforation.

Your electronic vote authorizes the named proxies to vote in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

Your vote is important. Thank you for voting.

-i-

FOREMOST CORPORATION OF AMERICA

This Proxy is Solicited by the Board of Directors for Special Meeting
of Shareholders to be held on February 25, 2000

P R O

The undersigned acknowledges receipt of the Notice of Special Meeting and Proxy Statement for the Special Meeting of Shareholders of Foremost Corporation of America to be held on Friday, February 25, 2000, and hereby appoints Richard L. Antonini, F. Robert Woudstra and Larry J. Orange, or any one of them, attorneys and proxies of the undersigned, each with full power of substitution, to vote all shares of the undersigned in Foremost Corporation of America at the Special Meeting, and at any adjournment thereof, for the purpose of acting upon the proposals referred to below, and of acting in their discretion upon such other matters as may properly come before the meeting.

X Y

Approval of Agreement and Plan of Merger between Spartan Parent Corp., Spartan Acquisition Co. and Foremost Corporation of America, dated as of October 18, 1999, and the transactions contemplated by the merger agreement

  (change of address)

__________________________________

__________________________________

__________________________________

__________________________________

(If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

You are encouraged to specify your choice by marking the appropriate boxes. SEE REVERSE SIDE. The proxies cannot vote your shares unless you sign and return this card.

SEE REVERSE

Fold and Detach Here

-ii-

EXHIBIT INDEX

Exhibit No.	Document

23	Consent of Independent Certified Public Accountants